UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTPOINT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	2200	11-3752279
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28 East 28 Street
New York, NY 10016
Telephone: (212) 930-2001

(Name, address including zip code, and telephone number,
including area code, of agent for service)

Yevgeny Fundler, Esq.
28 East 28 Street
New York, NY 10016
Telephone: (212) 930-2001
Facsimile: (212) 679-2989

(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Jason M. Shargel, Esq.
Cozen O’Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
Telephone: (215) 665-6914
Facsimile: (215) 701-2179

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share	5,882,404	$5.86	(1)	$34,470,887.44		$4,002.07
Subscription Rights	5,986,502	$0.01	(2)	$59,865.02		$6.95
Common Stock par value $.01 per share(3)	5,986,502	$8.772		$52,513,595.54	(4)	$6,096.83
						$10,105.85

(1)	Common stock (“Common Stock”) may be offered by the holders thereof upon the basis of fluctuating market prices. Because there has been no trading to date in our Common Stock as contemplated by Rule 457(c) under the Securities Act of 1933, the filing fee for the Common Stock has been calculated based on the book value of the Common Stock as of December 31, 2010. The value assigned to the Common Stock is being used solely for the purposes of determining the registration fee; there is no assurance that this value reflects the current market value of the Common Stock.
(2)	Subscription rights may be offered by the holders thereof upon the basis of fluctuating market prices. Because there has been no trading to date in the subscription rights as contemplated by Rule 457(c) under the Securities Act of 1933, the filing fee has been calculated based on the estimated maximum offering price of the subscription rights of $0.01. The value assigned to the subscription rights is being used solely for the purposes of determining the registration fee; there is no assurance that this value reflects the current market value of the subscription rights.
(3)	Represents the shares of stock issuable upon the exercise of the subscription rights.
(4)	Represents the gross proceeds from the assumed exercise of the subscription rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2011

PROSPECTUS

WESTPOINT INTERNATIONAL, INC.

5,882,404 Shares of Common Stock, $0.01 par value

5,986,502 Rights to Subscribe for Common Stock, $0.01 par value

5,986,502 Shares of Common Stock, $0.01 par value, issuable upon
Exercise of Rights to Subscribe for Such Shares

Under the terms of an Asset Purchase Agreement approved by the United States Bankruptcy Court for the Southern District of New York in the bankruptcy case of WestPoint Stevens Inc. and certain of its subsidiaries, we issued to first lien creditors of WestPoint Stevens Inc. shares of our Common Stock, $0.01 par value, and subscription rights to purchase shares of our Common Stock for an exercise price of $8.772 per share. Subscription rights that were to be issued to second lien creditors under the terms of the Asset Purchase Agreement were held in escrow pending resolution of objections by certain first lien creditors, and pursuant to an order of the Bankruptcy Court entered on December 6, 2010, the subscription rights were delivered in part to the first lien creditors and in part to the second lien creditors.

Certain of the holders of our Common Stock, who received their shares under the terms of the Asset Purchase Agreement, are offering 5,882,404 shares of our Common Stock and certain of the holders of our subscription rights are offering the 5,986,502 shares of our Common Stock that they will receive upon exercise of their subscription rights. We refer to the holders of our Common Stock who are offering their shares of Common Stock and the holders of our subscription rights who are offering the shares of Common Stock that they will receive upon exercise of their subscription rights as “selling stockholders.” Certain holders of our subscription rights, referred to as “selling rights holders,” are offering subscription rights to purchase 5,986,502 shares of our Common Stock.

We are offering up to 5,986,502 shares of our Common Stock, for an exercise price of $8.772 per share, to holders of subscription rights who acquire subscription rights from selling rights holders.

We refer to the subscription rights to purchase our Common Stock at the exercise price of $8.772 per share as the “subscription rights.” We refer to the offering of shares of our Common Stock upon exercise of the subscription rights as the “subscription rights offering.” We refer to the selling stockholders and selling rights holders collectively as the “selling security holders.” We refer to the offering of shares of our Common Stock by the selling stockholders as the “selling stockholder offering.” We refer to the offering of subscription rights by the selling rights holders as the “selling rights holder offering.” We refer to the selling stockholder offering and the selling rights holder offering collectively as the “selling security holder offerings.” We refer to the subscription rights offering and the selling security holder offerings collectively as the “offerings.”

The subscription rights expire at 5:00 p.m. New York City time on [insert date that is 30 days from the effective date]. The selling rights holders may transfer their subscription rights until 5:00 p.m. New York City time on [insert date that is 30 days from the effective date]. The selling stockholders may sell their shares until 5:00 p.m. New York City time on [insert date that is 90 days from the effective date].

Investing in our Common Stock or subscription rights involves risks. We urge you to carefully read the “risk factors” section beginning on page 11 before you make any investment decision.

The selling security holders may sell or distribute their shares or subscription rights through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price, if any, prevailing at the time or a privately negotiated price.

The net proceeds of the subscription rights offering will be used for general business purposes. We will not receive any of the proceeds from the selling security holder offerings. We will pay substantially all expenses incident to the offerings. The shares and the subscription rights being offered in the selling security holder offerings were acquired by the selling security holders directly from us in transactions exempt from registration under the securities laws.

No public market currently exists for our Common Stock or the subscription rights. Our Common Stock is not currently listed, nor do we currently intend to list our Common Stock, on any national exchange or market system.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2011.

i

QUESTIONS AND ANSWERS

In this prospectus, “we,” “us,” “our,” and the “Company” each refers to WestPoint International, Inc., a Delaware corporation, and not to its current or future subsidiaries unless the context otherwise requires or as expressly stated.

The Selling Security Holder Offerings

Q.	Why are the selling security holder offerings being made?
A.	Under the terms of an Asset Purchase Agreement approved by the United States Bankruptcy Court for the Southern District of New York in the bankruptcy case of WestPoint Stevens Inc. and certain of its subsidiaries, we issued to first lien creditors of WestPoint Stevens Inc. shares of our Common Stock, $0.01 par value, and subscription rights to purchase shares of our Common Stock for an exercise price of $8.772 per share. Under the registration rights agreement entered into in connection with the closing of the Asset Purchase Agreement, we are required to register for resale our Common Stock and subscription rights that we issued to lien holders of WestPoint Stevens Inc., as well as the Common Stock issued upon exercise of the subscription rights by the lien holders of WestPoint Stevens Inc., who comply with the procedures specified in the registration rights agreement. The Asset Purchase Agreement also provided for us to issue 4,876,357 subscription rights to second lien creditors of WestPoint Stevens Inc.; however, those subscription rights were held in escrow pending resolution of objections by certain first lien creditors. Pursuant to an order of the Bankruptcy Court entered on December 6, 2010, those subscription rights were delivered in part to the first lien creditors and in part to the second lien creditors.
Q.	Who is offering the shares of Common Stock and subscription rights for purchase in the selling security holder offerings?
A.	The selling stockholders and selling rights holders listed as “Selling Security Holders” on page 18 of this prospectus.
Q.	How many shares of Common Stock are being offered in the selling stockholder offering?
A.	Certain of the holders of our Common Stock, who received their shares under the terms of the Asset Purchase Agreement, are offering 5,882,404 shares of our Common Stock and certain of the holders of our subscription rights are offering the 5,986,502 shares of our Common Stock that they will receive upon exercise of their subscription rights.
Q.	How long are these shares of Common Stock being offered for sale?
A.	The selling stockholders have until 5:00 p.m. New York City time on [insert date that is 90 days from effective date] to sell their shares of Common Stock.
Q.	Subscription rights to purchase how many shares of Common Stock are being offered in the selling rights holder offering?
A.	Subscription rights to purchase 5,986,502 shares of our Common Stock are being offered in the selling rights holder offering.
Q.	How long are these subscription rights being offered for sale?
A.	The selling rights holders have until 5:00 p.m. New York City time on , 2011 [insert date that is 30 days from effective date] to sell their subscription rights.
Q.	At what price are the shares of Common Stock and subscription rights being offered in the selling security holder offerings?
A.	The price may be the market price, if any, prevailing at the time or a privately negotiated price. No public market currently exists for our Common Stock or the subscription rights. We currently do not intend to list our Common Stock or subscription rights on any national exchange or market system.

The Subscription Rights Offering

Q.	What is a subscription right?
A.	Each subscription right entitles the holder to subscribe for shares of our Common Stock at an exercise price of $8.772 per share.
Q.	Why are we making this subscription rights offering?
A.	We are making this subscription rights offering pursuant to the terms of an Asset Purchase Agreement dated as of June 23, 2005 (and related documents) by and among us and our subsidiaries, including WestPoint Home, Inc., as purchaser, and WestPoint Stevens Inc. and several of its subsidiaries, as sellers, approved by the United States Bankruptcy Court for the Southern District of New York in the bankruptcy case of WestPoint Stevens Inc. and certain of its subsidiaries. Under the terms of the Asset Purchase Agreement, we issued subscription rights to purchase an aggregate of 9,373,645 shares of our Common Stock for an exercise price of $8.772 per share to first lien creditors of WestPoint Stevens Inc. The Asset Purchase Agreement also provided for us to issue 4,876,357 subscription rights to second lien creditors of WestPoint Stevens Inc. However, those subscription rights were held in escrow pending resolution of objections by certain first lien creditors. Pursuant to an order of the Bankruptcy Court entered on December 6, 2010, those subscription rights were delivered in part to the first lien creditors and in part to the second lien creditors.
Q.	Is the issuance of Common Stock to all holders of subscription rights upon their exercise of their subscription rights being registered pursuant to the registration statement of which this prospectus is a part?
A.	No. Only those holders of subscription rights who acquired their subscription rights from selling rights holders are eligible to receive, upon exercise of their subscription rights, shares of our Common Stock that are included in the registration statement of which this prospectus is a part. Holders of subscription rights who acquired their subscription rights directly from us under the terms of the Asset Purchase Agreement will be entitled to exercise their subscription rights during the same time period and by the same procedures as described in this prospectus, but will receive, upon exercise of their subscription rights, unregistered shares of our Common Stock. Under applicable securities law principles, because the subscription rights were issued to those holders in an unregistered transaction that was exempt from the registration requirements of the Securities Act of 1933, the Common Stock issued upon exercise of those holders subscription rights must also be issued on an unregistered basis. However, those holders had the right to require the Company to register the resale of those unregistered shares as part of the selling security holders offering.
Q.	How will you use the proceeds of the subscription rights offering?
A.	We intend to use the net proceeds of the subscription rights offering for general business purposes which may include, from time to time, working capital for the operations and possible expansion of operations of the Company.
Q.	How long do I have to decide whether to exercise my subscription rights?
A.	The subscription rights expire on _________, 2011 [30 days after the effective date] at 5:00 p.m., New York City time, which we refer to as the “subscription rights expiration date.” Registrar and Transfer Company (the “rights agent”) must receive all required documents and payments before that date and time for your exercise to be valid.
Q.	Are subscription rights transferable?
A.	Subscription rights holders listed as “Selling Security Holders” on page 18 of this prospectus, and their transferees, if any, may transfer the subscription rights held by them from the date of this prospectus until the subscription rights expiration date.

Q.	How many shares of Common Stock are you offering to me in the subscription rights offering?
A.	You are receiving subscription rights to purchase the amount of Common Stock set forth on your subscription rights certificate.
Q.	When is payment of the exercise price for the shares due?
A.	You must send payment for the full amount of the exercise price for the number of shares of Common Stock you wish to purchase at the time you exercise your subscription rights.
Q.	When and how will I receive the shares of Common Stock I have purchased?
A.	Common Stock purchased upon exercise of the subscription rights will be issued as soon as reasonably practicable after the subscription rights expiration date. We will mail certificates representing the shares of Common Stock to you, or deposit them in your brokerage account, as you request.
Q.	What will happen if I do not exercise my subscription rights?
A.	If you do not properly exercise your subscription rights by the subscription rights expiration date, you will not receive any Common Stock in this subscription rights offering and will have no other rights with respect to your subscription rights. Any subscription rights not exercised prior to 5:00 p.m., New York City time, on the subscription rights expiration date will be cancelled.
Q.	What will happen to the leftover subscription rights if the subscription rights offering is not fully subscribed?
A.	Under our agreement with Icahn Enterprises Holdings L.P., which we refer to as “IEH”, IEH has agreed to purchase at the exercise price of $8.772 per share, through a direct or indirect subsidiary, a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.
Q.	How do I exercise my subscription rights if I elect to purchase shares?
A.	If you are entitled to purchase shares of Common Stock pursuant to the subscription rights offering, you must
(a)	complete and sign your original subscription rights certificate (copies will not be accepted), including Form 1 and Form 2, if applicable, and
(b)	return the signed original subscription rights certificate in the envelope provided, together with payment for all shares of Common Stock subscribed for in the form of either:
(1)	a check of a U.S. bank for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company,
(2)	a certified check, bank draft, or money order for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company, or
(3)	a wire transfer of payment and notification that payment for the shares of Common Stock was sent prior to the subscription rights expiration date via wire transfer directly to a bank account maintained by Registrar and Transfer Company at [insert name of bank], ABA ROUTING #: [insert number], for credit to Account #: [insert number].
Q.	What fees or charges apply if I purchase shares of Common Stock by exercising my subscription rights?
A.	We are not charging any fee or sales commission to issue rights to you or to issue shares of Common Stock to you if you exercise your subscription rights. If you exercise subscription rights through a broker, bank, or other nominee, you are responsible for paying any fees that person may charge.

Q.	May I change or cancel my exercise of subscription rights after I send in the required forms?
A.	No. Once you send in your subscription rights certificate and payment, or your broker, bank or other nominee sends in your subscription rights certificate and the payment, you will not be allowed to revoke or change the exercise of your subscription rights, even if you later learn new or additional information about us that you consider to be unfavorable.
Q.	What happens if my payment does not correspond to the number of shares of Common Stock that I have requested?
A.	If you do not indicate on your subscription rights certificate the number of shares of Common Stock you wish to purchase, or if the payment you forward does not correspond to the number of shares of Common Stock that you indicate you wish to purchase, then we will accept payment only for the maximum number of shares of Common Stock that may be exercised based on the actual payment delivered up to the maximum number of shares for which you are entitled to subscribe. We will return any payment amount in excess of the aggregate exercise price for the maximum number shares for which you may subscribe, without interest, as soon as reasonably practicable after the subscription rights expiration date.
Q.	How many shares of Common Stock will be outstanding after issuance of Common Stock upon the exercise of all subscription rights?
A.	We expect that we will have 30,000,002 shares of Common Stock outstanding immediately after the issuance of Common Stock upon exercise of all subscription rights. This amount includes all the subscription rights issued in the Asset Purchase Agreement, not just the subscription rights being registered pursuant to the registration statement of which this prospectus is a part.

General Information

Q.	Has the board of directors made a recommendation regarding the offerings?
A.	No. We and our board of directors are not making any recommendations regarding the offerings.
Q.	What risk factors should I consider in respect to the offerings?
A.	We urge you to carefully read the “Risk Factors” section beginning on page 11 before you make any investment decision.
Q.	Who is acting as rights agent?
A.	If you have any questions as to whether your completed subscription rights certificate or payment has been received, please contact the rights agent at:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
Attn: William Tatler, Vice President
Tel: (800) 525-7686 ext. 2547
Email: wtatler@rtco.com

Before making an investment decision, we advise you to consult with your investment, tax and other professional financial advisors regarding an investment in our company.

PROSPECTUS SUMMARY

In this prospectus, “we,” “us” and “our” each refers to WestPoint International, Inc., a Delaware corporation, and not to its current or future subsidiaries unless the context otherwise requires or as expressly stated.

The Company

Background

WestPoint International, Inc. was incorporated in Delaware on February 25, 2005 as WS Textile Co., Inc. In July 2005, we amended our Certificate of Incorporation to change our name to WestPoint International, Inc. WestPoint International, Inc. was a wholly-owned subsidiary of Textile Holding LLC (“Textile Holding”) through August 8, 2005. Textile Holding is a wholly-owned subsidiary of IEH. Icahn Enterprises L.P. (“IEP”) owns a 99% limited partnership interest in IEH. As of September 30, 2010, affiliates of Carl C. Icahn beneficially owned an aggregate of approximately 92.6% of the outstanding depositary units representing IEP limited partner interests. Icahn Enterprises G.P. Inc. (“IGP”) owns a 1% general partner interest in IEH. IGP is a wholly owned subsidiary of Beckton Corp. All of the outstanding capital stock of Beckton Corp. is owned by Mr. Icahn.

On August 8, 2005, we and our subsidiaries completed the purchase of substantially all the assets of WestPoint Stevens Inc. and three of its subsidiaries, WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Stevens Enterprises, Inc. (collectively, “WestPoint Stevens”) pursuant to an Asset Purchase Agreement, dated as of June 23, 2005 (the “Asset Purchase Agreement”). WestPoint Stevens Inc. and several of its subsidiaries, including the subsidiaries that are parties to the Asset Purchase Agreement and J.P. Stevens & Co., Inc., which is not a party to the Asset Purchase Agreement, had filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on June 1, 2003. The United States Bankruptcy Court for the Southern District of New York approved the Asset Purchase Agreement and the sale of the assets pursuant to Section 363 of the United States Bankruptcy Code by order entered on July 8, 2005. Before the asset purchase transaction, we did not have any business operations. As a result of the sale, we own all of the purchased assets through WestPoint Home, Inc. (“WestPoint Home”), and our other indirect wholly-owned subsidiaries and WestPoint Home is the primary operating entity for our business.

Pursuant to the terms of the Asset Purchase Agreement, WestPoint Home paid to WestPoint Stevens an aggregate of $92.5 million in cash and we assumed certain liabilities of WestPoint Stevens and its subsidiaries. In addition, in accordance with the Asset Purchase Agreement, the holders of WestPoint Stevens’ first lien debt received 10,500,000 shares of our Common Stock. As the holder of approximately 40% of WestPoint Stevens’ first lien debt, Aretex, LLC, an affiliate of IEP (“Aretex”), acquired the right to 4,198,804 shares of our Common Stock, which it assigned to Textile Holding at closing under the Asset Purchase Agreement. Textile Holding purchased, for $187 million, 5,250,000 shares of our Common Stock which we expect will represent 17.5% of our outstanding Common Stock after exercise of all subscription rights issued pursuant to the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the holders of WestPoint Stevens’ first and second lien debt received rights to subscribe for an aggregate of 14,250,002 additional shares of our Common Stock, which would represent 47.5% of our outstanding Common Stock after exercise of all subscription rights issued pursuant to the Asset Purchase Agreement, for the exercise price of $8.772 per share and an aggregate exercise price of $125 million. On August 8, 2005, Textile Holding, as assignee of Aretex, exercised the subscription rights allocated to it, resulting in its acquisition of an additional 3,748,389 shares of our Common Stock. In addition, under our agreement with IEH, IEH has agreed to purchase at the exercise price, through a direct or indirect subsidiary, a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares. As a result, IEH may acquire beneficial ownership of up to an additional 35% of our Common Stock at a cost of approximately $92 million (paid by surrender of shares of Series A-2 Preferred Stock) if no other holders of subscription rights exercise any of their subscription rights.

We were defendants in two significant lawsuits. As discussed above, IEP had acquired ownership of a majority of the Common Stock through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, we acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that could have reduced IEP’s ownership of our stock below 50%. In its March 26, 2010 decision, the Second Circuit held that IEP is entitled to own a majority of our common stock, and thus have control of us. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that IEP’s percentage ownership of the common stock will be at least 50.5%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling, and the District Court has done so. The Bankruptcy Court entered an Order on December 6, 2010 implementing the Second Circuit’s decision. As a result, after exercise of all subscription rights issued pursuant to the Asset Purchase Agreement and the completion of the subscription rights offering, IEP and its affiliates will beneficially own between 13,197,193 and 23,698,806 shares of our Common Stock, which we expect will represent between 50.5% and 79% of our outstanding Common Stock, depending upon the extent to which the other holders of subscription rights exercise their subscription rights.

There was also a proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. After the ruling by the Second Circuit, the plaintiffs filed a modified third amended complaint in the Delaware case. In that complaint, the plaintiffs pled claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against IEP, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on the Company’s not having proceeded with a Registration Statement. Plaintiffs also asserted a contractual claim against the Company relating to the Registration Statement alleging that because the Company did not proceed with the Registration Statement, plaintiffs were unable to sell their securities in the Company, and sought to recover the diminution in the value of those securities. Plaintiffs also asserted a claim for unjust enrichment against all defendants, including the Company, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on claims that defendants were beneficiaries of a stay order improperly entered by the bankruptcy court. On November 3, 2010, the Chancery Court dismissed the modified third amended complaint in its entirety. Plaintiffs appealed to the Delaware Supreme Court. On January 31, 2011, the plaintiffs filed their opening brief on the appeal. Among other things, plaintiffs argue that the Chancery Court erred in vacating its earlier granting of summary judgment in plaintiffs’ favor on a claim for breach of contract that had been asserted in the second amended complaint and in dismissing plaintiffs’ amended claim for breach of contract asserted in the modified third amended complaint. Both of the contract claims sought an unspecified amount of damages based on our not having proceeded with the registration of our securities. Plaintiffs also argue that the Chancery Court should not have dismissed claims for breach of fiduciary duty asserted against certain of our officers, directors, and shareholders (but not against us), also based on not having proceeded with registration.

Business

On August 8, 2005, we acquired substantially all of the assets and hired substantially all of the employees of WestPoint Stevens. We continued to serve substantially all the former customers of WestPoint Stevens using facilities formerly owned and operated by WestPoint Stevens. Our business consists of manufacturing, sourcing, distributing, marketing and selling home fashion consumer products. We market a broad range of manufactured and sourced bed, bath and basic bedding products. We make our products in a wide assortment of colors and patterns from a variety of fabrics, such as chambray, twill, sateen, flannel and linen and from a variety of fibers, such as cotton, synthetics and cotton blends.

We operate in one business segment, the consumer home fashion business, as we have the same global supply chain management, distribution centers, sales force and customers for our bed and bath products and basic bedding products.

Executive Offices

Our executive offices are located at 28 East 28 Street, New York, NY 10016. Our telephone number is (212) 930-2001.

Risk Factors

See “Risk Factors” on page 11 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to purchase Common Stock or subscription rights in the offerings.

The Offerings

The following highlights selected information from this prospectus and may not contain all information that may be important to you. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus.

The Selling Security Holder Offerings

Selling Security Holders
See the selling security holders listed as “Selling Security Holders” on page 18 of this prospectus.
Number of Shares of Common Stock Offered in the Selling Stockholder Offering
Certain of the holders of our Common Stock, who received their shares under the terms of the Asset Purchase Agreement, are offering 5,882,404 shares of our Common Stock and certain of the holders of our subscription rights are offering the 5,986,502 shares of our Common Stock that they will receive upon exercise of their subscription rights.
Number of Subscription Rights Being Offered in the Selling Rights Holder Offering
Subscription rights to purchase 5,986,502 shares of our Common Stock.
Last Date for Sales Pursuant to the Selling Stockholder Offering
5:00 p.m., New York City time on [insert date that is 90 days from effective date]
Last Date for Sales Pursuant to the Selling Rights Holder Offering
5:00 p.m., New York City time on [insert date that is 90 days from effective date]
Offering Price of Common Stock and Subscription Rights in the Selling Security Holder Offerings
The price may be the market price, if any, prevailing at the time or a privately negotiated price. No public market currently exists for our Common Stock or the subscription rights. We currently do not intend to list our Common Stock or subscription rights on any national exchange or market system.
Use of Proceeds
We will not receive any of the proceeds from selling security holder offerings.

The Subscription Rights Offering

Subscription Rights
We are registering the issuance of our Common Stock in connection with subscription rights to purchase an aggregate of 5,986,502 shares of our Common Stock for an exercise price of $8.772 per share. Each subscription right entitles its holder to subscribe for one share of our Common Stock at an exercise price of $8.772 per share. If a stock dividend or other distribution, recapitalization, merger, consolidation or similar scheme or arrangement, split-up, spin-off or combination, or similar transaction or event, affects the number of our shares of Common Stock issuable upon exercise of the subscription rights, we will make an equitable change or adjustment as we deem appropriate, in our sole and absolute discretion, in the exercise price and the number and kind of securities subject to or to be issued in connection with the exercise of the subscription rights. We will not issue fractional shares upon exercise of any subscription rights.
Only those holders of subscription rights who acquired their subscription rights from selling rights holders are eligible to receive, upon exercise of their subscription rights, shares of our Common Stock that are included in the registration statement of which this prospectus is a part. Holders of subscription rights who are former creditors of WestPoint Stevens Inc. and who acquired their subscription rights directly from us under the terms of the Asset Purchase Agreement will be entitled to exercise their subscription rights during the same time period and by the same procedures as described in this prospectus, but will receive, upon exercise of their subscription rights, unregistered shares of our Common Stock that are not included in the registration statement of which this prospectus is a part.
The subscription rights do not have voting rights, dividend rights, conversion rights, preemption rights, liquidation rights, or other rights of our stockholders.
Subscription Rights Expiration Date
5:00 p.m., New York City time on [insert date that is 30 days from effective date].
Transferability of Subscription Rights
Subscription rights holders listed as “Selling Security Holders” on page 18 of this prospectus, and their transferees, if any, may transfer the subscription rights held by them until the subscription rights expiration date.
Optional Exercise
You may exercise your subscription rights to purchase shares of our Common Stock until the subscription rights expiration date. If you do not properly exercise your subscription rights by the subscription rights expiration date, you will not receive any Common Stock in this subscription rights offering and will have no other rights with respect to your subscription rights. Any subscription rights not exercised prior to 5:00 p.m., New York City time on the subscription rights expiration date will be cancelled.
Subscription Rights Exercise Price
$8.772 per share.
Exercise and Payment
If you are entitled to purchase shares of Common Stock pursuant to the subscription rights offering, you must
(a) complete and sign your original subscription rights certificate (copies will not be accepted), including Form 1 and Form 2, if applicable, and

(b) return the signed original subscription rights certificate in the envelope provided, together with payment for all shares of Common Stock subscribed for in the form of either:
(1) a check for the full number of shares of Common Stock subscribed payable to: WestPoint International, Inc. or Registrar and Transfer Company,
(2) a certified check, bank draft, or money order for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company, or
(3) a wire transfer of payment and notification that payment for the shares of Common Stock was sent prior to the subscription rights expiration date via wire transfer directly to a bank account maintained by Registrar and Transfer Company at [insert name of bank], ABA ROUTING #: [insert number], for credit to Account #: [insert number].
We will adopt other detailed procedures as is necessary to efficiently administer and implement the exercise of the subscription rights.
No Interest on Payments
We will not pay interest with respect to any amounts received by us.
Unsubscribed Shares
Under our agreement with IEH, IEH is obligated to purchase shares of common stock through a direct or indirect subsidiary at $8.772 per share equal to the number of shares of Common Stock for which subscription rights have not been exercised. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.
Use of Proceeds
We intend to use the net proceeds of the subscription rights offering for general business purposes which may include, from time to time, working capital for the operations and possible expansion of operations of the Company. We will not receive any of the proceeds from the selling security holder offerings. In addition, we will not receive any cash proceeds from IEH’s purchase of shares, as IEH intends to surrender shares of Series A-2 Preferred Stock to purchase the shares.

Number of Shares of Common Stock to be Outstanding upon Issuance of our Common Stock upon Exercise of all Subscription Rights
30,000,002. This amount includes all the subscription rights issued in the Asset Purchase Agreement, not just the subscription rights being registered pursuant to the registration statement of which this prospectus is a part.
Questions Regarding the Subscription Rights Offering
We will determine all questions concerning timeliness, viability, form and eligibility of any exercise of the subscription rights and our determination is final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within a time specified by us, or reject a purported exercise of any subscription rights that we determine fails to comply with the applicable requirements.

Important Dates to Remember

Event
Date
Subscription rights expiration date
[insert date that is 30 days from effective date], 2011
Last date for sale of subscription rights pursuant to the selling rights holder offering
[insert date that is 30 days from effective date], 2011
Last date for sale of Common Stock pursuant to the selling stockholder offering
[insert date that is 90 days from effective date], 2011

RISK FACTORS

You should carefully consider the following risk factors and other information included in this prospectus. Certain of these risks could materially and adversely affect our business, financial condition, results or operations and prospects which could in turn materially and adversely affect the price of the Common Stock and subscription rights in this offering.

Risks Related to the Offerings and Our Common Stock

You should not consider the exercise price of the subscription rights to be the current market value of our Common Stock.

The subscription rights were part of the total consideration that we offered in our bid in the auction of the assets of WestPoint Stevens that was supervised and approved by the bankruptcy court in 2005. The exercise price was determined based on a number of factors, including the nature and amount of the other consideration offered and our desire to be the successful bidder for the assets. The exercise price was not necessarily indicative of the value of a share of Common Stock in 2005, and is not necessarily indicative of the value of a share of Common Stock currently. The market value of our Common Stock may decline during or after the offerings because of, among other reasons, developments relating to our business, our industry or the economy generally or relating to issuances or sales of our Common Stock or other securities.

There has been no public trading market for our securities. We do not currently intend to list our shares on a public market and it is unlikely that an active public trading market will develop after the offerings. We may cease filing public reports under the Securities Act in 2012.

Before the offerings, there has been no public trading market for our Common Stock or subscription rights. Because of the limited number of holders of our Common Stock and subscription rights, it is unlikely that an active public trading market for our Common Stock will develop or be maintained after the offerings. Furthermore, we do not currently intend to apply to list our shares on any exchange or other reporting system, such as the OTC Bulletin Board. In addition, we are under no obligation to continue to file public reports under the Securities Act during any fiscal year, other than the fiscal year within which the registration statement of which this prospectus is a part becomes effective, if, at the beginning of such fiscal year, the securities of each class to which the registration statement relates are held of record by less than three hundred persons. As such, it is likely that we may cease filing public reports under the Securities Act in 2012, which will make it difficult to make sales of our securities.

If shares of Common Stock trade at less than $5.00 per share, under SEC regulations, the Common Stock may be defined as “penny stock,” which could further adversely affect the liquidity of our Common Stock. Accordingly, it is likely to be difficult to sell Common Stock that you purchase pursuant to the subscription rights offering or the selling stockholder offering.

Once you exercise your subscription rights, you may not revoke your commitment.

Once you exercise your subscription rights, you may not revoke your commitment. Therefore, even if circumstances arise after you have exercised your subscription rights that change your mind about investing in our Common Stock, you will nonetheless be legally bound to proceed.

You will need to act promptly and follow instructions carefully if you want to exercise your subscription rights.

Eligible holders of subscription rights and, if applicable, brokers acting on their behalf, who desire to exercise their subscription rights must: (a) complete and sign their original subscription rights certificate (copies will not be accepted), including Form 1 and Form 2, if applicable, and (b) return the signed original subscription rights certificate in the envelope provided, together with payment for all shares of Common Stock subscribed for in the form of either: (1) a check of a U.S. bank for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company, (2) a certified check, bank draft, or money order for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company, or (3) a wire transfer of payment and notification that payment for the shares of Common Stock was sent prior to the subscription rights expiration date via wire transfer directly to a bank account maintained by Registrar and Transfer Company at [insert name of bank], ABA ROUTING #: [insert number], for credit to Account #: [insert number].

If you or your broker fail to complete, sign and return the required documentation, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. We will not undertake to contact you concerning, or attempt to correct, an incomplete or incorrect submission. We have the sole discretion to determine whether a subscription right exercise properly follows the subscription procedures and whether to permit exceptions to these procedures.

The exercise of subscription rights issued pursuant to the Asset Purchase Agreement could result in a dilution of your percentage ownership of our Common Stock.

If you currently hold shares of our Common Stock and do not exercise any of your subscription rights, then your percentage ownership of our outstanding Common Stock will be reduced. Even if you exercise your subscription rights, your percentage ownership of our outstanding Common Stock may be reduced depending on the number of shares for which you subscribe.

Because our Common Stock is not listed on any national exchange, we are not subject to certain reporting and corporate governance provisions.

Our Common Stock is not listed on a national securities exchange, and we do not currently intend to apply for such a listing. Companies whose shares are listed on national exchanges are required to comply with the rules of such exchanges, which contain corporate governance requirements in addition to those contemplated by the Delaware General Corporation Law and the federal securities laws, including requirements related to:

•	Solicitation of proxies;
•	Independent directors;
•	Audit committees, Compensation Committees and Nominating Committees;
•	Stockholder approval; and
•	Stockholder voting rights.

As our Common Stock is not so listed, we are not subject to these requirements. Even if we choose to adopt corporate governance procedures similar to those mandated by these requirements, we will not be obligated to maintain any such governance procedures.

Risks Related to Our Company and Our Industry

We have had a history of net losses and negative cash flow from operations, and we can provide no assurance that we will ever generate income or positive cash flows from operations.

We have had a history of net losses. For the nine months ended September 30, 2010, we incurred net losses of $41.6 million. For the years ended December 31, 2009, 2008 and 2007, we incurred net losses of $60.4 million, $89.3 million and $186.4 million, respectively. In addition, we have not generated positive cash flows from our operations. For the nine months ended September 30, 2010, we had net cash used in operating activities of $59.2 million. For the years ended December 31, 2009, 2008 and 2007, we had net cash used in operating activities of $54.1 million, $12.7 million and $68.8 million, respectively.

We can provide no assurance that we will ever generate income or positive cash flows from operations. Until we are able to generate positive cash flows from our operations, we will continue to require external financing to operate our business, for which we have no commitments after June 2011 when our revolving credit agreement expires.

Our operating history commenced in 2005 when we acquired our business from the former owners through bankruptcy proceedings. Certain of the issues that contributed to WestPoint Stevens filing for bankruptcy continue to affect our business operations and financial condition.

We commenced operations on August 8, 2005 concurrent with the acquisition of assets from WestPoint Stevens as part of its bankruptcy reorganization. Certain of the issues that contributed to WestPoint Stevens’ filing for bankruptcy, such as intense industry competition, the inability to produce goods at a cost competitive with overseas suppliers, the increasing prevalence of direct sourcing by principal customers and continued incurrence of overhead costs associated with an enterprise larger than the current business can profitably support, continue to exist and may continue to affect our business operations and financial condition adversely.

Companies directly or indirectly owned and controlled by Mr. Icahn are expected to own a majority of our capital stock.

After the exercise of all subscription rights, IEP and its affiliates are expected to beneficially own at least a majority and up to 79% of our Common Stock, not including shares issuable upon conversion of our Preferred Stock. In addition, IEP owns all of our outstanding Preferred Stock, which gives it the right to elect six of our ten directors. As of September 30, 2010, affiliates of Mr. Icahn beneficially owned an aggregate of approximately 92.6% of the outstanding depositary units representing IEP limited partner interests. Mr. Icahn also owns indirectly all of the Common Stock of the general partner of IEP. As a result, Mr. Icahn will have the ability to control the outcome of virtually all of our corporate actions requiring stockholder approval, including the election of all directors and the approval of any merger and other significant corporate actions. Therefore, among other matters, Mr. Icahn could prevent a change in control of the company, through a tender offer, merger or otherwise, that could give holders of our Common Stock the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. Mr. Icahn may also authorize actions or have interests that could conflict with your interests.

We may convert to a limited liability company through a merger into a newly formed limited liability company, which may cause our stockholders to recognize a taxable gain on their shares.

We may convert to a limited liability company through a merger into a newly formed limited liability company. This conversion would require the approval of our board of directors and a majority of our stockholders, which means that we could take the action without the consent of any of our stockholders other than IEP and its affiliates. For federal income tax purposes, this conversion would be treated as a liquidation of the Company. As a result, each stockholder would generally recognize taxable capital gain to the extent the fair market value of the net assets deemed distributed to it is greater than such stockholder’s basis in its shares or would generally recognize taxable capital loss to the extent that the fair market value of the net assets deemed distributed to it is less than such stockholder’s basis in its shares. After the conversion, we would be treated as a partnership, and each stockholder would be treated as a partner of such partnership, for federal income tax purposes.

Provisions in our organizational documents and under Delaware law could prevent a third party from acquiring us or limit the price investors might be willing to pay for shares of our Common Stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us even if doing so would be beneficial to our stockholders. These provisions could delay or prevent a change in control and could limit the price that investors might be willing to pay in the future for shares of our Common Stock. Our certificate of incorporation and our bylaws provide for a board of directors comprised of three classes of directors with staggered terms of office, provide that directors can be removed only for cause and with stockholder approval and impose various procedural and other requirements that could make it more difficult for stockholders to effect corporate actions. See “Description of our Common Stock — Anti-Takeover Effects.”

In December 2006, we issued IEP shares of our Series A-1 and Series A-2 Preferred Stock. The Preferred Stock provides IEP the right to elect six of our ten board directors. Furthermore, upon the completion of the offerings, IEP will hold no less than 50.5% of our Common Stock. The ability of IEP to elect a majority of our board of directors coupled with IEP’s ownership interest will likely prevent a change in control of us without IEP’s approval and could limit the price that investors might be willing to pay in the future for shares of our Common Stock.

We cannot assure you that we will be able to extend, enlarge or replace our current credit facility when it expires in June 2011.

At September 30, 2010, the Company had $22.6 million of cash and cash equivalents. For the nine months ended September 30, 2010, the Company had net cash used in operating activities of $59.2 million including increases in continuing operations working capital of $29.7 million and cash used in discontinued operations of $0.9 million.

There were no borrowings under the WestPoint Home revolving credit agreement as of September 30, 2010, but there were outstanding letters of credit of $9.8 million. Based upon the eligibility and reserve calculations within the revolving credit agreement, the Company had unused borrowing availability of $62.8 million at September 30, 2010.

Our current credit facility with Bank of America expires in June 2011. If we are unable to extend or enlarge this facility or obtain a replacement facility or other alternative financing, we may not have financing to fund our working capital needs, capital expenditures and other requirements of our business through the next twelve months. If we are able to extend this facility or obtain a replacement facility, the terms may be less advantageous than the terms of our current facility. Any of these factors could have a material adverse effect on the growth of our business and on our financial position and operating results.

From time to time we may explore additional financing methods and other means to make needed investments. Such financing methods could include stock issuance or debt financing. If our business does not improve, it is likely that this financing would be available only on terms that are not advantageous and potentially highly dilutive to existing stockholders. We cannot assure you that any additional financing will be available to us on acceptable terms.

If we are able to obtain the financing we need, the terms of the financing as well as the resulting increased indebtedness may impose operating and financial restrictions on us and may have adverse consequences to us and our stockholders.

We are exploring alternative sources of financing, any of which, if obtained, are expected to impose various operating and financial restrictions on us. These restrictions may include, among others, limitations on indebtedness, liens, asset sales, transactions with affiliates, acquisitions, mergers, capital expenditure, dividends and investments.

If we are successful in obtaining the financing we need through incurring additional indebtedness, this could have important consequences to you, including without limitation, the following:

•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to borrow money to fund future working capital, capital expenditures, debt service requirements and other general corporate requirements;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing our ability to use our cash flow for other purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	make it more difficult for us to meet our debt service obligations in the event that there is a substantial increase in interest rates because our indebtedness under our senior credit facility will bear interest at fluctuating rates; and
•	place us at a competitive disadvantage compared to our competitors that have less debt.

An increase in our indebtedness levels could also limit our business opportunities. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to refinance or restructure our indebtedness.

If we obtain the financing we need through issuing additional equity, our current shareholders may suffer substantial dilution in their ownership percentages and their interests may be subordinated to the holders of senior equity who may have economic interests and other rights that holders of our Common Stock do not have.

The home fashion industry is cyclical, seasonal and highly correlated to home sales.

The home fashion industry is both cyclical and seasonal, which affects our performance. Traditionally, the home fashion industry is seasonal, with a peak sales season in the fall. In response to this seasonality, we increase our inventory levels during the first six months of the year to meet customer demands for the peak fall season. In addition, the home fashion industry is traditionally cyclical and our performance may be negatively affected by downturns in consumer spending. The home fashion industry is also highly correlated to home sales, and our performance has been negatively affected by the recent downturn in this market.

The loss of any of our large customers could have an adverse effect on our business.

During fiscal 2009, our six largest customers accounted for approximately 59% of our net sales. During the nine months ended September 30, 2010, we had six customers who accounted for approximately 62% of our net sales. Other retailers have indicated that they intend to significantly increase their direct sourcing of home fashion products from foreign sources. The loss of any of our largest accounts, or a material portion of sales to those accounts, would have an adverse effect upon our business, which could be material.

A substantial portion of our sales are derived from licensed designer brands. The loss of a significant license could have an adverse effect on our business.

A portion of our sales is derived from licensed designer brands. The loss of a significant license could have a material adverse effect on our business. The only licensed brand that contributed greater than 10% of our revenues for the year ended December 31, 2009 and for the nine months ended September 30, 2010 was “Ralph Lauren,” which contributed $112.6 million and $98.8 million, respectively, during such periods. The license agreements for our designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that sales thresholds set forth in the license agreements are met. The loss of a significant license could have an adverse effect upon our business, which effect could be material. Under certain circumstances, these licenses can be terminated without our consent due to circumstances beyond our control.

We currently operate as a licensee to Ralph Lauren Home in the product categories of fashion bed, bath, utility bedding and blankets. As a result of an ongoing strategic effort on the part of Ralph Lauren to take certain of its licensed businesses in-house, our license with Ralph Lauren in such categories will terminate on April 30, 2011. We will continue to supply fashion bed and bath products, made at our facility in Bahrain and joint venture facility in Pakistan to Ralph Lauren as a vendor, rather than a licensee. Our license with Ralph Lauren in the utility bedding and blanket categories, which was set to expire on December 31, 2010, has been extended to December 31, 2012. There is no assurance that in the aggregate the revenue stream from new sales to Ralph Lauren in the future that result from our new role as a vendor to Ralph Lauren will equal the aggregate revenue stream generated from our acting as a licensee in prior years.

During 2010 there has been a shortage of the principal raw materials we use to manufacture our products, particularly cotton and cotton yarn, that has forced us to pay significantly more for those materials. Continuing or future shortages will increase our cost of goods and cause us to increase our prices, which could have an adverse effect on our operations, or, to the extent we are not able to pass the cost increases to our customers, the margins on our products will be decreased.

Any shortage in the raw materials we use to manufacture our products could adversely affect our operations. The principal raw materials that we use in the manufacture of our products are cotton of various grades and staple lengths and polyester and nylon in staple and filament form. During 2010 there was a shortage of cotton and cotton yarn that has forced us to pay significantly more for those materials. The shortages have resulted from weather problems in Pakistan, which have decreased cotton production, as well as increased internal usage in India and China. In addition, these countries, as well as other countries in the region, have decreased exports to protect domestic supplies. Furthermore, the shortages have resulted in the unwillingness of many producers to enter into long-term supply agreements, which has resulted in increased price volatility. These shortages have also resulted in increased prices for other raw materials, including polyester and nylon. The increases in production costs in recent periods has negatively affected our operating margins. In addition, freight transportation costs increases have further increased our aggregate costs of raw materials. We have not been able to pass all these cost increases to our customers through increased prices and, as a result, the margins on our products have decreased. To the extent we increase the prices of our products to take into account our increased costs, our sales may be negatively affected. The shortages may also impact the availability of raw materials, thereby adversely impacting the timing and volume of our sales. The shortages have continued into 2011 and we cannot determine when the shortages will end. See further discussion at “Qualitative And Quantitative Disclosure About Market Risks.”

Our industry is very competitive and our success depends on our ability to compete effectively in the market.

The home fashion industry is highly competitive. Our future success will, to a large extent, depend on our ability to be a low-cost producer and to remain competitive. We compete with both foreign and domestic companies on, among other factors, the basis of price, quality and customer service. In the home fashion market, we compete with many companies. Our future success depends on our ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. Any failure to compete effectively could adversely affect our sales and, accordingly, our operations. Additionally, the easing of trade restrictions over time has led to growing competition from low priced products imported from Asia and Latin America. The lifting of import quotas in 2005 has accelerated the loss of our market share. There can be no assurance that the foreign competition will not grow to a level that could have an adverse effect upon our ability to compete effectively.

We have increased the percentage of our products that are made overseas. There is no assurance that we will be successful in obtaining goods of sufficient quality on a timely basis and on advantageous terms. We are subject to additional risks relating to doing business overseas.

We have increased the percentage of our products that are made overseas and face additional risks associated with these efforts. We currently have a manufacturing facility that we own through a subsidiary in Bahrain and a manufacturing facility that we partially own pursuant to a joint venture in Pakistan. We also have a sourcing office in China and we purchase from manufacturers in many foreign countries. We have only limited experience in overseas procurement and, accordingly, we cannot assure you that we will be successful in obtaining goods of sufficient quality on a timely basis and on advantageous terms. Adverse factors that we may encounter include:

•	logistical challenges caused by distance;
•	changes in the laws or government policies of foreign countries, especially Bahrain and Pakistan;
•	rising costs of transportation;
•	potential disagreements with joint venture partners;
•	language and cultural differences;
•	legal and regulatory restrictions, including import and export controls, duties, tariffs, and other similar charges;
•	the difficulty of effectively enforcing agreements with overseas suppliers;
•	currency exchange rate fluctuations;
•	limits on the repatriation of funds;
•	political and economic instability; and
•	potential adverse tax consequences.

There has been consolidation of retailers of our products that may reduce our profitability.

Retailers of consumer goods have consolidated, which has resulted in retailers becoming fewer and larger over time. As buying power has become more concentrated, pricing pressure on vendors has grown. With the ability to buy imported products directly from foreign sources, retailers’ pricing leverage has increased and also allowed for growth in retailer-controlled private label brands that displace and compete with our proprietary brands. Retailers’ pricing leverage has resulted in a decline in our unit pricing and margins and resulted in a shift in product mix to more private label programs. If we are unable to diminish the decline in our pricing and margins, we may not be able to achieve profitability.

We continue to restructure our operations but these efforts may not be successful.

To improve our competitive position, we intend to continue to significantly reduce our cost of goods sold by restructuring some of our remaining operations in the plants located in the United States, increasing production within our non-U.S. facilities and joint venture operation and sourcing goods from lower-cost overseas facilities and vendors. There is no assurance that we will be successful in our continuing restructuring efforts, the failure of which could adversely impact our profitability and ability to compete effectively.

The retail industry in the United States is highly competitive and subject to the various economic cycles of consumer demand. We are subject to the retailers’ demand for products as manifest by underlying consumer spending. We may incur adverse financial consequences if our retail customers experience adverse financial results.

Retailers of consumer goods are dependent upon consumer spending. In turn, consumer spending is broadly a function of the overall economic environment. Given the weaknesses in the overall economy, and in the home sales market specifically, the level of consumer retail spending for home textile products is likely to decline, which would have an adverse impact on our business and financial results. In the current unsettled economic environment, the indicators are that consumers are not purchasing discretionary goods to the extent they have in the past. To the extent that retailers of consumer goods are faced with financial difficulties due to weakened consumer demand, depending upon the amount of business that we do with any such customer, our financial results may be adversely affected. This adverse impact could arise out of the potential recoverability of a receivable from a financially impaired retailer or from this customer doing less business with us. We believe we maintain adequate receivable reserves for specifically known events and an overall general provision for unknown circumstances. However, depending upon the magnitude of any future unknown event, these reserves may not be sufficient.

We are subject to various U.S. federal, state and local and foreign laws, rules and regulations. If we do not comply with these laws, rules and regulations, we may incur significant costs in the future to become compliant.

We are subject to various U.S. federal, state and local and foreign laws, rules and regulations governing, among other things, the discharge, storage, handling, usage and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, our operations, including potential remediation obligations under those laws and regulations. Our operations are also governed by U.S. federal, state, local and foreign laws, rules and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical, physical and ergonomic hazards in the workplace. Although we do not expect that compliance with any of these laws, rules and regulations will materially adversely affect our operations, we cannot assure you that regulatory requirements will not become more stringent in the future or that we will not incur significant costs to comply with those requirements.

We face continually increasing competition for key personnel and a loss of such key personnel could materially impact our business.

Our business is subject to competition for qualified key management talent. Despite the weak job market, there is still active competition for talented key management personnel in our industry. Some of our competitors may be better established than we are and may offer our key personnel more attractive compensation packages than we have. Any difficulty in retaining our key personnel or attracting qualified management for the possible expansion of the operations of the Company may adversely affect our Company.

SELLING SECURITY HOLDERS

The following sets forth the selling security holders and the number of subscription rights and shares of Common Stock each selling security holder is offering for resale. These subscription rights and shares of Common Stock constitute all of the subscription rights and Common Stock held by the selling security holders.

Selling Security Holders	Subscription Rights		Common Stock(1)
Contrarian Fund LLC(2)	2,910,774	(3)	5,883,547	(3)
CP Capital Investments, LLC(4)	2,382,870	(5)	4,816,538	(5)
Goldman Sachs Credit Partners LP	51,770		104,643
JP Morgan High Yield Bond Fund	65,030		131,445
J.P. Morgan Securities, LLC	—		1,504
Pacholder High Yield Fund	13,979		28,256
Quadrangle Master Funding Ltd.	38,076		76,963
R2 Top Hat Ltd.(6)	2,118		4,281
Wayland Distressed Opportunities I-C LLC(7)	138,618		280,190
Wayland Distressed Opportunities I-B LLC(8)	72,953		147,460
Michael Weiss	—		83,765
Perry Principals LLC(9)	310,314		310,314
Total	5,986,502		11,868,906

(1)	Includes shares of Common Stock selling security holders are entitled to receive upon exercise of their subscription rights set forth in the “Subscription Rights” column.
(2)	Jon R. Bauer in his capacity as Managing Member of Contrarian Capital Management, L.L.C., which is the Managing Member of Contrarian Funds, L.L.C. has voting and dispositive power over the securities held by Contrarian Funds, L.L.C.
(3)	Includes 1,013,146 shares of Common Stock transferred to Contrarian Fund LLC by Satellite Senior Income Fund LLC and 992,031 subscription rights to be transferred to Contrarian Fund LLC upon the effectiveness of the registration statement of which this prospectus is a part by Satellite Senior Income Fund LLC.
(4)	Mark Lerner and Traci Lerner have voting and dispositive power over the securities held by CP Capital Investments, LLC.
(5)	Includes 829,415 shares of Common Stock transferred to CP Capital Investments, LLC by Satellite Senior Income Fund LLC and 812,087 subscription rights and to be transferred to CP Capital Investments, LLC upon the effectiveness of the registration statement of which this prospectus is a part by Satellite Senior Income Fund LLC.
(6)	R2 Top Hat Ltd. is advised by Amalgamated Gadget, L.P. (“Amalgamated”) pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated, acting through its general partner, Scepter Holdings, Inc. (“Scepter”), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of such securities held. Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of such securities.
(7)	Patrick J. Halloran as manager of Wayzata Investment Partners LLC, has voting and dispositive power over the securities held by Wayland Distressed Fund I-C, LLC and each of the Wayzata Investment Partners LLC and Mr. Halloran disclaims beneficial ownership of the shares of Common Stock owned by Wayzata Distressed Fund I-C, LLC.
(8)	Patrick J. Halloran as manager of Wayzata Investment Partners LLC, has voting and dispositive power over the securities held by Wayland Distressed Fund I-B, LLC and each of the Wayzata Investment Partners LLC and Mr. Halloran disclaims beneficial ownership of the shares of Common Stock owned by Wayzata Distressed Fund I-B, LLC.
(9)	Richard Perry has voting and dispositive power over the securities held by Perry Principals LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Some statements and information in this prospectus are not historical facts, but are “forward-looking statements,” as such term is defined in the Private Securities Litigation Reform Act of 1995. Statements that use the terms “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “project” and similar expressions in the affirmative and the negative are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on current assumptions, expectations, estimates and projections about our business and the markets in which it operates and are subject to risks and uncertainties. Actual events (including our results) could differ materially from those anticipated in these forward-looking statements as a result of various factors which include, but are not limited to, those identified under the “Risk Factors” section of this prospectus. Except as required by applicable law, we assume no obligation to update or revise publicly any forward-looking statements, whether as the result of new information, future events or otherwise.

THE SUBSCRIPTION RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under the “Risk Factors” beginning on page 11.

The Subscription Rights

Under the terms of the Asset Purchase Agreement, we issued subscription rights to purchase an aggregate of 9,373,645 shares of our Common Stock for an exercise price of $8.772 per share to first lien creditors of WestPoint Stevens Inc. The Asset Purchase Agreement also provided for us to issue 4,876,357 subscription rights to second lien creditors of WestPoint Stevens Inc., however, those subscription rights were held in escrow pending resolution of objections by certain first lien creditors. Pursuant to an order of the Bankruptcy Court entered on December 6, 2010, those subscription rights were released in part to the first lien creditors and in part to the second lien creditors. Only those holders of subscription rights who acquired their subscription rights from selling rights holders are eligible to receive, upon exercise of their subscription rights, shares of our Common Stock that are included in the registration statement of which this prospectus is a part.

Holders of subscription rights who are creditors of WestPoint Stevens Inc. and who acquired their subscription rights directly from us under the terms of the Asset Purchase Agreement will be entitled to exercise their subscription rights during the same time period and by the same procedures as described in this prospectus, but will receive, upon exercise of their subscription rights, unregistered shares of our Common Stock that are not included in the registration statement of which this prospectus is a part.

We are offering up to 5,986,502 shares of our Common Stock, for an exercise price of $8.772 per share, to holders of subscription rights who acquired their subscription rights from selling rights holders.

Subscription rights may be exercised at any time during the subscription period, which commences on the date of this prospectus and ends at 5:00 p.m., New York City time on _______, 2011 [30 days after the effective date], the subscription rights expiration date.

Subscription rights are evidenced by subscription rights certificates. The method by which you must exercise your subscription rights and pay the exercise price to receive shares of Common Stock is explained in the section below entitled “Procedure.”

Shares of Common Stock that we issue in the subscription rights offering are not listed or quoted on any exchange.

We intend to use the net proceeds of the subscription rights offering for general business purposes.

Exercise Price

The exercise price is $8.772 per share, payable in United States dollars by personal check, certified check, bank draft or money order. All payments must be delivered to the rights agent and cleared on or before the subscription rights expiration date.

Expiration Time and Date.

The subscription rights expire at 5:00 p.m., New York City time on the subscription rights expiration date. Subscription rights must be exercised prior to the subscription rights expiration date to be valid. Any subscription right not exercised by the subscription rights expiration date will be null and void.

In order to exercise subscription rights in a timely manner, you must ensure that the rights agent actually receives, prior to subscription rights expiration date, the properly executed and completed subscription rights certificate together with the full aggregate exercise price for all Common Stock you wish to purchase.

No Revocation

After you send in your subscription rights certificate and payment, or your broker, bank or other nominee, sends in your subscription rights certificate and payment, you will not be allowed to revoke or change your exercise of subscription rights, even if you later learn new or additional information about us that you consider to be unfavorable.

Mailing of Subscription Rights Certificates

Subscription rights holders should have previously received their subscription rights certificate. To exercise subscription rights, subscription rights holders must fill out and sign their subscription rights certificate and timely deliver it with full payment of the exercise price for the shares of Common Stock to be purchased.

If you are entitled to receive subscription rights and did not receive a subscription rights certificate, received a damaged subscription rights certificate or lost your subscription rights certificate, or if you have any questions concerning the procedures for exercising your subscription rights, please contact the rights agent.

Adjustment

If a stock dividend or other distribution, recapitalization, merger, consolidation or similar scheme or arrangement, split-up, spin-off or combination, or similar transaction or event, affects the number of shares of our Common Stock issuable upon exercise of the subscription rights, we will make an equitable change or adjustment as we deem appropriate, in our sole and absolute discretion, in the exercise price and the number and kind of securities subject to or to be issued in connection with the exercise of the subscription rights.

Certain State Law Matters

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this subscription rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer subscription rights to residents of any state or other jurisdiction whose law would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Procedure

Please do not send subscription rights certificates to us. Please send the properly completed and executed form of subscription rights certificate with full payment to the rights agent for this offering, Registrar and Transfer Company.

You should read carefully the subscription rights certificate and related instructions and forms which accompany this prospectus. You should contact Registrar and Transfer Company at the address and telephone number listed below under the caption “Questions” promptly with any questions you may have.

Method of Exercise of Subscription Rights.

If you are entitled to purchase shares of Common Stock pursuant to subscription rights, you must

(a) complete and sign your original subscription rights certificate (copies will not be accepted), including Form 1 and Form 2, if applicable, and

(b) return the signed original subscription rights certificate in the envelope provided, together with payment for all shares of Common Stock subscribed for in the form of either:

(1) a check for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company,

(2) a certified check, bank draft, or money order for the full number of shares of Common Stock subscribed payable to: Registrar and Transfer Company, or

(3) a wire transfer of payment and notification that payment for the shares of Common Stock was sent prior to the subscription rights expiration date via wire transfer directly to a bank account maintained by Registrar and Transfer Company at [insert name of bank], ABA ROUTING #: [insert number], for credit to Account #: [insert number].

The rights agent will deposit all share purchase funds it receives prior to the subscription rights expiration date into a segregated account pending the distribution of shares of Common Stock. The rights agent will not accept cash as a means of payment for shares of Common Stock.

Any payment required from a subscription rights holder for shares subscribed for must be received by the rights agent prior to the subscription rights expiration date. The payment for subscription rights will be deemed to have been received by the rights agent only upon (a) clearance of an uncertified check, (b) receipt by the rights agent of a certified or bank draft drawn on United States bank or of a postal, telegraphic or express money order, or (c) receipt of collected funds in the account designated above.

To validly exercise subscription rights for shares of Common Stock you must have both requested the shares in a subscription rights certificate and paid the $8.772 exercise price per each share requested. Only holders who validly exercise their subscription rights will receive shares.

In order for you to exercise your subscription rights, your subscription rights certificate must be properly completed as set forth above and in accordance with the instructions thereon. All subscription rights certificates and payment for shares must be received by us, no later than 5:00 p.m., New York City time on ______, 2011 [30 days after the effective date], the subscription rights expiration date.

Risk of Loss on Delivery of Subscription Rights Certificate Forms and Payments

The method of delivery of subscription rights certificates and payment of the purchase price for shares of Common Stock will be at the election and risk of the subscription rights holders, but if sent by mail it is recommended that the certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery and clearance of payment prior to 5:00 p.m., New York City time on the subscription rights expiration date. Because uncertified personal checks may take five or more business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check or money order. Personal checks drawn upon non-United States banks will not be accepted.

Incomplete Forms; Insufficient Payment

If you do not indicate on your subscription rights certificate the number of shares of Common Stock you wish to purchase, or if the payment you forward does not correspond to the number of shares of Common Stock that you indicate you wish to purchase, then we will accept payment only for the maximum number of shares of Common Stock that may be exercised based on the actual payment delivered up to the maximum number of shares for which you are entitled to subscribe. We will return any payment amount in excess of the aggregate exercise price for the maximum number of shares for which you may subscribe as soon as reasonably practicable after the subscription rights expiration date. Interest will not be paid on amounts refunded.

No Fractional Shares

Each subscription right entitles you to purchase one share of Common Stock for an exercise price of $8.772 per share. We will accept any inadvertent subscription indicating a purchase of fractional Common Stock by rounding down to the nearest whole share and refunding, without interest, any payment received for a fractional share as soon as reasonably practicable after the subscription rights expiration date.

Transfer of Subscription Rights and Related Procedures

A selling rights holder or a transferee from a selling rights holder may transfer the subscription rights listed on the “Selling Security Holders” table on page 18 of this prospectus until the subscription rights expiration date.

A selling rights holder or a transferee from a selling rights holder may transfer the subscription rights evidenced by a single subscription rights certificate in whole by delivering to the rights agent the subscription rights certificate, properly endorsed for transfer, with instruction to register the subscription rights indicated therein in the name of the acquirer and to issue a new subscription rights certificate to the acquirer evidencing the transferred rights. A selling rights holder or a transferee may transfer a portion of the subscription rights evidenced by a single subscription rights certificate, but not fractional subscription rights, by delivering to the rights agent a subscription rights certificate properly endorsed for transfer, with instructions to register that portion of the subscription rights indicated therein in the name of the acquirer and to issue a new subscription rights certificate to the acquirer evidencing the transferred rights. In that event, a new subscription rights certificate evidencing the balance of the subscription rights will be issued to the selling rights holder or the transferee, as applicable, or, if the selling rights holder or transferee, as applicable, so instructs, to an additional transferee.

A selling rights holder or a transferee from a selling rights holder wishing to transfer all or a portion of its subscription rights, but not fractional subscription rights, should allow a sufficient amount of time prior to the subscription rights expiration date for (a) the transfer instructions to be received and processed by the rights agent, (b) new subscription rights certificates to be issued and transmitted and (c) the subscription rights evidenced by the new rights certificates to be exercised by the recipients thereof. We will have no liability to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise prior to the subscription rights expiration date.

How Procedural and Other Questions are Resolved

We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within a time specified by us, or reject the purported exercise of any subscription right that we determine fails to comply with the applicable requirements.

Subscription rights certificates will not be considered received or accepted until all irregularities have been waived or corrected within such time as we determine in our sole discretion. We have no duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or any other required document and will not incur any liability for failure to give such notification.

We reserve the right to reject any exercise of subscription rights if the exercise does not comply with the terms of this offering or is not in proper form or if the exercise of subscription rights would be unlawful or materially burdensome.

Subscription Rights Not Exercised

If you do not exercise your subscription rights by the subscription rights expiration date, you will not receive any Common Stock in this subscription rights offering and will have no other rights with respect to your subscription rights.

Under the agreement with IEH, IEH has agreed to purchase at the exercise price, through a direct or indirect subsidiary, a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

Issuance of Common Stock

Common Stock purchased upon exercise of the subscription rights will be issued as soon as practicable after the subscription rights expiration date. The rights agent will deliver payments of the exercise price to us only after consummation of the subscription rights exercise and the issuance to the exercising subscription rights holder of the shares of Common Stock purchased upon the exercises of the subscription rights. Common Stock purchased by the exercise of subscription rights will be registered in the name of the person exercising the subscription rights.

Common Stock Outstanding After the Subscription Rights Offering

Based on the number of shares of Common Stock outstanding as of December 31, 2010, we expect that we will have 30,000,002 shares of Common Stock outstanding immediately after the issuance of Common Stock upon exercise of all subscription rights. The shares issued upon the exercise of all subscription rights issued by us in connection with the Asset Purchase Agreement would represent approximately 47.5% of the number of shares of Common Stock outstanding thereafter.

Fees and Expenses

We will pay all fees charged by the rights agent. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of Common Stock to you if you exercise your subscription rights. If you exercise subscription rights through a broker, bank or other nominee, you are responsible for paying any fees that person may charge.

The Board Makes No Investment Recommendations to Eligible Participants.

Our board of directors has approved the registration statement of which this prospectus is a part, but has not and does not make any recommendation to you about whether you should exercise any subscription rights. In making the decision to exercise or not exercise your subscription rights, you must consider your own best interests.

If you choose not to exercise your subscription rights in full and you currently hold Common Stock, your relative percentage ownership interest in us will decrease, and your voting and other rights will be diluted. If you exercise subscription rights, you risk the loss of your investment. We urge you to carefully read the “Risk Factors” section beginning on page 11 before you make an investment decision.

Questions

If you have any questions as to whether your completed subscription rights certificate or payment has been received, please contact the rights agent at:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
Attn: William Tatler, Vice President
Tel: (800) 525-7686 ext. 2547
Email: wtatler@rtco.com

USE OF PROCEEDS

We estimate that our net proceeds assuming the exercise of all of the subscription rights issued by us pursuant to the Asset Purchase Agreement, including the exercise of subscription rights that are included in the registration statement of which this prospectus is a part, would be approximately $92.1 million. We intend to use the net proceeds of the subscription rights offering, if any, for general business purposes which may include, from time to time, working capital for the operations and possible expansion of operations of the Company. Notwithstanding the foregoing, there is no assurance that any of the subscription rights will be exercised and that we will receive any proceeds from this offering.

IEH has agreed to purchase at the same exercise price a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. However, we will not receive any proceeds from IEH’s purchase of shares, as IEH intends to surrender shares of Series A-2 Preferred Stock to purchase the shares.

We will not receive any proceeds from the selling security holder offerings.

DETERMINATION OF OFFERING PRICE

There is no established public trading market for our Common Stock. We acquired substantially all the assets of WestPoint Stevens as a result of being the successful bidder in the bankruptcy court-supervised and approved auction of the assets. The subscription rights were part of the total consideration that we offered in our bid for the assets. The exercise price was determined based on a number of factors, including the nature and amount of the other consideration offered and our desire to be the successful bidder for the assets. The exercise price was not necessarily indicative of the value of a share of Common Stock in 2005, and is not currently necessarily indicative of the value of a share of Common Stock.

The selling security holders may sell or distribute their shares or subscription rights through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price, if any, prevailing at the time or a privately negotiated price.

INFORMATION CONCERNING SHARES

There is no established public trading market for shares of our Common Stock. See also “Risks Related to Our Common Stock” on page 11 of this prospectus. Other than the subscription rights and our Series A Preferred Stock described under “Description of Our Capital Stock — Series A Preferred Stock,” there are no outstanding options or warrants to purchase, or securities convertible into, our Common Stock.

As of the date of this prospectus, all of our currently outstanding shares of Common Stock are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which are summarized below. All of our currently outstanding shares are currently eligible for resale under Rule 144, subject to conditions described below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of Common Stock then outstanding, which will equal approximately 300,000 shares immediately after this offering; or
•	the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Subscription Rights; Registration Rights

Holders of subscription rights who are creditors of WestPoint Stevens Inc. and who acquired their subscription rights directly from us under the terms of the Asset Purchase Agreement will be entitled to exercise their subscription rights during the same time period and by the same procedures as described in this prospectus, but will receive, upon exercise of their subscription rights, unregistered shares of our Common Stock that are not included in the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement, the holder of a majority-in-interest of registrable securities held by the investors that are party to the registration rights agreement may make written demand for registration under the Securities Act of the registrable securities owned or held by them. “Registrable securities” includes all shares of our Common Stock including Common Stock issuable upon the exercise of subscription rights owned or held by the investors and any warrants, shares of our capital stock or other securities issued as a dividend or other distribution with respect to such shares of Common Stock. As to any particular registrable securities, such securities shall cease to be registrable securities pursuant to the registration rights agreement when: (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement (including securities sold or transferred in the selling stockholder offering); (b) such securities are no longer owned or held by the investor; (c) such securities have been transferred, the new certificates for such securities not bearing a legend restricting further transfer, and subsequent public distribution of such securities does not require registration under the Securities Act; (d) such securities cease to be outstanding; or (e) all of the registrable securities owned or held by the investor are immediately salable under Rule 144. We are not obligated to make more than one demand registration in respect of registrable securities.

In addition, under certain circumstances and subject to certain limitations, if we propose to register any more of our equity securities under the Securities Act prior to December 17, 2012, either for our own account or for the account of other security holders, the holders of registerable securities are entitled to notice of that further registration and are entitled to have their registrable securities included in it.

Subject to certain exceptions, we have agreed to indemnify and hold harmless each investor (including each person who controls the investor) identified in a registration statement filed by us with the SEC as a selling security holder of registrable securities, from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement of a material fact contained in any registration statement which the sale of the investor’s registrable securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the registration statement, or any amendment or supplement thereto, or arising out of or based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

As of December 31, 2010, the number of stockholders of record of our Common Stock was 17 and there were 19,498,389 million shares of Common Stock outstanding.

DIVIDEND POLICY

We have never paid cash dividends on our Common Stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our subsidiaries. The terms of our credit facility and our outstanding Preferred Stock substantially restrict our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current and future financing instruments and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table shows:

(A)	Our historical consolidated capitalization at September 30, 2010;
(B)	Our pro forma consolidated capitalization at September 30, 2010 giving effect to the sale of 10,501,613 shares of Common Stock at the subscription price of $8.772 per share and the receipt of cash proceeds of $92.1 million; and
(C)	Our adjusted pro forma consolidated capitalization at September 30, 2010 assuming no exercise of subscription rights and assuming the sale of 10,501,613 shares of Common Stock at the subscription price of $8.772 per share to IEH and the purchase of these shares by IEH by the exchange of Series A-2 Preferred Stock. IEH has agreed to purchase a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

	(All amounts in thousands) September 30, 2010
	Historical	Pro Forma	Adjusted Pro Forma
	(A)	(B)	(C)
Cash and cash equivalents	$22,614	$114,733	$22,614
Total assets	$431,881	$524,000	$431,881
Total liabilities (no debt outstanding)	$60,112	$60,112	$60,112
Stockholders’ equity
Common stock and capital in excess of par value:
Common stock, $0.01 par value; 200,000,000 shares authorized; 19,498,389 shares issued and outstanding (actual), 30,000,002 shares issued and outstanding (pro forma)	$195	$300	$300
Capital in excess of common stock par value	$887,577	$887,472	$887,472
Preferred stock and capital in excess of par value:
Preferred stock, $0.01 par value; $100 stated value; 10,000,000 shares authorized; 2,342,536 issued and outstanding (actual and pro forma) 1,421,335 issued and outstanding (adjusted pro forma)	23	23	14
Capital in excess of preferred stock par value	234,230	234,230	142,120
Accumulated deficit	(654,208)	(654,208)	(654,208)
Accumulated other comprehensive loss	(3,929)	(3,929)	(3,929)
Common stock subscription rights receivables: 10,501,613 common shares at $8.772 per share	(92,119)	—	—
Total stockholders’ equity	$371,769	$463,888	$371,769
Total liabilities and stockholders’ equity	$431,881	$524,000	$431,881

THE BUSINESS

Background

WestPoint International, Inc. was incorporated in Delaware on February 25, 2005 as WS Textile Co., Inc. In July 2005, we amended our Certificate of Incorporation to change our name to WestPoint International, Inc. WestPoint International, Inc. was a wholly-owned subsidiary of Textile Holding through August 8, 2005. Textile Holding is a wholly-owned subsidiary of IEH. IEP owns a 99% limited partnership interest in IEH. As of September 30, 2010, affiliates of Mr. Icahn beneficially owned an aggregate of approximately 92.6% of the outstanding depositary units. IGP owns a 1% general partner interest in IEH. IGP is a wholly owned subsidiary of Beckton Corp. All of the outstanding capital stock of Beckton Corp. is owned by Mr. Icahn.

On August 8, 2005, we and our subsidiaries completed the purchase of assets of WestPoint Stevens and three of its subsidiaries pursuant to the Asset Purchase Agreement. WestPoint Stevens Inc. and several of its subsidiaries, including the subsidiaries that are parties to the Asset Purchase Agreement and J.P. Stevens & Co., Inc. which is not a party to the Asset Purchase Agreement, had filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on June 1, 2003. The United States Bankruptcy Court for the Southern District of New York approved the Asset Purchase Agreement and the sale of the assets pursuant to Section 363 of the United States Bankruptcy Code by order entered on July 8, 2005. Before the asset purchase transaction, we did not have any business operations. As a result of the sale, we own all of the purchased assets through WestPoint Home, and our other indirect wholly-owned subsidiaries and WestPoint Home is the primary operating entity for our business.

Pursuant to the terms of the Asset Purchase Agreement, WestPoint Home paid to WestPoint Stevens an aggregate of $92.5 million in cash and we assumed certain liabilities of WestPoint Stevens. In addition, in accordance with the Asset Purchase Agreement, the holders of WestPoint Stevens’ first lien debt received 10,500,000 shares of our Common Stock. As the holder of approximately 40% of WestPoint Stevens’ first lien debt, Aretex, an affiliate of IEP, acquired the right to 4,198,804 shares of our Common Stock, which it assigned to Textile Holding at closing under the Asset Purchase Agreement. Textile Holding purchased, for $187 million, 5,250,000 shares of our Common Stock which we expect will represent 17.5% of our outstanding Common Stock upon exercise of all subscription rights issued pursuant to the Asset Purchase Agreement. The Asset Purchase Agreement provided for the holders of WestPoint Stevens’ first and second lien debt to receive rights to subscribe for an aggregate of 14,250,002 additional shares of our Common Stock, which would represent 47.5% of our outstanding Common Stock upon exercise of all subscription rights issued pursuant to the Asset Purchase Agreement, for the exercise price of $8.772 per share and an aggregate exercise price of $125 million. On August 8, 2005 Textile Holding, as assignee of Aretex, exercised the subscription rights allocated to it, resulting in its acquisition of an additional 3,748,389 shares of our Common Stock. In addition, under our agreement with IEH, IEH has agreed to purchase at the exercise price, through a direct or indirect subsidiary, a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. As a result, IEH may acquire beneficial ownership of up to an additional 35% of our Common Stock at a cost of approximately $92 million (paid in shares of Series A-2 Preferred Stock) if no other holders of subscription rights exercise any of their subscription rights. After exercise of all subscription rights issued pursuant to the Asset Purchase Agreement, and assuming that Textile Holding retains the 3,748,389 shares of our Common Stock that it obtained upon the exercise of subscription rights described above, IEP and its affiliates will beneficially own between 13,197,193 and 23,698,808 shares of our Common Stock, which we expect will represent between 50.5% and 79% of our outstanding Common Stock, depending upon the extent to which the other holders of subscription rights exercise their subscription rights. In December 2006, IEP purchased, for $200 million, 1,000,000 shares of our Series A-1 Preferred Stock and 1,000,000 shares of our Series A-2 Preferred Stock. Each of the Series A-1 and Series A-2 Preferred Stock has a 4.50% annual dividend rate, which is paid quarterly. Each of the Series A-1 and Series A-2 Preferred Stock is convertible into our Common Stock at a rate of $10.50 per share, subject to certain anti-dilution provisions, provided, however, that under certain circumstances, $92.1 million of the Series A-2 Preferred Stock may be converted at a rate of $8.772 per share.

We were defendants in two significant lawsuits. As discussed above, IEP had acquired ownership of a majority of the Common Stock through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, we acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that could have reduced IEP’s ownership of our stock below 50%. In its March 26, 2010 decision, the Second Circuit held that IEP is entitled to own a majority of our common stock, and thus have control of us. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that IEP’s percentage ownership of the common stock will be at least 50.5%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling, and the District Court has done so. The Bankruptcy Court entered an Order on December 6, 2010 implementing the Second Circuit’s decision. As a result, IEP’s percentage ownership of the Company’s Common Stock could range from 50.5% to 79%, depending upon the extent to which subscription rights are exercised.

There was also a proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. After the ruling by the Second Circuit, the plaintiffs filed a modified third amended complaint in the Delaware case. In that complaint, the plaintiffs pled claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against IEP, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on the Company’s not having proceeded with a Registration Statement. Plaintiffs also asserted a contractual claim against the Company relating to the Registration Statement alleging that because the Company did not proceed with the Registration Statement, plaintiffs were unable to sell their securities in the Company, and sought to recover the diminution in the value of those securities. Plaintiffs also asserted a claim for unjust enrichment against all defendants, including the Company, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on claims that defendants were beneficiaries of a stay order improperly entered by the bankruptcy court. On November 3, 2010, the Chancery Court dismissed the modified third amended complaint in its entirety. Plaintiffs appealed to the Delaware Supreme Court. On January 31, 2011, the plaintiffs filed their opening brief on the appeal. Among other things, plaintiffs argue that the Chancery Court erred in vacating its earlier granting of summary judgment in plaintiffs’ favor on a claim for breach of contract that had been asserted in the second amended complaint and in dismissing plaintiffs’ amended claim for breach of contract asserted in the modified third amended complaint. Both of the contract claims sought an unspecified amount of damages based on our not having proceeded with the registration of our securities. Plaintiffs also argue that the Chancery Court should not have dismissed claims for breach of fiduciary duty asserted against our certain of officers, directors, and shareholders (but not against us), also based on not having proceeded with registration.

Products

Our business consists of manufacturing, sourcing, distributing, marketing and selling home fashion consumer products. We market a broad range of manufactured and sourced bed, bath, basic bedding and kitchen textile products. Our products are manufactured at facilities owned directly by us or through a joint venture (see footnote 15. Joint Venture, of our audited financial statements contained elsewhere in this prospectus), or at facilities owned by third party manufacturers with which we contract.

We market a broad range of bed, bath and basic bedding products, including the following:

Bed and Bath Products	Basic Bedding Products
• bath accessories	• bed pillows
• bath rugs	• flocked blankets
• bath towels	• mattress pads
• beach towels	• comforters and featherbeds
• bedskirts	• woven blankets and throws
• bedspreads	• heated blankets and mattress pads
• comforters and duvet covers
• decorative throw pillows
• drapes and valances
• quilts
• sheets and pillowcases

In 2009, we commenced the sale of kitchen textile products, which do not currently represent a material portion of our sales. We make our products in a wide assortment of colors and patterns from a variety of fabrics, such as chambray, twill, sateen, flannel and linen and from a variety of fibers, such as cotton, synthetics and cotton blends. We expect to position our business as a single-source supplier to retailers of our products, offering a broad assortment of products across multiple price points. We believe that product and price point breadth will allow us to provide a comprehensive product offering for each major distribution channel.

Product Packaging

We have developed environmentally friendly packaging of certain products for retail sale in vacuum-resalable bags under the ECOVAC brand. We believe that the packaging presents our products in a manner that is more attractive and takes up less space than conventional packaging. We have filed patent and trademark applications relating to this packaging and the ECOVAC name. There is no assurance that we will be successful in obtaining any patent or trademark protection, which could adversely effect our ability to develop this part of our business. We anticipate that, in addition to using ECOVAC packaging for our own products, we may make it available for use by others on terms to be determined. We expect to make shipments during 2011 on a trial basis to certain major retailers using our ECOVAC packaging.

Strategy

Beginning with our purchase of assets of WestPoint Stevens in 2005 we have been focused on our restructuring of the business by reducing our costs and operating losses and seeking to improve our earnings. These actions have included moving our manufacturing operations overseas, working to reduce our labor costs, attempting to source goods at lower prices, and addressing unfavorable licensing arrangements.

At the time of our acquisition, the fundamentals of the WestPoint Stevens business were unattractive, with low market share, negative margins and a fundamentally challenging market environment. Market fundamentals have continued to be difficult, and the economic downturn of the past few years, particularly as it related to the home sales market, negatively affected our financial performance. Further, increases in raw materials, particularly cotton and cotton yarn, have increased our raw material costs. The restructuring process took several years and is still on-going, during which period we continued to incur substantial losses. Despite these challenges, we have achieved significant milestones in our restructuring from 2007 until 2009 by shedding non-profitable revenue, decreasing our net loss from $186.4 million for 2007 to $60.4 million for 2009 and improving gross earnings from negative gross earnings of $0.5 million for 2007 to positive gross earnings of $31.8 million for 2009.

We are seeking a continued path to transformation of our company, including through a combination of improving productivity and reducing our cost of operations and increasing revenues and margins by selling more high-quality products at competitive prices to new and existing customers. We continue to lower our general and administrative expenses by consolidating locations, outsourcing, reducing headcount and applying more stringent oversight of expense areas where potential savings may be realized. Product innovation is also an area of focus for us in which we seek to create and sustain a competitive advantage, including though our recent introduction of new colors, fade resistant products and dry fast technology. We currently have two U.S. manufacturing plants, one of which is being closed, and we regularly review the possibility of implementing additional cost saving measures. We believe that our facility in Bahrain allows us to benefit from competitive and stable labor rates, with attractive incentives and subsidized energy costs. We envision the Company as an integrated manufacturer and back office and manufacturing located in low-cost locations with the capability to deliver replenishment and direct import orders that are globally cost competitive.

Brands, Trademarks and Licenses

We market our products under trademarks, brand names and private labels, which we use as merchandising tools to assist our customers in coordinating their product offerings and differentiating their products from those of their competitors.

We manufacture and offer for sale our own branded line of home fashion products consisting of merchandise bearing registered trademarks that include WestPoint Home, Atelier Martex, Grand Patrician, Martex, Patrician, Lady Pepperell, Luxor, Utica, and Vellux.

In addition, some of our home fashion products are manufactured and sold pursuant to licensing agreements under designer and brand names that include, among others, Lauren Ralph Lauren, IZOD and Little MissMatched. Moreover, we recently entered into license agreements for brand names such as Caribbean Joe and Hanes.

License agreements for our designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that sales thresholds set forth in the license agreements are met. The loss of a significant license or the loss of exclusivity with respect to a significant license could have an adverse effect upon our business, which effect could be material.

We currently operate as a licensee to Ralph Lauren Home in the product categories of fashion bed, bath, utility bedding and blankets. As a result of an ongoing strategic effort on the part of Ralph Lauren to take certain of its licensed businesses in-house, our license with Ralph Lauren in such categories will terminate on April 30, 2011. We will continue to supply fashion bed and bath products, made at our facility in Bahrain and joint venture facility in Pakistan to Ralph Lauren as a vendor, rather than a licensee. Our license with Ralph Lauren in the utility bedding and blanket categories, which was set to expire on December 31, 2010, has been extended to December 31, 2012. There is no assurance that in the aggregate the revenue stream from new sales to Ralph Lauren in the future that result from our new role as a vendor to Ralph Lauren will equal the aggregate revenue stream generated from our acting as a licensee in prior years.

Private label brands, also known as “store brands,” are controlled by individual retail customers through use of their own brands or through an exclusive license or other arrangement with brand owners. Private label brands provide retail customers with a way to promote consumer loyalty, as the brand is owned and controlled by our retail customers and not by us. As our customer base has experienced consolidation, there has been an increasing focus on proprietary branding strategies.

For the nine months ended September 30, 2010, the percentage of net sales derived from the sale of private label branded and unbranded products was approximately 33%, the percentage of net sales derived from sales under brands we own and control was approximately 32% and the percentage of our net sales derived from sales under brands owned by third parties pursuant to licensing arrangements with us was approximately 35%. For fiscal 2009, the percentage of net sales derived from the sale of private label branded and unbranded products was approximately 30%. For fiscal 2009, the percentage of net sales derived from sales under brands we own and control was approximately 33%, and the percentage of our net sales derived from sales under brands owned by third parties pursuant to licensing arrangements with us was approximately 37%.

Marketing

We market our products through leading department stores, mass merchants, specialty stores, food and drug stores and institutional channels. We also market our brands and products in certain international markets through licenses or direct sales to international retailers and distributors. Through marketing efforts directed towards retailers and institutional clients, we seek to create products and services in direct response to recognized consumer trends by focusing on elements such as product design, product innovation, packaging, store displays and other marketing support.

We focus sales on the following channels of distribution:

•	catalogs;
•	chain stores;
•	department stores;
•	mass merchants;
•	specialty stores;
•	warehouse clubs; and
•	healthcare and hospitality institutions.

Our marketing is comprised of the following functions that create products and services in direct response to recognized consumer trends:

•	designing;
•	merchandising;
•	promotion;
•	advertising;
•	licensing;
•	consumer research;
•	product innovation; and
•	Internet advertising;

We work closely with our major customers to assist them in merchandising and promoting our products to consumers. In addition, we regularly meet with customers in an effort to maximize product exposure and sales and to jointly develop merchandise assortments and plan promotional events specifically tailored to the customer. We provide merchandising assistance with store layouts, fixture designs, advertising and point-of-sale displays. Advertising and a comprehensive internet website have served to enhance brand recognition and direct customers to retail outlets to purchase our products. In addition, we are exploring e-commerce opportunities. We also provide our customers with suggested customized advertising materials designed to increase product sales. We distribute finished products directly to retailers. The majority of our remaining sales of home fashion products are through the institutional channel, which includes hospitality and healthcare establishments, as well as laundry supply businesses.

In addition to domestic sales, we distribute our home fashion products for eventual sale to several foreign markets, principally Australia, Canada, Mexico, Central and South America, the Middle East and the Far East. International sales accounted for approximately 3.6% our total revenues for the year ended December 31, 2009, and approximately 6.3% of the nine months ended September 30, 2010.

Until October 2007, we sold our own and other manufacturers’ products through 30 retail stores. On October 18, 2007, we entered into an agreement to sell the inventory at all of these stores and, as of December 31, 2007, had terminated the majority of the leases for the 28 leased locations. The operation of the retail stores business is included in the results from discontinued operations.

Distribution

In order to gain operating efficiencies, to increase supply chain visibility and to achieve cost savings, in 2008, we engaged Hellmann Logistics, a third-party provider of logistics, to consolidate our domestic warehousing and distribution operations. That engagement is expiring in February 2011 and the Company recently commenced a request for proposal process to determine whether to continue with Hellmann Logistics or to engage a new third-party provider of logistics.

Customers

We sell our home fashion products to catalog retailers, chain stores, mass merchants, department stores, specialty stores, and warehouse clubs both domestically and internationally. For the nine months ended September 30, 2010, sales to our six largest customers accounted for approximately 62.4% of net sales. Ralph Lauren licensed products accounted for approximately 32.2% of net sales for the nine months ended September 30, 2010. Sales to four customers Wal-Mart Stores, Inc., TJX Companies, Inc., Macy’s, Inc. and Target Corporation represented approximately 15.8%, 12.7%, 10.7% and 10.5%, respectively, of our net sales for the nine months ended September 30, 2010. During the fiscal year ended December 31, 2009, our six largest customers accounted for approximately 58.9% of net sales. Ralph Lauren licensed products accounted for approximately 30.5% of net sales. Sales to two customers, Wal-Mart Stores, Inc., and Macy’s, Inc., represented approximately 19.0% and 12.5%, respectively, of our net sales for 2009. Discontinuation of unprofitable programs primarily accounted for the significant reduction in Home Fashion net sales in all major retailers from $424.5 million in 2008 to $369.2 million in 2009.

Manufacturing

We terminated most of our domestic manufacturing operations between 2005 and 2010 and we currently have two manufacturing facilities in the United States, one of which is being closed. More than half of our products are manufactured in our indirectly-wholly owned facilities in Bahrain and our joint venture facility in Pakistan.

Sourcing

We use domestic and international sourcing of selected component products such as specialty yarns and specialty greige sheeting fabric for use in production of home fashion products. We import both component and finished products from a large number of countries and have established strong relationships in several key export countries including China, India, Pakistan and Turkey. We expect to expand our global product supply base through a combination of enhanced partnerships, ventures and key supplier agreements. We have a sourcing office in China and may in the future open other offices in Asia and other regions in order to better support and transact business with global retailers seeking to purchase directly from international sales offices having a local presence in foreign countries.

Our policy on sourcing prohibits the purchase of merchandise that is produced in whole or in part by indentured, prison or illegal immigrant or child labor. We require that vendors certify the locations used for the production of products we purchase and that the vendors submit to compliance inspections from us or our representatives to ensure that we do not do business with suppliers who violate human rights.

Raw Materials

The principal raw materials that we use in the manufacture of home fashion products are cotton of various grades and staple lengths, polyester and nylon in staple and filament form. Cotton, polyester and nylon presently are available from several sources in quantities sufficient to meet our requirements. We are not dependent on any one supplier as a source of raw materials. Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors. The price of cotton and cotton yarns also is influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester. Although we have been able to acquire sufficient quantities of cotton for our operations to date, any shortage in the cotton supply by reason of weather, disease, commodity market conditions, or other factors could adversely affect our operations. The price of man-made fibers such as polyester and nylon is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing man-made fibers. Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and cause a substantial increase in demand for cotton, resulting in decreased availability and, possibly, increased price. We also purchase substantial quantities of dyes and chemicals. Dyes and chemicals have been and are expected to continue to be available in sufficient supply from a wide variety of sources. We also purchase feathers and down for use as fill for some of the products we produce. The supply of feathers and down is influenced by many factors, such as the rapidly growing consumer demand in China and Avian influenza, which could affect the amount of feathers and down available for export. We anticipate that there will be sufficient supply of feathers and down to meet our current demand. However, in recent periods, prices of the raw materials we use have been rising. These increased raw material costs will adversely affect our operating margins.

Seasonality, Cyclicality, and Inventory

The home fashion industry is somewhat seasonal, with a peak sales season in the fall with respect to our blanket products. In response to this seasonality, we increase our blanket inventory levels during the first six months of the year to meet customer demands for the peak fall season. We expect that our inventory levels will peak as we transition to greater sourcing of products from overseas and remain at an increased level due to an increase in the inventory cycle times to account for transit time and quick peaks in demand. In addition, the home fashion industry is cyclical and performance may be negatively affected by downturns in consumer spending.

Backlog Orders

We do not believe that backlog orders is a meaningful indicator of our business, as the period of time between order and fulfillment is usually less than 30 days and we generally do not accept purchase orders if we do not have readily available inventory to fill those orders. Notwithstanding, our unfilled customer orders were approximately $23.1 million at September 30, 2010, as compared with approximately $22.9 million at September 30, 2009.

Competition

The home fashion industry is fragmented and highly competitive. No single firm dominates the home fashions category, and the largest competitor has less than 10% market share of the category. We compete on the basis of price, quality, design and customer service, among other factors.

In the sheet market, we compete primarily with Springs Global, Inc. which was purchased by a major Latin American textile producer and is currently based in Brazil, as well as Keeco, CHF Industries, E&E Co. Ltd. (dba, JLA Home), Croscill-Living and Revman International. In the towel market we compete primarily with Welspun, Trident, Loftex, Springs Global, and 1888 Mills. In the other bedding and accessories markets, we compete with many companies, most of which are much smaller in size than are we.

The competitive landscape in the bedding, bath, basic bedding and kitchen categories includes both foreign and domestic manufacturers and importers. Success in the home fashions marketplace is dependent on remaining competitive across a broad range of capabilities; including price, quality, brand names, marketing, product development, design, manufacturing and distribution as well as sales and customer service. Home fashions are sold across most every distribution channel including department stores, mass merchants, specialty stores, warehouse clubs, and dollar stores as well as through institutional and hospitality clients. The retail landscape continues to consolidate to fewer, more powerful retailers. A key competitive factor is the private label or “store brands” that are controlled by individual retail customers through use of their own brands or through an exclusive license with the brand owners.

There has been a continuing increase in the sale of imported home fashion products in the domestic market. This trend has continually accelerated with the elimination of import quotas in 2005. This includes direct importation by retailers and sales by foreign sources that have established offices in the United States. Our owned facilities in Bahrain and our joint venture operations in Lahore, Pakistan service a major portion of our direct import demand. We are also actively pursuing greater foreign sourcing opportunities to meet the demand for such products.

Future success will, to a large extent, depend on our ability to be competitive. We compete with both foreign and domestic companies on, among other factors, the basis of price, quality and customer service. We may also face competition in the future from companies that are currently third-party suppliers to us. Future success depends on the ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing.

Research and Development

Management believes that research and development in product innovation and differentiation is important to maintain our competitive edge. We continually seek to develop new specialty finishes and finishing techniques that would improve fabric quality and enhance fabric aesthetics. We also conduct research to develop new products in response to changing customer demands and environmental concerns.

Environmental Matters

We are subject to various federal, state and local environmental laws and regulations governing, among other things, the storage, handling, usage, discharge and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from our operations, including, but not limited to: the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act; and the Comprehensive Environmental Response, Compensation and Liability Act. In addition, we are subject to environmental laws and regulations in the foreign countries in which we have operations.

Our operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical, physical and ergonomic hazards in the workplace. Although we do not expect that compliance with any of these laws and regulations will have a material adverse effect on our capital expenditures, earnings or competitive position in the foreseeable future, there can be no assurances that environmental requirements will not become more stringent in the future or that we will not incur significant costs in the future to comply with these requirements.

Employees

As of September 30, 2010, we employed 676 employees in the U.S., and 1,508 employees abroad, for a total of 2,184 employees worldwide.

Property

Our properties are indirectly owned or leased through our subsidiaries. We own and operate manufacturing facilities and distribution centers in Chipley, Florida and Greenville, Alabama. Our primary distribution center is in Wagram, North Carolina and through our wholly owned subsidiary we own a manufacturing facility in Bahrain. Our joint venture company owns a manufacturing facility in Lahore, Pakistan. We own office space in West Point, Georgia, and Valley, Alabama, and lease various additional office space, including 85,564 square feet in New York City. We also lease space elsewhere for other administrative, storage and office space. Management believes that our facilities and equipment are in good condition and sufficient for current operations.

Legal Proceedings

See “The Business — Background” for description of the legal proceeding in connection with the WestPoint Stevens bankruptcy case in which we are a named party and the related Delaware legal proceedings. We are involved in various routine legal proceedings incident to the ordinary course of our business, the outcome of which we believe will not have a material adverse effect on our business or financial condition.

SELECTED FINANCIAL DATA

The selected financial data presented below was derived from the consolidated financial statements of the Company and WestPoint Stevens Inc., and should be read in conjunction with the consolidated financial statements of the Company, the notes thereto and the other financial information included herein. Information denoted WestPoint Stevens Inc. relates to predecessor financial data for periods prior to the consummation of the asset sale on August 8, 2005 to the Company. The acquisition was accounted for using the purchase method of accounting, effective the date on which the acquisition was completed. Information for periods subsequent to August 8, 2005 is not comparable to the information for prior periods. Accordingly, a black line has been used to separate the information.

								Predecessor
	Successor							WestPoint Stevens Inc.
	WestPoint International, Inc.
	Nine Months Ended		Year Ended				For the Period 8/8/05 to 12/31/05	For the Period 1/1/05 to 8/7/05
(In millions, except per share data)	9/30/10	9/30/09	12/31/09	12/31/08	12/31/07	12/31/06
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
Statement of Operations Data:
Net sales	$306.5	$263.8	$369.2	$424.5	$683.7	$890.8	$441.8	$683.5
Gross earnings (loss)	24.6	22.2	31.8	29.5	(0.5)	19.8	31.8	16.3
Restructuring charges	6.7	13.4	18.8	24.9	19.4	12.3	1.7	3.4
Long-lived asset impairment charges	5.4	4.7	4.8	7.2	37.4	73.1	—	0.7
Intangible asset impairment charges	0.0	4.7	4.9	5.7	9.4	8.1	—	—
Equity in earnings (loss) of joint venture	1.1	1.8	2.8	(0.2)	0.7	0.2	—	—
Other income (expense)	1.1	4.1	9.7	9.0	9.1	(0.2)	(0.4)	0.5
Chapter 11 expenses	—	—	—	—	—	—	—	22.9
Loss from continuing operations before income tax expense (benefit)	(41.3)	(50.2)	(60.0)	(88.5)	(165.3)	(203.6)	(29.2)	(157.1)
Net loss from continuing operations	(41.5)	(50.5)	(60.4)	(88.5)	(165.3)	(203.7)	(29.3)	(155.2)
Net loss	(41.6)	(50.8)	(60.4)	(89.3)	(186.4)	(210.9)	(31.4)	(159.1)
Basic and diluted net loss per common share:
From continuing operations	$(2.52)	$(2.97)	$(3.60)	$(5.02)	$(8.85)	$(10.45)	$(1.50)	—
From discontinued operations	$(0.01)	$(0.01)	$0.00	$(0.04)	$(1.08)	$(0.37)	$(0.11)
Total	$(2.53)	$(2.98)	$(3.60)	$(5.06)	$(9.93)	$(10.82)	$(1.61)
Basic and diluted average common shares outstanding	19.5	19.5	19.5	19.5	19.5	19.5	19.5	—

	Successor
	WestPoint International, Inc.
(In millions)	9/30/10	9/30/09	12/31/09	12/31/08	12/31/07	12/31/06	12/31/05	8/8/05
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
Balance Sheet:
Total assets	$431.9	$485.0	$466.7	$536.4	$673.1	$863.9	$873.4	$918.1
Working capital	221.4	269.2	254.2	299.8	348.0	489.6	479.6	476.6
Total debt	—	—	—	—	9.2	10.6	—	—
Stockholders’ equity	371.8	423.3	413.7	477.6	567.6	753.4	764.3	795.7

								Predecessor
	Successor							WestPoint Stevens Inc.
	WestPoint International, Inc.
	Nine Months Ended		Year Ended				For the Period 8/8/05 to 12/31/05	For the Period 1/1/05 to 8/7/05
(In millions)	9/30/10	9/30/09	12/31/09	12/31/08	12/31/07	12/31/06
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
Other Data:
Depreciation and amortization	$7.9	$7.6	$10.4	$12.5	$18.8	$47.8	$29.6	$63.8
Capital expenditures	1.5	1.4	1.7	11.7	29.7	11.1	5.7	5.6

The following table shows:

(A)	Our historical basic and diluted net loss per common share for the nine months ended September 30, 2010;
(B)	Our pro forma basic and diluted net loss per common share the nine months ended September 30, 2010 giving effect to the sale of 10,501,613 shares of Common Stock at the subscription price of $8.772 per share and the receipt of cash proceeds of $92.1 million;
(C)	Our adjusted pro forma basic and diluted net loss per common share the nine months ended September 30, 2010 assuming no exercise of subscription rights and assuming the sale of 10,501,613 shares of Common Stock at the subscription price of $8.772 per share to IEH and the purchase of these shares by IEH by the exchange of Series A-2 Preferred Stock. IEH has agreed to purchase a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

	(All amounts in thousands) Nine Months Ended September 30, 2010
	Historical	Pro Forma	Adjusted Pro Forma
	(A)	(B)	(C)
Loss from continuing operations	$(41,485)	$(41,485)	$(41,485)
Operating loss from discontinued operations, net of tax	$(113)	$(113)	$(113)
Loss from discontinued operations, net of tax	$(113)	$(113)	$(113)
Net loss	$(41,598)	$(41,598)	$(41,598)
Less: preferred stock dividends-in-kind	$(7,731)	$(7,731)	$(4,480)
Loss attributable to common stockholders	$(49,329)	$(49,329)	$(46,078)
Basic and diluted net loss per common share
From continuing operations	$(2.52)	$(1.64)	$(1.53)
From discontinued operations	(0.01)	—	—
Total	$(2.53)	$(1.64)	$(1.53)
Basic and diluted weighted-average common shares outstanding	19,498	30,000	30,000

The following table shows:

(A)	Our historical basic and diluted net loss per common share for the nine months ended September 30, 2010;
(B)	Our pro forma basic and diluted net loss per common share the nine months ended September 30, 2010 giving effect to the sale of 10,501,613 shares of Common Stock at the subscription price of $8.772 per share and the receipt of cash proceeds of $92.1 million;
(C)	Our pro forma basic and diluted net loss per common share the nine months ended September 30, 2010 assuming no exercise of subscription rights and assuming the sale of 10,501,613 shares of Common Stock at the subscription price of $8.772 per share to IEH and the purchase of these shares by IEH by the exchange of Series A-2 Preferred Stock. IEH has agreed to purchase a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised. IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

	(All amounts in thousands) Year Ended December 31, 2009
	Historical	Pro Forma	Adjusted Pro Forma
	(A)	(B)	(C)
Loss from continuing operations	$(60,349)	$(60,349)	$(60,349)
Operating loss from discontinued operations, net of tax	(2)	(2)	(2)
Loss from discontinued operations, net of tax	(2)	(2)	(2)
Net loss	$(60,351)	$(60,351)	$(60,351)
Less: preferred stock dividends-in-kind	$(9,913)	$(9,913)	$(6,769)
Loss attributable to common stockholders	$(70,264)	$(70,264)	$(67,120)
Basic and diluted net loss per common share
From continuing operations	$(3.60)	$(2.34)	$(2.24)
From discontinued operations	—	—	—
Total	$(3.60)	$(2.34)	$(2.24)
Basic and diluted weighted-average common shares outstanding	19,498	30,000	30,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding our business and the results of operations together with our present financial condition. This section should be read in conjunction with our interim condensed consolidated financial statements, annual consolidated financial statements and the accompanying notes contained elsewhere in this prospectus.

Overview

WestPoint International, Inc and its subsidiaries (the “Company” or “WPI”) are engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. The Company conducts its operations exclusively in the consumer home fashion industry and recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, the Company receives a small portion of its revenues through the licensing of its trademarks.

On August 8, 2005, WPI completed the acquisition of substantially all of the assets of WestPoint Stevens Inc. (“WPS”). The acquisition was completed pursuant to an asset purchase agreement dated June 23, 2005, which was subsequently approved by the U.S. Bankruptcy Court. See Note 7. Commitments and Contingencies, in our interim condensed consolidated financial statements and Note 9. Commitments and Contingencies in our annual audited consolidated financial statements both contained elsewhere in this prospectus.

Results of Operations

While net sales have increased in 2010 for the first time since inception, the Company has operated at a loss from its inception. The Company’s restructuring initiatives including plant closures, headcount reductions and non-operating asset sales are ongoing. Additionally, cotton price increases have been detrimental to product margins.

The table below is a summary of the Company’s operating results for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 (such periods are referred to as “fiscal 2009”, “fiscal 2008” and “fiscal 2007,” respectively.

	Nine Months Ended		Year Ended
	9/30/10	9/30/09	12/31/09	12/31/08	12/31/07
(In millions, except per share data)	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Net sales	$306.5	$263.8	$369.2	$424.5	$683.7
Gross earnings (loss)	24.6	22.2	31.8	29.5	(0.5)
Selling, general and administrative expenses	55.1	54.6	74.6	89.9	112.5
Restructuring charges	6.7	13.4	18.8	24.9	19.4
Long-lived asset impairment charges	5.4	4.7	4.8	7.2	37.4
Intangible asset impairment charges	—	4.7	4.9	5.7	9.4
Interest expense	0.9	1.0	1.4	1.6	1.9
Interest income	—	0.1	0.2	2.5	6.0
Equity in earnings (loss) of joint venture	1.1	1.8	2.8	(0.2)	0.7
Other income	1.1	4.1	9.7	9.0	9.1
Loss from continuing operations before income tax expense (benefit)	(41.3)	(50.2)	(60.0)	(88.5)	(165.3)
Net loss from continuing opeations	(41.5)	(50.5)	(60.4)	(88.5)	(165.3)
Net loss	(41.6)	(50.8)	(60.4)	(89.3)	(186.4)
Basic and diluted net loss per common share:
From continuing operations	$(2.52)	$(2.97)	$(3.60)	$(5.02)	$(8.85)
From discontinued operations	$(0.01)	$(0.01)	$0.00	$(0.04)	$(1.08)
Total	$(2.53)	$(2.98)	$(3.60)	$(5.06)	$(9.93)
Basic and diluted average common shares outstanding	19.5	19.5	19.5	19.5	19.5
Gross margin %	8.0%	8.4%	8.6%	7.0%	-0.1%
Depreciation expense:
In cost of goods sold	5.6	4.9	6.9	7.9	14.3
In SGA	2.3	2.7	3.5	4.6	3.9
In discontinued operations	—	—	—	—	0.6
Total	7.9	7.6	10.4	12.5	18.8

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

Net sales for the nine months ended September 30, 2010 increased by $42.7 million (16.2%), as compared to the corresponding prior year period and is inclusive of Ralph Lauren Home licensed products, which increased by $18.8 million (23.5%). Net sales of Ralph Lauren Home licensed products were $98.8 million as compared to $80.0 million for the nine month periods ended September 30, 2010 and 2009, respectively. This license agreement is changing in 2011. See “Risk Factors” for further discussion. Bed and bath products sales were $220.0 million and $86.5 million for the nine months ended September 30, 2010, respectively, compared to $188.2 million and $75.6 million for the nine months ended September 30, 2009, respectively. The increase in net sales during the first nine months of fiscal 2010 compared to the corresponding prior year period reflects increased sales volume to the Company’s existing customers. Gross earnings for the nine months ended September 30, 2010 increased by $2.4 million (10.8%), as compared to the corresponding prior year period, and reflects gross margins as a percent of net sales of 8.0% in the first nine months of fiscal 2010 and 8.4% in the corresponding prior year period. WPI will continue to realign its manufacturing operations to optimize its cost structure, pursuing offshore sourcing arrangements that employ a combination of owned and operated facilities, joint ventures and third-party supply contracts.

Beginning in the third quarter of 2010, there has been a shortage of cotton and cotton yarn that has forced us to pay significantly more for those materials. The shortages have resulted from weather problems in both Pakistan and China, which have decreased cotton production and have caused these countries, as well as other countries in the region, to decrease exports to protect domestic supplies. Furthermore, the shortages have resulted in the unwillingness of many producers to enter into long-term supply agreements, which has resulted in increased price volatility. These shortages have also resulted in increased prices for other raw materials, including polyester and nylon. The increases in production costs in recent periods has negatively affected our operating margins. We have not been able to pass all these cost increases to our customers through increased prices and, as a result, the margins on our products have decreased. To the extent we increase the prices of our products to take into account our increased costs, our sales may be negatively affected. The shortages may also impact the availability of raw materials, thereby adversely impacting the timing and volume of our sales. We expect the shortages to continue into 2011 and cannot determine when the shortages will end.

Selling, general and administrative expenses increased by $0.5 million (0.9%) for the nine months ended September 30, 2010 compared to the corresponding prior year period primarily due to variable fulfillment costs as a result of higher sales volume, and reflects SGA as a percent of net sales of 18.0% in the first nine months of fiscal 2010 and 20.7% in the corresponding prior year period. The Company endeavors to continue to lower its SGA expenditures by consolidating locations, reducing headcount and applying more stringent oversight of expense areas where potential savings may be realized.

Restructuring charges for the nine months ended September 30, 2010 decreased by $6.7 million (50.0%) as compared to the corresponding prior year period. Restructuring charges include severance, benefits and related costs, continuing costs of closed plants and transition expenses related to plants that have been or will be closed.

The Company continues its restructuring efforts and, accordingly, anticipates that restructuring charges (particularly with respect to the carrying costs of closed facilities until such time as these locations are sold) and operating losses will continue to be incurred for the remainder of fiscal 2010. If the Company’s restructuring efforts are unsuccessful or its existing strategic manufacturing plans are amended, it may be required to record additional impairment charges related to the carrying value of long-lived assets.

Long-lived asset impairment charges for the nine months ended September 30, 2010 increased by $0.7 million (14.9%) as compared to the corresponding prior year period. In recording impairment charges related to its plants, the Company compared estimated net realizable values of property, plant and equipment to their current carrying values.

Intangible asset impairment charges for the nine months ended September 30, 2010 decreased by $4.7 million (100%) as compared to the corresponding prior period. The Company assesses intangible assets with indefinite lives for impairment on an annual basis, during the fourth calendar quarter, and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying amount.

Equity earnings of the Company’s joint venture in Pakistan decreased by $0.7 million (38.9%) for the nine months ended September 30, 2010 compared to the corresponding prior year period. Other income (comprised primarily of royalty income and asset sales) decreased by $3.0 million (73.2%) in first nine months of fiscal 2010, compared to the corresponding prior year period, due primarily to a $0.3 million loss on asset sales recognized in 2010 compared to a $2.7 million gain on asset sales recognized in 2009.

The Company’s net loss decreased by $9.2 million (18.1%) for the nine months ended September 30, 2010 compared to the corresponding prior year period primarily as a result of the items discussed above.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net sales for fiscal 2009 decreased by $55.3 million (13.0%) as compared to fiscal 2008 inclusive of Ralph Lauren Home licensed product net sales which declined $17.8 million (13.7%). Ralph Lauren Home licensed product net sales were $112.6 million as compared to $130.4 million for fiscal 2009 and 2008, respectively. Bed and bath products sales were $258.9 million and $110.3 million for fiscal 2009, respectively, compared to $293.8 million and $130.7 million for fiscal 2008, respectively. The decrease in net sales during fiscal 2009 compared to fiscal 2008 continued to reflect lower sales due to the weak home textile retail environment. Gross earnings for fiscal 2009 increased by $2.3 million (7.8%) as compared to fiscal 2008 and reflects gross margins as a percent of net sales of 8.6% in fiscal 2009 and 6.9% in fiscal 2008. WPI continues to realign its manufacturing operations to optimize its cost structure, pursuing offshore sourcing arrangements that employ a combination of owned and operated facilities, joint ventures and third-party supply contracts.

Selling, general and administrative expenses decreased by $15.3 million (17.0%) for fiscal 2009 compared to fiscal 2008, reflecting the Company’s continuing efforts to reduce its selling, warehousing, shipping, general and administrative expenses. SGA as a percent of net sales was 20.2% in fiscal 2009 and 21.2% in fiscal 2008. The Company continues to lower its SGA expenditures by consolidating locations, reducing headcount and applying more stringent oversight of expense areas where potential savings may be realized.

Restructuring charges for fiscal 2009 decreased by $6.1 million (24.5%) as compared to fiscal 2008. Restructuring charges include severance, benefits and related costs, continuing costs of closed plants, and transition expenses related to plants that have been or will be closed.

Long-lived asset impairment charges for fiscal 2009 (exclusive of intangible asset impairment charges) decreased by $2.4 million (33.3%) as compared to fiscal 2008. In recording impairment charges related to its plants, the Company compared estimated net realizable values of property, plant and equipment to their current carrying values.

Intangible asset impairment charges related to the Company’s brands for fiscal 2009 decreased by $0.8 million (14.0%) compared to fiscal 2008. In recording impairment charges related to its trademarks, the Company compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates.

The Company continues its restructuring efforts and, accordingly, anticipates that restructuring charges (particularly with respect to the carrying costs of closed facilities until such time as these locations are sold) and operating losses are expected to be incurred for fiscal 2010. If the Company’s restructuring efforts are unsuccessful or its existing strategic manufacturing plans are amended, it may be required to record additional impairment charges related to the carrying value of long-lived assets.

Interest income in fiscal 2009 decreased by $2.3 million (92.0%) primarily as a result of lower interest rates and invested cash levels.

Equity earnings of the Company’s joint venture in Pakistan increased by $3.0 million for fiscal 2009 compared to fiscal 2008. Other income (comprised primarily of royalty income and asset sales) increased by $0.7 in fiscal 2009 compared to fiscal 2008.

The Company’s net loss decreased by $28.9 million (32.4%) for fiscal 2009 compared to fiscal 2008 primarily as a result of items discussed above.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net sales for fiscal 2008 decreased by $259.2 million (37.9%) as compared to fiscal 2007, inclusive of Ralph Lauren Home licensed product net sales which declined $21.3 million (14.0%). Ralph Lauren Home licensed product net sales were $130.4 million as compared to $151.7 million for fiscal 2008 and 2007, respectively. Bed and bath products sales were $293.8 million and $130.7 million for fiscal 2008, respectively, compared to $445.8 million and $235.6 million for fiscal 2007, respectively. The decrease in net sales during fiscal 2008 compared to fiscal 2007 reflected lower sales due to the weak home textile retail environment and the elimination of unprofitable programs. Gross earnings for fiscal 2008 increased by $30.0 million as compared to fiscal 2007 and reflect gross margins as a percent of net sales of 6.9% in fiscal 2008 and nil in fiscal 2007. The Company shifted manufacturing capacity from the United States to lower cost countries and closed numerous U.S. plants during 2007 and early 2008.

Selling, general and administrative expenses decreased by $22.6 million (20.1%) for fiscal 2008 compared to fiscal 2007, reflecting the Company’s continuing efforts to reduce its selling, warehousing, shipping, general and administrative expenses. SGA as a percent of net sales was 21.2% in fiscal 2008 and 16.5% in fiscal 2007.

Restructuring charges for fiscal 2008 increased by $5.5 million (28.4%) as compared to fiscal 2007. Restructuring charges include severance, benefits and related costs, continuing costs of closed plants, and transition expenses related to plants that have been or will be closed.

Long-lived asset impairment charges for fiscal 2008 (exclusive of intangible asset impairment charges) decreased by $30.2 million (80.7%). In recording impairment charges related to its plants, the Company compared estimated net realizable values of property, plant and equipment to their current carrying values.

Intangible asset impairment charges related to the Company’s brands for fiscal 2008 decreased by $3.7 million (39.4%) compared to fiscal 2007. In recording impairment charges related to its trademarks, the Company compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates.

Interest income in fiscal 2008 decreased by $3.5 million primarily as a result of lower interest rates and invested cash levels.

Equity earnings of the Company’s joint venture in Pakistan decreased by $0.9 million for fiscal 2008 compared to fiscal 2007. Other income (comprised primarily of royalty income and asset sales) decreased by $0.1 million in fiscal 2008 compared to fiscal 2007.

The Company’s net loss decreased by $97.1 million (52.1%) for fiscal 2008 compared to fiscal 2007 primarily as a result of items discussed above.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 “Summary of Significant Accounting Policies” in the accompanying notes to the annual consolidated financial statements contained elsewhere in this prospectus. The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

Impairment charges on intangible assets were based on valuations of the Company’s trademarks. The Company uses the relief from royalty method (a discounted earnings methodology) in assessing its trademarks for impairment. Significant assumptions inherent in the relief from royalty methodology employed include estimates of marketplace royalty rates, expected future licensing income and discount rates.

The Company evaluates the recoverability of its long-lived assets by comparing estimated future undiscounted cash flows with the asset’s carrying amount to determine if impairment exists. Impairment, if any, is then measured by comparing the carrying value to market value or is estimated based on discounted cash flow analyses. Long-lived asset impairment charges of $4.8 million, $7.2 million and $37.4 million were recorded by the Company during 2009, 2008 and 2007, respectively, related to the closure of certain domestic facilities.

We believe the following accounting policies are critical to our business operations and the understanding of results of operation and the affect of the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Accounts Receivable.

The Company maintains returns and allowances reserves as well as reserves for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The estimation process requires management to make certain assumptions, including assumptions based on historical results, the economic and competitive environment, changes in credit worthiness of customers, and other relevant factors. Changes in these key assumptions can have a significant impact on ultimate cash collections.

The Company believes that the accounting estimate related to the establishment of the allowance for doubtful accounts and the associated provisions in the results of operations is a “critical accounting estimate” because: (1) it requires Company management to make assumptions about the future collectibility of current balances due, as well as the future economic viability of the Company’s customer base; and (2) the impact of changes in actual collections versus these estimates could have a material impact on the Company’s financial statements. In establishing its estimates for allowance for doubtful accounts, the Company uses relevant historical and projected data, including historical trending of write-offs, returns and allowances, overdue status and credit ratings of its customers, and other current market indicators about general economic conditions that may impact the collectibility of accounts.

Inventories.

The Company maintains market reserves for estimated obsolete, excess, aged or off-quality inventories in order to properly state inventories at lower of cost or market (net realizable value). Differences between the cost of inventory and the estimated market value are based upon assumptions about future demand, channels of distribution, and market conditions. Changes in these market assumptions can have a significant impact on the estimated net realizable value of inventories.

In establishing its estimates for inventory reserves, the Company uses relevant historical and projected data, including current market indicators about general economic conditions that may impact the realizability of inventories.

If market conditions were to deteriorate, resulting in a markdown of sales prices, additional reserves to inventories may be required.

Property, Plant and Equipment and Long-lived Asset Recovery.

A significant portion of the Company’s total assets consists of long-lived assets, consisting primarily of property, plant and equipment (“PP&E”). Changes in the Company’s intended use of these assets, as well as changes in broad economic or industry factors, may cause the estimated period of use or the value of these assets to change. As a part of the restructuring process, the Company continues to review its domestic manufacturing capacities which could result in future plant impairments.

Depreciation is computed over estimated useful lives using the straight-line method for financial reporting purposes. Maintenance and repair costs are charged directly to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated.

Estimated useful lives for property, plant and equipment are as follows:

Buildings and improvements	4 to 40 Years
Machinery and equipment	1 to 18 Years
Leasehold improvements	Lesser of Lease Term or Useful Life (1 to 12 years)

PP&E are evaluated for impairment whenever indicators of impairment exist. Accounting standards require that if an impairment indicator is present, the Company must assess whether the carrying amount of the asset is unrecoverable by estimating the sum of the future cash flows expected to result from the asset, undiscounted and without interest charges. If the carrying amount is more than the recoverable amount, an impairment charge must be recognized, based on the fair value of the asset.

Intangible Assets.

In accordance with U.S. GAAP, indefinite-lived intangible assets are not amortized but are subject to impairment testing annually or more frequently whenever indicators of impairment are present.

Customer Incentives.

The Company maintains reserves for accommodations and incentives that are frequently granted to customers under its sales programs. The estimation process requires management to make assumptions regarding potential credits to be taken by customers based on historical experience and contracted amounts. Changes in these key assumptions could have a significant impact on ultimate credits granted.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. The more significant estimates include: (1) the valuation of accounts receivable and inventory; (2) the valuation of indefinite-lived intangible assets and long-lived assets; and (3) customer accommodations and incentives. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Liquidity and Capital Resources

At September 30, 2010, the Company had $22.6 million of cash and cash equivalents. There were no borrowings under the WestPoint Home revolving credit agreement as of September 30, 2010, but there were outstanding letters of credit of $9.8 million. Based upon the eligibility and reserve calculations within the agreement, the Company had unused borrowing availability of $62.8 million at September 30, 2010. As this agreement expires on June 15, 2011, we are actively exploring our financing options which might include but are not limited to extending the loan and security agreement, refinancing or obtaining alternate financing arrangements, although there is no assurance that we will be successful in obtaining such extension, refinancing or alternate financing arrangement. There are no financial ratio covenants in this revolving credit agreement. (See footnote 3. Indebtedness and Financial Arrangements, in the audited consolidated financial statements included elsewhere in this prospectus.)

The Company has not generated positive cash flows from operations. For the nine months ended September 30, 2010, the Company had net cash used in operating activities of $59.2 million including increases in continuing operations working capital of $29.7 million and cash used in discontinued operations of $0.9 million. For the years ended December 31, 2009, 2008 and 2007, the Company had net cash used in operating activities of $54.1 million, $12.7 million and $68.8 million, respectively, including increases (decreases) in continuing operations working capital of $2.4 million, $(65.1) million, and $(46.2) million along with cash used in discontinued operations of $1.3 million, $6.5 million, and $6.7 million, respectively. Capital expenditures were $1.5 million for the nine months ended September 30, 2010. For the years ended December 31, 2009, 2008 and 2007, capital expenditures were $1.7 million, $11.7 million and $29.7 million, respectively. Through a combination of existing cash on hand and its borrowing availability under the WestPoint Home senior secured revolving credit facility (together, an aggregate of $85.4 million as of September 30, 2010), the Company believes that it has adequate capital resources and liquidity to meet its anticipated requirements to continue its operational restructuring initiatives and for working capital and capital spending through the next twelve months. However, as discussed above, the Company’s revolving credit facility expires in June 2011, and if the Company is unable to extend the credit facility, obtain a replacement facility or obtain other financing, it may not have financing to fund its working capital needs and capital spending needs through the next twelve months. In its analysis with respect to the sufficiency of adequate capital resources and liquidity, the Company has considered that its retail customers may continue to face either negative or flat comparable store sales for home textile products during fiscal 2010. However, depending upon the levels of additional acquisitions and joint venture investment activity, if any, additional financing, if needed, may not be available to the Company or, if available, may not be on terms favorable to the Company. The Company’s estimates of its anticipated liquidity needs may not be accurate and new business opportunities or other unforeseen events could occur, resulting in the need to raise additional funds from outside sources, all of which could have a material adverse affect on the Company.

Contractual Obligations

At December 31, 2009, the Company’s major contractual obligations were as follows (in millions of dollars):

	Total	2010	2011	2012	2013	2014	Thereafter
Operating Leases	$35.7	$6.0	$4.5	$3.3	$2.8	$2.8	$16.3

Purchase orders or contracts for the purchase of certain inventory and other goods and services are not included in the table above. The Company is not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. Purchase orders are based on the Company’s current needs and are fulfilled by vendors within short time horizons. The Company does not have significant agreements for the purchase of inventory or other goods specifying minimum quantities or set prices that exceed expected requirements other than included in the above table.

The Company has no off-balance sheet arrangements.

New Accounting Standards

In December 2009, the Financial Accounting Standards Board (“FASB”) issued amended standards for determining whether to consolidate a Variable Interest Entity (“VIE”). This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing assessment of whether an enterprise is the primary beneficiary of such VIEs. This standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard did not have any impact on the Company’s consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

The Company is exposed to various market risks, including changes in certain raw material commodity prices. These exposures relate primarily to changes in cotton prices. A significant portion of the Company’s products include cotton, purchased in various forms such as baled cotton purchased from cotton merchants as well as cotton and cotton rich yarns, greige fabrics, finished fabrics and finished products purchased from various third party sources. The prices of cotton are impacted primarily by the world demand for cotton, annual acres of cotton planted and the weather.

The Company currently does not engage in any cotton hedge, derivative or significant long-term forward purchase contracts. However, given the current volatility in the cotton market, management is evaluating its risk management options in the future.

MANAGEMENT

Directors and Executive Officers

The members of our board of directors that are elected by holders of our Common Stock are divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The term of office of the first class of directors, consisting of Mr. John Piazza will expire at the annual meeting of stockholders to be held in 2013. The term of office of the second class of directors, consisting of Mr. SungHwan Cho will expire at the annual meeting of stockholders to be held in 2011. The term of office of the third class of directors, consisting of Mr. Icahn and Mr. Vincent Intrieri will expire at the annual meeting of stockholders to be held in 2012. In addition, IEP, the holder of our Series A-1 and Series A-2 Preferred Stock, is allowed to nominate and elect (and remove and replace) a total of six directors, of which five directors are currently serving on the board of directors and one additional director may be selected in the future by IEP. These directors are Mr. Harold First, Mr. Edward Kittredge, Mr. Robert Knauss, Mr. David Schechter and Mr. Hunter C. Gary. Officers are appointed by and serve at the discretion of the board of directors. Our executive officers and directors are as follows:

Name	Age	Title
Carl C. Icahn	74	Chairman of the Board, Director
John A. Piazza	62	Director, Chief Executive Officer and President
Andrew R. Skobe	46	Chief Financial Officer
Yevgeny Fundler	41	Vice President and General Counsel
Alan Kennedy	59	Senior Vice President, Sales — WestPoint Home
Rafael Rodriguez	48	Executive Vice President, Operations and Supply Chain — WestPoint Home
Harold First	74	Director
Vincent J. Intrieri	53	Director
Edward Kittredge	72	Director
Robert L. Knauss	79	Director
David S. Schechter	35	Director
Hunter C. Gary	37	Director
SungHwan Cho	36	Director

Carl C. Icahn.  Mr. Icahn was elected director of WestPoint International on October 5, 2005. From 1994, Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company primarily engaged in the business of manufacturing covered hopper and tank railcars. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as chief executive officer of Icahn Capital LP, a wholly-owned subsidiary of IEP, and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 through August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of IGP, the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Mr. Icahn has served as chairman of the board and as a director of Tropicana Entertainment Inc. (Tropicana), a casino and resort owner and operator, since March 2010. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc. (GB Holdings), which owned an interest in Atlantic Coast Entertainment Holdings, Inc., the owner and operator of The Sands Hotel and Casino in Atlantic City, New Jersey, until November 2006. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated (ImClone), a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. From July 1993 to July 2010, Mr. Icahn served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. Mr. Icahn was a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010. Mr. Icahn was a director of WCI Communities, Inc. (WCI), a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. In December 2007, Mr. Icahn became a director of Federal-Mogul Corporation (Federal-Mogul), a supplier of automotive products, and since January 2008 has been the chairman of the board of Federal-Mogul. Mr. Icahn was a director of Motricity, Inc. (Motricity), a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Icahn was a director of Yahoo! Inc., an Internet services provider, from August 2008 to October 2009. Mr. Icahn received his B.A. from Princeton University. Mr. Icahn brings to us his significant business experience and leadership role as director in various companies as discussed above. In addition, Mr. Icahn is uniquely qualified based on his historical background for creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor over the past 40 years.

In addition, and without acknowledging the following disclosure is required, on January 5, 2001, Reliance Group Holdings, Inc. (Reliance) commenced an action in the United States District Court for the Southern District of New York against Mr. Carl Icahn, Icahn Associates Corp. and High River alleging that High River’s tender offer for Reliance 9% senior notes violated Section 14(e) of the Exchange Act. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The Court initially imposed a temporary restraining order. Defendants then supplemented the tender offer disclosures. The Court conducted a hearing on the disclosures and other matters raised by Reliance. It then denied plaintiff’s motion for a preliminary injunction and ordered dissolution of its temporary restraining order following dissemination of the supplement. Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied plaintiff’s stay application. On January 30, 2001, Reliance also sought a further temporary restraining order from the District Court. The Court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint was dissolved. The appeal was argued on March 9 and denied on March 22, 2001.

John Piazza.  Mr. Piazza joined WestPoint International as President, Chief Executive Officer and a director effective as of May 15, 2008. Mr. Piazza served as Chief Executive Officer of Piazza Investments Holdings LLC from April 2006 through May 2008. Mr. Piazza served as Chief Executive Officer of International Legwear Group, Inc. from 2001 through 2006. Mr. Piazza was a former senior corporate officer of the Sara Lee Corporation and held various positions in divisions of Sara Lee, including the position of Chief Executive Officer. Mr. Piazza received numerous awards of recognition during his career at Sara Lee, including being a 12-time recipient of the Record Performance Award for yearly profit and 7-time recipient of the President’s Award for profit growth exceeding 15%. Mr. Piazza has 22 years of experience in apparel and over 32 years of experience in marketing and selling consumer packaged goods. Mr. Piazza joined Sara Lee in 1983 as Vice President of Marketing for its L’eggs Products division and was promoted to President of L’eggs in 1987. At L’eggs, share leadership climbed from a 28% in 1983 to over 50% share in 1990 across all mass, food, and drug outlets. In 1989, Mr. Piazza was appointed Chief Executive Officer of Sara Lee Hosiery which included the L’eggs and Hanes divisions of Sara Lee. Piazza embarked on an acquisition strategy and expanded Sara Lee Hosiery into Canada and South America. Also during this period, Mr. Piazza drove the transformation of the Adams-Millis sock division from a mid-sized private label producer into the largest —  and one of the most profitable — branded sock companies in America. In 1996, Mr. Piazza organized the Hanes Megabrand Marketing & Sales Team Group. This group was responsible for all sales and marketing for Sara Lee’s Hanes brand. Concentrating on Wal-Mart, Kmart, and Target, Piazza drove Hanes wholesale sales at these accounts from $500 million in 1996 to $1.8 billion in 2001. Mr. Piazza started his career in 1970 as a Product Manager for Remington Corporation, a division of Sperry-Rand. He joined the Clairol division of Bristol-Myers in 1976 as Director of Marketing. From 1981 to 1983, he served as Vice President of Marketing and Planning for Kellwood Corporation. Mr. Piazza attended college at Sacred Heart University in Fairfield, Connecticut and graduate school at the University of Bridgeport, in Bridgeport, Connecticut.

Andrew Skobe.  Mr. Skobe joined WestPoint International as Chief Financial Officer effective as of February 3, 2009. From January 2006 until February 2009, he worked for IEP serving in two interim positions as Chief Financial Officer and Chief Accounting Officer, as well as Treasurer. Mr. Skobe has also served as Vice President and Treasurer for Columbia House (a global direct marketer of video and music entertainment products) from November 2002 until August 2005. Prior to that, he was the former CFO and a Director of Raging Knowledge, a privately held software company. The corporate executive has also held senior financial positions with Parson Consulting, Dun & Bradstreet, Marvel Entertainment Group, Inc., General Motors, and Manufacturers Hanover. Mr. Skobe holds an MBA in accounting and finance from Columbia University, and a bachelor’s degree in economics from Boston University.

Yevgeny Fundler.  Mr. Fundler has served as General Counsel of WestPoint International since November 19, 2009 and became Vice President of WestPoint International on March 1, 2010. Since March of 2010, he has also handled the legal affairs of Icahn Sourcing LLC as its part-time, contract-based counsel. From September 2006 through February 2010, Mr. Fundler served as Assistant General Counsel of IEP. From March 20000 to September 2006, Mr. Fundler also served as Counsel with Icahn Associates and affiliates. Prior to Icahn Associates, Mr. Fundler worked for Gordon Altman Weitzen Shalov & Wein, representing interests of various corporate and institutional clients in a broad range of corporate, mergers and acquisitions and other transactions, including the transactions of Mr. Icahn and his affiliates. Prior to joining the corporate group at Gordon Altman Weitzen Shalov & Wein, Mr. Fundler had his own practice in Silicon Valley and San Francisco, with emphasis on representing start-up entrepreneurs. Mr. Fundler received a B.A. in International Business in 1993 from San Diego State University and a J.D. in 1996 from University of California, San Francisco, Hastings College of Law.

Alan Kennedy.  Mr. Kennedy has served as Senior Vice President, Sales of WestPoint Home since 2008. From 2004 to 2008, Mr. Kennedy served as Senior Vice President, Merchandising and from 2002 to 2005, Mr. Kennedy served as Vice President of Sales. From 2001 through 2002, Mr. Kennedy served as Vice President for Marketing. Prior to that, he worked for CMI Industries.

Rafael Rodriguez.  Mr. Rodriguez has served as WestPoint Home, Inc.’s Executive Vice President of Operations & Supply Chain since May of 2009. Mr. Rodriguez is a multicultural bilingual operations leader and global supply chain strategist with over fifteen years of hands-on experience building and managing international organizations. Prior to joining WestPoint, Mr. Rodriguez was Vice President Market Leader for Operations Associates, a consulting organization that specializes in creating customized global supply chain solutions. Prior to Operations Associates, Mr. Rodriguez was Vice President of Global Supply Chain Management Strategy for Hanesbrands, Inc., a manufacturing and marketing global consumer products company. Mr. Rodriguez has held various positions in divisions of Sara Lee Corporation / Playtex Products, including the position of Vice President of Operations — Caribbean, Director of Operations — Puerto Rico, and Country Manager — Dominican Republic. Mr. Rodriguez graduated from University of Florida with a Bachelors of Science in Industrial and Systems Engineering and received an MBA from Duke University, the Fuqua School of Business.

Harold First.  Mr. First was elected director of WestPoint International on November 18, 2005. Mr. First has been an independent financial consultant since January 1993. Mr. First has served on the board of directors and as a member of the audit committee of American Railcar Industries, Inc. since January 2007. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (NYSE) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (Newkirk), another NYSE traded real estate investment trust on December 31, 2006. Since April 2010, Mr. First has served as a director and chairman of the audit committee of XO Holdings, Inc., a telecommunications services provider. From April 2001 to March 2006, Mr. First served on the board of directors of GB Holdings. From January 2006 through December 2006, Mr. First was a director of Newkirk. Mr. First was a director of PANACO Inc., an oil and gas drilling firm, from September 1997 to December 2003. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College. Mr. First has significant business experience and leadership roles in various companies, as discussed above. Mr. First has been our director since November 2005. His knowledge of our business and extensive board experience are important aspects of his service on our board.

Vincent J. Intrieri.  Vincent J. Intrieri is a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company. Since November 2004, Mr. Intrieri also has served as senior managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages third-party private investment funds. Since January 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, he served as president and chief executive officer of Philip Services Corporation, a metal recycling and industrial series company. Mr. Intrieri is a director of American Railcar Industries, Inc. (ARI) and served as ARI’s senior vice president, treasurer and secretary from March 2005 to December 2005. From November 2006 to November 2008, Mr. Intrieri served on the board of directors of Lear Corporation, a supplier of automotive interior systems and components. From August 2008 through September 2009, Mr. Intrieri was a director of WCI. He is chairman and a director of PSC Metals, Inc., chairman of Viskase Companies, Inc. and a director of WestPoint International, Inc., Federal-Mogul Corporation and XO Holdings, Inc., a telecommunications services provider. Since January 4, 2011, Mr. Intrieri has been a director of Motorola Solutions, Inc., a provider of communication products and services. Mr. Intrieri is a certified public accountant and received a bachelor’s degree in accounting from The Pennsylvania State University. Mr. Intrieri brings to us his significant business experience as well as his experience as a director in various companies, as discussed above.

Edward Kittredge.  Mr. Kittredge was elected director of WestPoint International on October 5, 2005. Mr. Kittredge currently serves as Chairman Emeritus of Gerber Childrenswear, Inc. (“GCI”), a marketer of infants and toddlers apparel and related products and a division of Kellwood Company, an apparel and textile conglomerate. Mr. Kittredge had led a group of investors in the purchase of GCI from Gerber Products Company in January 1996 and served as GCI’s Chairman, Chief Executive Officer, President and as a director of GCI from January 1996 until June 2002 when it was sold to Kellwood Company. GCI was publicly owned from June 1998 until June 2002. From 1990 to 1996, Mr. Kittredge was Chairman and Managing Partner of EKI Investments, Inc. From 1984 to 1990, Mr. Kittredge served as Chairman and Chief Executive Officer of Denton Mills, manufacturer of Dr. Denton children’s pajamas. From 1980 to 1984, he was President and CEO of Royal Manufacturing Company, a privately owned men’s underwear and active sportswear company. For the 18 years prior to that, he held a variety of senior sales and marketing and management positions at Union Underwear Company, the manufacturer of Fruit of the Loom products, including national director of all branded and private label sales and as head of its BVD Division. Mr. Kittredge brings to us his significant business experience as well as his experience as a director in various companies, as discussed above.

Robert L. Knauss.  Mr. Knauss was elected director of WestPoint International on November 18, 2005. Mr. Knauss has been a member of the board of directors of XO Holdings, Inc., a telecommunications services provider, since February 2006 and from August 2004 until such time served as a director of XO Communications, Inc. Mr. Knauss currently serves as non-executive chairman of the NYSE-listed investment fund Equus II, Inc., and as an independent director and chair of the audit committee of The Mexico Fund, Inc. He previously served as chairman of Philip Services Corporation from 1998 to 2000 and as chairman and principal executive officer from 2002 to 2003. Mr. Knauss also previously served as the Dean and Distinguished Professor of the University of Houston Law Center and as Dean of Vanderbilt University Law School. Mr. Knauss holds a J.D. from University of Michigan and a B.A. from Harvard College. Mr. Knauss brings a strong business background to the Company. He also brings a unique perspective to the board from his tenure in the academic world. He has substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards. As a result of this service, he has a broad understanding of the operational, financial and strategic issues facing public companies. Mr. Knauss brings significant financial and operational management, as well as financial reporting, experience to the board.

David S. Schechter.  Mr. Schechter was elected director of WestPoint International on January 11, 2007. Mr. Schechter has, since July 2008, served as Managing Director for Icahn Capital LP, the entity that manages the private investment funds in the Icahn Group and in various roles of increasing responsibility since November 2004. From January 2004 to October 2004, Mr. Schechter served as an investment analyst with Icahn Associates Corp. and High River Limited Partnership, entities that are primarily engaged in the business of holding and investing in securities. Mr. Schechter also serves on the boards of directors of the following companies: Federal-Mogul Corporation, a supplier of automotive products; and XO Holdings, Inc., a telecommunications company. Since July 2010, Mr. Schechter has served as a director of Hain Celestial Group, Inc. Prior to January 2004, Mr. Schechter served as vice president of global special situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania. Mr. Schechter has significant finance and investment experience, and brings that experience and his perspectives on management and finance to the board. He has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.

Hunter C. Gary.  Mr. Gary was elected director of WestPoint International on June 20, 2007. Since November 2010, Mr. Gary has served as the Senior Vice President of IEP. and since June 2003, Mr. Gary has been employed by Icahn Associates Corporation in various roles of increasing responsibility, most recently as the Chief Operating Officer of Icahn Sourcing LLC. His specialty focuses on post-acquisition management of companies in which Mr. Carl C. Icahn has a significant interest and hands-on involvement with, and support of, portfolio company management to reduce costs, enhance performance, and achieve higher returns on invested capital. Prior to joining Icahn, from 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group, most recently as a Managing Director. Since January 2011, Mr. Gary has served as a director of Tropicana Entertainment Cayman Holdings Company and since March 2010, Mr. Gary has served as a director of Tropicana Entertainment Inc., a hotel and gaming provider. Since January 2008, Mr. Gary has served on the board of directors of American Railcar Industries, Inc., a manufacturer of railcars. Mr. Gary has also served as a director of Motricity, a provider of mobile data services since 2007. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary has extensive experience dealing with operations matters for a variety of companies which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

SungHwan Cho.  Mr. Cho was elected director of WestPoint International on January 31, 2008. Since October 2006, Mr. Cho served as Senior Vice President and previously as Portfolio Company Associate at IEP. Mr. Cho served as Director of Finance for Atari, Inc., a publisher of video game software from October 2004 to September 2006. Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers, from 1999 to 2002. Mr. Cho served as an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho also serves on the Board of Directors of PSC Metals Inc., a metal recycling company; Take-Two Interactive Software Inc, an interactive software company; and Viskase Companies, Inc., a meat casing company. Mr. Cho previously served as a director for PSC, LLC, an industrial cleaning and environmental services company. Mr. Cho received an MBA from New York University’s Leonard N. Stern School of Business and a B.S. in Computer Science from Stanford University. The Board has concluded that Mr. Cho should serve as a director because of his significant business and financial experience and leadership roles in various companies, as discussed above.

Directors’ Compensation

Each of the directors listed below is paid a quarterly fee of $10,000 in connection with such director’s service on the Board, and a quarterly fee of $2,500 in connection with such director’s service on the audit committee. Our remaining directors do not receive compensation from us for their service on the Board.

Director Compensation — 2010

Name	Fees Earned or Paid in Cash ($)	Total ($)
Harold First	50,000	50,000
Edward Kittredge	50,000	50,000
Robert L. Knauss	50,000	50,000
Carl C. Icahn	—	—
Vincent J. Intrieri	—	—
David S. Schechter	—	—
Hunter C. Gary	—	—
SungHwan Cho	—	—

EXECUTIVE COMPENSATION

Executive Officer Compensation.

The following table sets forth information regarding compensation with respect to the fiscal year ended December 31, 2010, paid or accrued by us to or on behalf of those persons who, during the fiscal year ended December 31, 2010, served as our Chief Executive Officer or Chief Financial Officer, as well as our most highly compensated officers during the year ended December 31, 2010 (the “named executive officers”).

Summary Compensation Table — 2010

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)		Total ($)
John Piazza Chief Executive Officer, President and Director	2010	$500,000	—		$500,000
Andrew Skobe Chief Financial Officer	2010	$325,000	—		$325,000
Alan Kennedy Senior Vice President, Sales, WestPoint Home	2010	$290,000	$120,000	(1)	$410,000
Rafael Rodriguez Executive Vice President, Operations and Supply Chain, WestPoint Home	2010	$280,000	—		$280,000
Yevgeny Fundler Vice President and General Counsel	2010	$300,000	—		$300,000

(1)	Mr. Kennedy was paid this amount on January 31, 2010 pursuant to the terms of the Company’s 2008 Incentive Bonus Plan. Mr. Kennedy received the above award in January 2008, but such award did not vest for a period of two years and required Mr. Kennedy to provide services to us during such vesting period.

Compensation Discussion and Analysis

Summary

This report is the Compensation Discussion and Analysis of our executive compensation program and an explanation and analysis of the material elements of total compensation paid to each of our named executive officers.

General Executive Compensation Philosophy

Our general executive compensation philosophy has been established by our Board of Directors. In the future, we expect our compensation committee, which was formed in October 2010 and is comprised of Messrs. Cho, Gary and Schechter with Mr. Gary acting as chairperson to address executive compensation issues, pursuant to authority delegated to it by the Board of Directors.

We compensate our executive management through a combination of salaries and cash incentive bonuses that are directly linked to our financial performance. We believe our executive compensation program is structured to align management’s incentives with the interests of our stockholders, and to maximize profitability and stockholder value.

Historically, as well as in the future, our executive compensation program is intended to balance short-term and long-term goals with a combination of payments that we believe to be appropriate for motivating our executive officers. Our executive compensation program is designed to:

•	Align the interest of our executive officers with stockholders by motivating executive officers to increase shareholder value and reward executives when stockholder value increases;
•	Attract and retain talented and experienced executives that strategically address our short-term and long-term needs;
•	Reward executives whose knowledge, skills and performance are critical to our success;

•	Foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholder; and
•	Compensate our executive in manner that motivates them to manage our business to meet our long-term objectives and create stockholder value.

To help achieve these objectives, the compensation committee expects to tie a substantial portion of the executives’ overall compensation to key strategic financial and operational goals, such as revenue, EBITDA and return on working capital.

The compensation committee intends that our executive compensation program will reward both team and individual accomplishments by emphasizing a combination of corporate results and individual accountability. A portion of total compensation is expected to be placed at risk through annual performance bonuses and long-term incentives.

We seek to provide competitive compensation that is commensurate with performance. We generally target compensation at the median for companies in our industry.

Executive Compensation Process

Until our compensation committee was formed in October 2010, our Board of Directors oversaw and approved all compensation and awards made to executive officers under our executive compensation program. We expect our compensation committee to perform this role in the future.

The compensation committee’s responsibilities and authorities are specified in the compensation committee’s charter which was approved by the board of directors as of January 24, 2011. The compensation committee’s functions and authority include, but are not limited to, the review and approval of employment agreements, offer letters, severance and separation agreements, base salary, annual bonus and incentives, and other compensation and employment decisions for the following: employees with a base salary and bonus above a specified threshold, each of our executive officers, including the named executive officers, and such other senior officers as the compensation committee deems appropriate. In addition, the compensation committee is responsible for the evaluation of the performance of our Chief Executive Officer and other named executive officers, oversight and administration of non-customary compensation, severance or other plans that are outside of the terms and conditions contained in the applicable plan and have an aggregate dollar value exceeding a specified threshold. The compensation committee is also responsible for the review and approval of all our human resources plans such as the 401(k) plan, health and welfare plans, compensation of our board of directors and any other matters delegated to the compensation committee by our board of directors.

Our Named Executive Officers for 2010

This analysis focuses on the compensation paid to our “named executive officers,” which is a defined term generally encompassing all persons that served as our principal executive officer or principal financial officer at any time during the last fiscal year, as well as certain other highly paid executive officers and key personnel serving in such positions at the end of the fiscal year. For 2010, our named executive officers consisted of the following officers:

1.	Mr. John Piazza. During 2010, Mr. Piazza served as our Chief Executive Officer and President.
2.	Mr. Andrew Skobe. During 2010, Mr. Skobe served as our Chief Financial Officer.
3.	Mr. Alan Kennedy. During 2010, Mr. Kennedy served as Senior Vice President, Sales, WestPoint Home.
4.	Mr. Rafael Rodriguez. During 2010, Mr. Rodriguez served as Executive Vice President, Operations and Supply Chain, WestPoint Home.
5.	Mr. Yevgeny Fundler. Mr. Fundler served as General Counsel of WestPoint International since November 19, 2009 and became Vice President of WestPoint International on March 1, 2010.

Elements of Compensation

Base Salaries

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as our ability to replace the individual, our Board of Directors’ and compensation committee’s assessment of the contribution and competence of the individual and other primarily judgmental factors deemed relevant by our Board of Directors and compensation committee.

In the past, we have not utilized compensation consultants to determine the level of base salary. Base salaries for our named executive officers typically are established through arm’s-length negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience and prior salary.

During 2010, Mr. Piazza served as our Chief Executive Officer pursuant to an employment agreement that expired on December 31, 2010. For 2010, Mr. Piazza’s employment agreement set forth his base salary of $500,000 per year. Since December 31, 2010, Mr. Piazza has continued to serve as our Chief Executive Officer without an employment agreement. None of our other executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee intends to review and evaluate for adjustment the base salaries of our executives that do not have an employment agreement based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary and the amounts paid to an executive officer’s peers inside our company. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers.

During 2010, the base salary of our named executive officers was:

Name	Base Salary
John Piazza	$500,000
Andrew Skobe	$325,000
Alan Kennedy	$290,000
Rafael Rodriguez	$280,000
Yevgeny Fundler	$300,000

Incentive Cash Bonuses

We have in the past provided an incentive-based annual cash bonus program for our executives, although no such plan was adopted in 2010.

Equity Incentive

We have not granted our executives or employees any equity compensation or equity incentive awards.

Other Benefits

Change in Control

We do not offer any change in control benefits to our executives.

Perquisites and Other Benefits

Our executives are eligible for the following benefits on the same basis as other eligible employees:

•	Health insurance;
•	Personal time off;
•	Life insurance;
•	Short-term and long-term disability; and
•	A 401(k) plan.

Effect of Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to the holdings of: (a) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (b) each member of the board of directors and each executive officer; and (c) all of our directors, named executive officers and executive officers as a group. This information is as of January 1, 2011, except as otherwise indicated. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. As of January 1, 2011, there were 19,498,389 shares of our Common Stock issued and outstanding. Unless otherwise indicated, the address for the stockholder is c/o WestPoint International, Inc. 28 East 28 Street, New York, NY 10016.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of Common Stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any convertible securities, which include the subscription rights, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, held by such person or entity which are exercisable or convertible within 60 days of the date of this prospectus have been exercised or converted, as the case may be.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Carl C. Icahn	37,964,664	(2)(3)	85.8	%(4)
John A. Piazza	0		—
Andrew R. Skobe	0		—
Robert Knauss	0		—
Harold First	0		—
Vincent J. Intrieri	0		—
Edward Kittredge	0		—
David S. Schechter	0		—
Hunter Gary	0		—
SungHwan Cho	0		—
Alan Kennedy	0		—
Rafael Rodriguez	0		—
Yevgeny Fundler	0		—
All executive officers and directors as a group (13 persons)	37,964,664	(2)(3)	85.8	%(4)
5% Shareholders
Contrarian Fund LLC 411 West Putnam Avenue, Suite 225 Greenwich, CT 06830	5,884,015		26.3%
CP Capital Investments, LLC 1829 Reisterstown Road, Suite 420 Baltimore, MD 21208	4,816,537		22.0%

(1)	Shares issuable pursuant to subscription rights are deemed to be beneficially owned; accordingly, information includes the following numbers of shares of Common Stock issuable upon exercise of subscription rights held by the following entities:

Contrarian Fund LLC — 2,910,774

Includes 992,031 subscription rights to be transferred to Contrarian Fund LLC upon the effectiveness of the registration statement of which this prospectus is a part by Satellite Senior Income Fund LLC.

CP Capital Investments, LLC — 2,382,870

Includes 812,087 subscription rights to be transferred to CP Capital Investments, LLC upon the effectiveness of the registration statement of which this prospectus is a part by Satellite Senior Income Fund LLC.

(2)	Carl C. Icahn, through IEP and its affiliates, is deemed to be the beneficial owner of 13,197,193 shares of WestPoint International Common Stock held by Textile Holding LLC. Textile Holding is a wholly-owned subsidiary of IEH. IEP owns a 99% limited partnership interest in IEH. As of August 10, 2010, affiliates of Carl C. Icahn beneficially owned an aggregate of approximately 92.6% of the outstanding depositary units representing IEP limited partner interests. IGP owns a 1% general partner interest in IEP. IGP is a wholly owned subsidiary of Beckton Corp. All of the outstanding capital stock of Beckton Corp. is owned by Mr. Icahn.
(3)	Includes 22,814,663 shares of our Common Stock underlying the Series A-1 Preferred Stock and Series A-2 Preferred Stock held by IEH as of January 1, 2011 and 1,952,808 subscription rights held by Aretex, LLC, an affiliate of IEP. Under our agreement with IEH, IEH has agreed to purchase at the exercise price, through a direct or indirect subsidiary, a number of shares of our Common Stock equal to the number of shares with respect to which subscription rights are not exercised by the subscription rights expiration date. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares. The table does not include any shares underlying the preferred stock or assume the acquisition of any shares pursuant to subscription rights.
(4)	The percentage calculation in the table assumes the issuance of 22,814,663 shares of our Common Stock upon conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock held by IEH as of January 1, 2011 and 1,952,808 subscription rights held by Aretex, LLC, an affiliate of IEP. The beneficial ownership percentage held by Mr. Icahn excluding these shares and subscription rights would be 67.7%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into a Rights Offering Sponsor Agreement dated June 23, 2005 with IEH where IEH has agreed to purchase at the exercise price of $8.772 per share, through a direct or indirect subsidiary, a number of shares of our Common Stock equal to the number of shares with respect to which any of the subscription rights issued by us pursuant to the Asset Purchase Agreement are not exercised by the subscription rights expiration date. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

Icahn Sourcing, LLC, or Icahn Sourcing, is an entity formed and controlled by Carl C. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligation to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as members of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of certain provisions of our Common Stock and is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Amended and Restated Certificate of Incorporation, and By-laws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

General

We are authorized to issue 200,000,000 shares of Common Stock, par value $0.01 per share. As of January 1, 2011, 19,498,389 shares of Common Stock were issued and outstanding. The following description of our Common Stock is not complete and is subject to and qualified by reference to our Certificate of Incorporation.

Dividends, Voting Rights and Liquidation

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. The holders of Common Stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all our debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock.

Directors

Holders of Common Stock are entitled, by majority vote, to elect four directors on the board of directors. Our Certificate of Incorporation and Bylaws provide that the directors elected by the holders of Common Stock are divided into three classes, each serving staggered three-year terms ending at the annual meeting of stockholders. The number of directors on the board of directors that the holders of Common Stock are entitled to elect may be reduced (to a number no less than one) by a resolution adopted by the affirmative vote of a majority of the entire board of directors. No reduction in the size of the board of directors will reduce the term of any director then in office, and such director, or such director’s successor in the event of the resignation or removal of such director, shall remain in office through the expiration of such director’s term. The board of directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies of the classified directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Any director elected by the holders of Common Stock may be removed from office only for cause upon the affirmative vote of the holders of at least 85% of the then outstanding shares of Common Stock. These provisions are likely to increase the time required for holders of Common Stock to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for holders of Common Stock to effect a change in the majority of the members of the board of directors that the holders of Common Stock are entitled to elect.

Preemptive/Conversion Rights

Our Common Stock has no preemptive, conversion or other rights to subscribe for additional securities.

Redemption/Sinking Fund

There are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

We have the authority to issue up to 10,000,000 shares of Preferred Stock, par value $0.01 per share. The description of Preferred Stock provisions set forth below is not complete and is subject to and qualified by reference to our Certificate of Incorporation and the Certificate of Designations relating to each series of Preferred Stock.

The board of directors has the right, without the consent of holders of Common Stock, to designate and issue one or more series of Preferred Stock, which may be convertible into Common Stock at a ratio determined by the board of directors. A series of Preferred Stock may bear rights superior to Common Stock as to voting, dividends, redemption, distributions in liquidation, dissolution or winding up, and other relative rights and preferences. The board of directors may set the following terms of any series of Preferred Stock:

•	the number of shares constituting the series and the distinctive designation of the series;
•	dividend rates, whether dividends are cumulative and, if so, from what date; and the relative rights of priority of payment of dividends;
•	voting rights and the terms of the voting rights;
•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;
•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;
•	sinking fund provisions for the redemption or purchase of shares;
•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment;
•	limitations and restrictions to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition of, our Common Stock or any other class or classes of stock ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up;
•	conditions or restrictions upon the creation of indebtedness or upon the issuance of additional stock ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding-up; and
•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

As of January 1, 2011, we had issued a total of 2,395,539.60 shares of Preferred Stock in two series, one designated Series A-1 Preferred Stock, of which 1,197,769.80 shares were outstanding on such date, and one designated Series A-2 Preferred Stock, of which 1,197,769.80 shares were outstanding on such date.

Series A Preferred Stock

Our board of directors has designated 2,000,000 shares of the Preferred Stock that were issued as Series A-1 Preferred Stock and 2,000,000 shares of the Preferred Stock that were issued as Series A-2 Preferred Stock.

When we refer to “Series A Preferred Stock” we are referring to both the Series A-1 and Series A-2 Preferred Stock. Except as described below, the Series A-1 Preferred Stock has all of the same terms, rights and limitations of the Series A-2 Preferred Stock described below. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

General

The description of the provisions of the Series A Preferred Stock set forth below is not complete and is subject to and qualified by reference to our Certificate of Incorporation and the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series A Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

Ranking

With respect to dividend rights, rights on redemption and rights on liquidation, dissolution and winding up, shares of Series A-2 Preferred Stock rank senior to all Common Stock and on a parity with the shares of Series A-1 Preferred Stock. Subject to the special voting rights of the holders of Series A-2 Preferred Stock and Series A-1 Preferred Stock described below, we have the authority to designate and issue additional classes or series of capital stock, the terms of which may provide that such class or series ranks senior to the Series A-2 Preferred Stock as to dividend rights, rights on redemption and rights on liquidation, dissolution and winding up.

Dividends

We are required to pay quarterly dividends to the holders of Series A Preferred Stock in the amount of $1.125 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock. Dividends on each share of Series A Preferred Stock are cumulative and will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Dividends on each share of Series A Preferred Stock are payable in arrears on the 1st day of January, April, July and October in each year, or the first business day thereafter. We may pay these dividends either in cash or by issuing additional shares of Series A Preferred Stock with an aggregate value equal to the amount of such dividends. For this purpose, any additional shares of Series A Preferred Stock will have a stated value of $100 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock. Through January 2011, approximately 395,540 shares of Series A Preferred Stock have been issued as dividends of Series A Preferred Stock.

Liquidation Preference

Each share of Series A Preferred Stock shall have an initial stated value equal to $100, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock (the “Stated Value”). In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive in respect of each share of Series A Preferred Stock held by such holders, prior to any distribution to the holders of Common Stock, a liquidation preference in an amount equal to the Stated Value plus all accrued but unpaid dividends thereon to the date fixed for the applicable liquidation, dissolution or winding up. Upon and after any liquidation, dissolution or winding up of the Company, unless and until the holder of each share of Series A Preferred Stock receives payment in full of the full amount of the liquidation preference to which such holder is entitled, the Company shall not redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any shares of Common Stock or any other class or series of our capital stock that ranks junior to the Series A Preferred Stock with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution.

The following events will be deemed to be a liquidation, dissolution and winding up of WestPoint:

•	a merger or consolidation of with or into another person that is not one of our affiliates or other corporate reorganization under the circumstances in which the holders of a majority in voting power of our outstanding capital stock, immediately prior to such transaction, own less than a majority in voting power of our outstanding capital stock, or the outstanding capital stock of the surviving or resulting person immediately following such transaction;
•	the sale, license, lease, abandonment, transfer or other disposition of all or substantially all of our assets, whether in one transaction or a series of transactions, to a person or a group of persons acting in concert; and
•	the issuance, sale, transfer or other disposition by WestPoint or any of our stockholders, whether in one transaction or in a series of related transactions, of a majority of the shares of our Common Stock, to one person or a group of persons, other than a person who is a stockholder or an affiliate of a stockholder.

Any merger, consolidation, reorganization, transfer of assets or other transaction arising out of the resolution of the litigation pending in the United States District Court for the Southern District of New York and in the United States Bankruptcy Court for the Southern District of New York among Contrarian Fund LLC, certain other investment funds and WestPoint will not be deemed a liquidation, dissolution or winding up.

Permitted Merger

Pursuant to the Certificate of Designation, the holders of the Series A Preferred Stock are not entitled to vote on a Permitted Merger and the consummation of a Permitted Merger is not deemed a liquidation, dissolution or winding up of the Company.

“Permitted Merger” means a merger transaction whereby:

•	we merge with and into a Delaware limited liability company that we form as a direct, wholly-owned subsidiary without any assets or liabilities and solely for the purpose of entering into the merger and that will survive the merger and continue our business and affairs;
•	all outstanding shares of our Preferred Stock are converted into Preferred interests of the Delaware limited liability company with the same rights, preferences and privileges as set forth in a Certificate of Designation;
•	we do not distribute or transfer by way of dividend or otherwise any cash or other assets, other than to the Delaware limited liability company in connection with the merger; and
•	we make no distribution, dividend or transfer of any kind to the holders of our Common Stock or any other equity interest, except for the exchange of the our Common Stock or other equity interest for the equivalent interests in the Delaware limited liability company.

Optional Conversion

Holders of our Series A Preferred Stock may convert their shares at any time into the number of shares of Common Stock obtained by dividing the Stated Value by $10.50, which conversion price is subject to adjustment as described below. In the event that, after giving effect to any such conversion, there will be outstanding shares of Series A Preferred Stock with an aggregate Stated Value of less than $75,000,000, then no holder shall be entitled to convert shares of Series A Preferred Stock unless and until the conditions to conversion described in “Obligation to Remove Series A Directors” below have been satisfied. Under the terms of the agreement pursuant to which IEH acquired our Series A-2 Preferred Stock, IEH has the right to surrender shares of Series A-2 Preferred Stock, valued at their purchase price plus accrued and unpaid dividends thereon, in lieu of paying cash to purchase these shares of Common Stock. We have been advised that to the extent IEH is required to purchase shares equal to the number of shares with respect to which subscription rights are not exercised, IEH intends to surrender shares of Series A-2 Preferred Stock in lieu of paying cash to purchase the shares.

Mandatory Conversion

If at any time there shall be outstanding shares of Series A Preferred Stock with an aggregate Stated Value of less than $25,000,000, then we may cause all (but not less than all) of the outstanding shares of the Series A Preferred Stock to be converted into Common Stock at the then current conversion price.

Certain Cash Payments on Conversion

Upon conversion of shares of Series A Preferred Stock, all accrued and unpaid dividends thereon will be paid in cash to the holder of converted shares of Series A Preferred Stock. In addition, upon conversion of shares of Series A Preferred Stock, the we will pay in cash to the holder of converted shares of Series A Preferred Stock the current value of any fractional shares of Series A Preferred Stock that result from such conversion.

Anti-Dilution Provisions

The Certificate of Designation provides for the following anti-dilution adjustments to the conversion price for shares of Series A Preferred Stock:

•	proportionally upon any changes to the Common Stock resulting from subdivision or combination of Common Stock and issuances of dividends payable in Common Stock; and
•	on a weighted average basis upon any issuances of Common Stock or options or convertible securities that are exercisable, convertible or exchangeable for Common Stock for a consideration per share of Common Stock that is less than the then current conversion price.

The holders of a majority of the then issued and outstanding shares of Series A-2 Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, shall have the right to waive the an adjustment to the conversion price on behalf of all holders of Series A Preferred Stock.

Except for dividends payable in shares of Common Stock or out of earnings or earned surplus, if we declare a dividend upon our Common Stock, then upon conversion, the holders of Series A Preferred Stock will be entitled to receive an amount equal to the aggregate value of all such dividends to which such holder would have been entitled if such holder had converted the shares of Series A Preferred Stock to Common Stock at the then applicable conversion price prior to the declaration of such dividends.

If we reorganize or reclassify any shares of our capital stock, or consolidate or merge with another corporation or other entity, or sell all or substantially all of our assets to another corporation or other entity, and holders of Common Stock are entitled to receive stock, securities, cash or other property with respect to or in exchange for their shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of their Series A Preferred Stock, prior to and in preference of the rights of the holders of Common Stock or any other stock ranking junior to the Series A Preferred Stock, such shares of Stock, securities, cash or other property issuable or payable as part of the reorganization, reclassification, consolidation, merger or sale with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred Stock at the conversion price then in effect.

If the Company issues any options, convertible securities or other rights to purchase property pro rata to the holders of our Common Stock and such issuance does not result in an adjustment to the conversion price of the Series A Preferred Stock, then the holders of Series A Preferred Stock are entitled to acquire such options, convertible securities or other rights to purchase property as if such holders held the shares of Common Stock underlying the Series A Preferred Stock at the time of such issuance.

Voting Rights

In general, the holders of Series A Preferred Stock are entitled to vote in the same manner and with the same effect as holders of Common Stock, voting together with the holders of the Common Stock as one class and on an as-converted basis, and do not have cumulative voting rights. Holders of Series A Preferred Stock are not entitled to vote, however, in the election, removal or replacement of directors to be elected, removed or replaced by the holders of Common Stock. In addition, the holders of Series A Preferred Stock are not entitled to vote on the Permitted Merger.

The holders of Series A Preferred Stock are entitled to such number of votes for each share held of record on all matters submitted to a vote of stockholders as equals the number of whole and fractional shares of Common Stock into which such share of Series A Preferred Stock is convertible at the current conversion price. Any action that may be authorized by the holders of Series A Preferred Stock at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted.

Special Voting Rights

Without the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock, we may not:

•	authorize or issue any equity security ranking senior to or on a parity with the Series A Preferred Stock, except for the issuance of shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock as payment of accrued dividends on such series of Preferred Stock and for the issuance of shares of Preferred Stock ranking on a parity with the Series A Preferred Stock in compliance with the pre-emptive rights of the holders of Series A Preferred Stock (described below);
•	other than for the issuance of shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock as payment of accrued dividends on such series of Preferred Stock, dividend or distribute any shares of Series A Preferred Stock, subdivide or combine the Series A Preferred Stock or take any other actions having the same effects;
•	amend, modify or restate our Certificate of Incorporation, the Certificate of Designations or Bylaws in a manner that adversely affects rights, preferences or privileges of the Series A Preferred Stock, whether directly or indirectly, through a merger or otherwise;
•	other than as a result of automatic removals of directors elected by the holders of the Series A Preferred Stock described below, change the number or composition of the board of directors; and
•	other than as required or permitted under the terms of the Certificate of Designation, repurchase, exchange or redeem any shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock or make any other payment in respect of, or return of the purchase price of, any shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock.

If at any time the outstanding shares of Series A-2 Preferred Stock have an Stated Value of less than $75,000,000, subject to certain exceptions set forth in the Certificate of Designation, then the holders of Series A-2 Preferred Stock shall no longer be entitled to the special voting rights described above.

Preferred Directors

Holders of the Series A-1 Preferred Stock will be entitled, by majority vote, to nominate and elect three directors on the Board and to remove, with or without cause, and to replace, any such directors. Holders of the Series A-2 Preferred Stock will be entitled to elect three directors on the Board and to remove, with or without cause, and to replace such directors. The rights of the holders of Series A-1 and Series S-2 Preferred Stock to elect these three directors on the board of directors will lapse if at any time shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding with an aggregate Stated Value of less than $75,000,000.

Right of First Refusal

If we issue any additional equity securities, we are required to offer to each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock the opportunity to purchase their pro rata share of such new equity securities, based upon their respective percentage ownership of all shares Series A-1 Preferred Stock and Series A-2 Preferred Stock then outstanding. Holders may purchase more than their pro rata share in the event such new securities are not fully subscribed by all Series A-1 and Series A-2 Preferred stockholders. However, Series A-1 and Series A-2 Preferred stockholders may not subscribe for less than their pro rata share. This right shall not apply to issuances of Common Stock or any other capital junior in rank to the Series A-2 Preferred Stock and Series A-1 Preferred Stock or to issuances of shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock as payment of accrued dividends. In addition, this right will not apply to any issuance of the Series A-2 Preferred Stock or Series A-1 Preferred Stock issued pursuant to the Subscription and Standby Commitment Agreement between the company and American Real Estate Holdings Limited Partnership dated December 7, 2006.

Optional Redemption

If, at any time prior to December 20, 2011, our Common Stock is publicly traded and the average trading price is greater than 125% of the then current conversion price of the Series A-2 Preferred Stock for 10 consecutive days, we have the right to redeem all (but not less than all) of the shares of Series A-2 Preferred Stock for a price equal to the aggregate liquidation preference of the Series A-2 Preferred Stock. In the event we exercise our right to redeem all of the shares of Series A-2 Preferred Stock, the holders of Series A-2 Preferred Stock will have the opportunity to convert their shares of Series A-2 Preferred Stock into shares of Common Stock at any time within 30 days after we deliver written notice of our exercise of this redemption right. “Publicly traded” means that shares of our Common Stock are listed on a domestic securities exchange, quoted on NASDAQ or traded in the domestic over-the-counter market, and such trades are reported by the National Quotation Bureau, Incorporated, or similar successor organization.

Obligation to Remove Preferred Directors

A holder of Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively, will not have the right to convert, sell, put, exchange or consummate any other transaction or take any other action with respect to the Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively if such action or transaction would result in the aggregate Stated Value of all remaining shares of such series to be less than $75,000,000, unless the holders of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively, remove each director elected by them then in office or cause each such director to resign.

2006 Registration Rights Agreement

In 2006, pursuant to the terms of a Registration Rights Agreement, we granted holders of Series A Preferred Stock certain piggyback registration rights in the event that we register any shares of our Common Stock in a registration statement pursuant to the Securities Act of 1933, as amended.

Section 203 of the Delaware General Corporate Law

Our Certificate of Incorporation, as amended, makes the anti-takeover protection of Section 203 of the Delaware General Corporate Law, which we refer to as the DGCL, inapplicable to us. Section 203 of the DGCL provides that a person who acquires 15% or more of the outstanding voting stock of a Delaware corporation becomes an “interested stockholder.” Section 203 prohibits a corporation from engaging in mergers or certain other “business combinations” with an interested stockholder for a period of three years following the time that such interested stockholder becomes an interested stockholder, unless certain conditions are satisfied.

The DGCL defines a “business combination” broadly to include, among other things, any merger or consolidation with the interested stockholder, any merger or consolidation caused by the interested stockholder in which the surviving corporation will not be subject to Delaware law, or the sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested stockholder of any assets of the corporation having a market value equal to or greater than 10% of the aggregate market value of the assets of the corporation.

Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation and Bylaws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Election of Directors.  The holder of our Series A Preferred Stock has the right to elect in the aggregate a majority of our board of directors. The remainder of the board is elected by our stockholders on a staggered basis with approximately one-third of the remaining board being elected each year. The Series A Preferred Stock rights and the classified board could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Authorized But Unissued Shares.  Our authorized but unissued shares of Common Stock and Preferred Stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or other transaction.

Amendment of Certificate of Incorporation.  The affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the then outstanding shares of Stock entitled to vote generally in the election of directors, voting together as a single class are required to alter, amend, or repeal Article Fifth of our Certificate of Incorporation.

Amendment of Bylaws.  Generally, our Bylaws may not be altered, amended or repealed by our stockholders without the affirmative vote of at least 66-2/3% of the voting power of our Stock entitled to vote generally in the election of directors, voting together as a single class.

Indemnification.  Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, our Certificate of Incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

Special Meetings of Stockholders.  Our Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called by the chairman of the board or the president of the corporation and shall be called by the president or secretary at the request in writing of a majority of the board of directors. Special meetings of the stockholders may not be called by any person or persons other than as set forth in the immediately preceding sentence.

Consent of Stockholders in lieu of Meeting.  Our Certificate of Incorporation and Bylaws provide that no action may be authorized by the holders of Common Stock without a meeting unless all such stockholders entitled to vote thereon give their unanimous consent in writing.

PLAN OF DISTRIBUTION

Subscription Rights Offering

We are offering shares of our Common Stock directly to eligible participants pursuant to the subscription rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in the subscription rights offering and no commissions, fees or discounts will be paid in connection with it.

If you wish to exercise your subscription rights, you should follow the procedures described under “The Subscription Rights Offering.”

Selling Security Holder Offerings

The selling rights holders may offer and sell their subscription rights that are covered by this prospectus until 5:00 p.m., New York City time, on __________, 2011 [insert date that is 30 days from effective date] and the selling stockholders may offer and sell their shares of Common Stock that are covered by this prospectus until 5:00 p.m., New York City time, on __________, 2011 [insert date that is 90 days from effective date], in each case from time to time in one or more transactions to or through brokers or dealers, who may be acting as underwriters, or directly with investors or other purchasers, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Resale of Shares of Common Stock

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on any trading market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution or secondary distribution;
•	underwritten transactions;
•	direct sales or privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Cozen O’Connor, Philadelphia, Pennsylvania, will pass on the validity of the securities offered in this prospectus.

EXPERTS

The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock and the subscription rights offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we also will be required to file annual and quarterly reports, and other information with the Securities and Exchange Commission for a period of at least one year. We anticipate making these documents publicly available, free of charge, on our website at www.westpointhome.com, under our Investor Information page link to Form S-1, as soon as reasonably practicable after filing the documents with the Securities and Exchange Commission.

You can read the registration statement and our future filings with the Securities and Exchange Commission, over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You also may read and copy any document that we file with the Securities and Exchange Commission at its public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

You should rely only on the information contained in this prospectus or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

CONSOLIDATED FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WESTPOINT INTERNATIONAL, INC.
AND SUBSIDIARIES

December 31, 2009, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
WestPoint International, Inc.

We have audited the accompanying consolidated balance sheets of WestPoint International, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of WestPoint International, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York
February 10, 2011

WestPoint International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$81,238	$131,257
Restricted cash	14	672
Accounts receivable, net of allowances of $6,648 and $7,093 as of December 31, 2009 and 2008, respectively	74,299	58,795
Inventories, net	114,443	132,485
Assets held for sale	26,112	23,527
Deferred income taxes, net	434	589
Prepaid expenses and other current assets	7,721	8,511
Total current assets	304,261	355,836
Property, plant and equipment
Land	2,430	3,707
Buildings and improvements	71,238	75,148
Machinery and equipment	130,856	143,358
Leasehold improvements	1,577	1,588
	206,101	223,801
Less accumulated depreciation and amortization	(64,334)	(70,001)
Net property, plant and equipment	141,767	153,800
Other assets
Intangible assets	7,580	12,500
Deferred financing fees, net of accumulated amortization of $1,789 and $1,290 as of December 31, 2009 and 2008, respectively	708	1,207
Investment in joint venture	12,354	13,101
Total other assets	20,642	26,808
Total assets	$466,670	$536,444

The accompanying notes are an integral part of these consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2009	2008
Liabilities and stockholders’ equity
Current liabilities
Accrued interest payable	$52	$51
Accounts payable	20,533	19,607
Accrued employee compensation	2,655	3,177
Accrued customer incentives	9,705	11,001
Liabilities of discontinued operations	1,794	3,144
Other accrued liabilities	15,323	19,030
Total current liabilities	50,062	56,010
Noncurrent liabilities
Deferred income taxes, net	420	575
Other liabilities	2,490	2,268
Total noncurrent liabilities	2,910	2,843
Total liabilities	52,972	58,853
Commitments and contingencies (Note 9)
Stockholders’ equity
Common stock and capital in excess of par value:
Common stock, $0.01 par value; 200,000,000 shares authorized; 19,498,389 shares issued and outstanding as of December 31, 2009 and 2008, respectively	195	195
Capital in excess of common stock par value	887,577	887,577
Preferred stock and capital in excess of par value:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; and 2,265,221 and 2,166,090 shares issued and outstanding as of December 31, 2009 and 2008, respectively (Note 8)	23	22
Capital in excess of preferred stock par value	226,499	216,587
Accumulated deficit	(604,879)	(534,615)
Accumulated other comprehensive loss	(3,598)	(56)
Common stock subscription rights receivables	(92,119)	(92,119)
Total stockholders’ equity	413,698	477,591
Total liabilities and stockholders’ equity	$466,670	$536,444

The accompanying notes are an integral part of these consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
Net sales	$369,207	$424,510	$683,670
Cost of goods sold	337,426	394,986	684,237
Gross earnings	31,781	29,524	(567)
Selling, general and administrative expenses	74,648	89,915	112,487
Restructuring charges	18,756	24,908	19,351
Long-lived asset impairment charges	4,752	7,197	37,361
Intangible asset impairment charges	4,920	5,700	9,400
Interest expense	1,361	1,601	1,946
Interest income	139	2,486	6,032
Equity in net earnings (loss) of joint venture company	2,834	(189)	699
Other income, net	9,724	8,960	9,113
Loss from continuing operations before income tax expense (benefit)	(59,959)	(88,540)	(165,268)
Income tax expense (benefit)	390	(12)	19
Net loss from continuing operations	(60,349)	(88,528)	(165,287)
Operating loss from discontinued operations, net of tax	(2)	(1,136)	(6,934)
Gain (loss) on sale of business, net of tax	—	411	(14,169)
Loss from discontinued operations, net of tax	(2)	(725)	(21,103)
Net loss	$(60,351)	$(89,253)	$(186,390)
Less: preferred stock dividends-in-kind	$(9,913)	$(9,479)	$(7,130)
Loss attributable to common stockholders	$(70,264)	$(98,732)	$(193,520)
Basic and diluted net loss per common share:
From continuing operations	$(3.60)	$(5.02)	$(8.85)
From discontinued operation	(0.00)	(0.04)	(1.08)
Total	$(3.60)	$(5.06)	$(9.93)
Basic and diluted weighted-average common shares outstanding	19,498	19,498	19,498

The accompanying notes are an integral part of these consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(In thousands)

	Common Shares	Common Stock Par Value	Common Stock Capital in Excess of Par Value	Preferred Shares	Preferred Stock Par Value	Preferred Stock Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Common Stock Subscription Rights Receivables	Stockholders’ Equity
Balance, January 1, 2007	19,498	$195	$887,577	2,000	$20	$199,980	$(242,311)	$8	$(92,119)	$753,350
Comprehensive loss:
Net loss	—	—	—	—	—	—	(186,390)	—	—	(186,390)
Foreign currency translation, net of tax	—	—	—	—	—	—	—	668	—	668
Comprehensive loss										(185,722)
Accounting for uncertainty in income taxes	—	—	—	—	—	—	(52)	—	—	(52)
Preferred stock dividends – in kind	—	—	—	71	1	7,129	(7,130)	—	—	—
Balance, December 31, 2007	19,498	$195	$887,577	2,071	$21	$207,109	$(435,883)	$676	$(92,119)	$567,576
Comprehensive loss:
Net loss	—	—	—	—	—	—	(89,253)	—	—	(89,253)
Foreign currency translation, net of tax	—	—	—	—	—	—	—	(732)	—	(732)
Comprehensive loss										(89,985)
Preferred stock dividends – in kind	—	—	—	95	1	9,478	(9,479)	—	—	—
Balance, December 31, 2008	19,498	$195	$887,577	2,166	$22	$216,587	$(534,615)	$(56)	$(92,119)	$477,591
Comprehensive loss:
Net loss	—	—	—	—	—	—	(60,351)	—	—	(60,351)
Foreign currency translation, net of tax	—	—	—	—	—	—	—	(3,542)	—	(3,542)
Comprehensive loss										(63,893)
Preferred stock dividends – in kind	—	—	—	99	1	9,912	(9,913)	—	—	—
Balance, December 31, 2009	19,498	$195	$887,577	2,265	$23	$226,499	$(604,879)	$(3,598)	$(92,119)	$413,698

The accompanying notes are an integral part of these consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(60,351)	$(89,253)	$(186,390)
Less loss from discontinued operations, net of tax	(2)	(725)	(21,103)
Loss from continuing operations	(60,349)	(88,528)	(165,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,380	12,469	18,145
Amortization	499	840	1,158
Gain on sale of fixed assets	(7,948)	(7,926)	(8,593)
Deferred income taxes	—	—	(67)
Long-lived asset impairment charges	4,752	7,197	37,361
Intangible asset impairment charges	4,920	5,700	9,400
Changes in operating assets and liabilities:
Accounts receivable	(15,504)	34,290	34,756
Inventories	16,902	59,793	29,103
Prepaid expenses and other current assets	790	1,789	(716)
Accrued interest payable	1	(5)	5
Accounts payable and other accrued liabilities	(4,599)	(30,801)	(16,905)
Other-net	(2,651)	(991)	(481)
Total adjustments	7,542	82,355	103,166
Net cash used in operating activities from continuing operations	(52,807)	(6,173)	(62,121)
Loss from discontinued operations	(2)	(725)	(21,103)
Depreciation	—	—	642
(Gain) loss on sale of business	—	(411)	14,169
Other, net	(1,298)	(5,404)	(359)
Net cash used in discontinued operations	(1,300)	(6,540)	(6,651)
Net cash used in operating activities	(54,107)	(12,713)	(68,772)
Cash flows from investing activities:
Capital expenditures	(1,650)	(11,659)	(29,678)
Changes in restricted cash	658	1,155	1,485
Net proceeds from sale of assets	5,080	27,936	37,779
Net cash provided by investing activities from continuing operations	4,088	17,432	9,586
Discontinued operations:
Net proceeds from sale of assets	—	411	16,390
Total investing cash flows from discontinued operations	—	411	16,390
Net cash provided by investing activities	$4,088	$17,843	$25,976
Cash flows from financing activities:
Fees associated with Senior Credit Facility	$—	$—	$(1)
Repayment of Note Payable	—	(9,540)	—
Net cash used in financing activities from continuing operations	—	(9,540)	(1)
Net decrease in cash and cash equivalents	(50,019)	(4,410)	(42,797)
Cash and cash equivalents at beginning of year	131,257	135,667	178,464
Cash and cash equivalents at end of year	$81,238	$131,257	$135,667
Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$718	$621	$655
Income taxes	$34	$25	$221
Non-cash financing items:
Preferred stock dividends-in-kind	$9,913	$9,479	$7,130

The accompanying notes are an integral part of these consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

1. Description of Business and Basis of Presentation

Business

WestPoint International, Inc. and its subsidiaries (the “Company” or “WPI”) are engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. The Company conducts its operations exclusively in the consumer home fashions industry and recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, the Company receives a small portion of its revenues through the licensing of its trademarks.

On August 8, 2005, WPI completed the acquisition of substantially all of the assets of WestPoint Stevens Inc. (“WPS”). The acquisition was completed pursuant to an asset purchase agreement dated June 23, 2005, which was subsequently approved by the U.S. Bankruptcy Court. See Note 9. Commitments and Contingencies.

WestPoint International, Inc. was incorporated in Delaware on February 25, 2005 as WS Textile Co., Inc. In July 2005, we amended our Certificate of Incorporation to change our name to WestPoint International, Inc. WestPoint International, Inc. was a wholly-owned subsidiary of Textile Holding LLC (“Textile Holding”) through August 8, 2005. Textile Holding is a wholly-owned subsidiary of Icahn Enterprises Holding L.P. (“IEH”). Icahn Enterprises L.P. (“IEP”) owns a 99% limited partnership interest in IEH. Icahn Enterprises G.P. Inc. (“IGP”) owns a 1% general partner interest in IEH. IGP is a wholly owned subsidiary of Beckton Corp. All of the outstanding capital stock of Beckton Corp. is owned by Mr. Icahn.

Principles of Consolidation

The consolidated financial statements include the accounts of WPI and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s investment in Indus Home Limited (“IHL”) of 50% is accounted for under the equity method. Under the equity method of accounting, an Investee company’s accounts are not reflected within the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations; however, the Company’s share of the earnings or losses of the Investee company is reflected in the caption “Equity in net earnings (loss) of joint venture company” in the Company’s Consolidated Statements of Operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Investment in joint venture” in the Company’s Consolidated Balance Sheets.

Discontinued Operations

Until October 2007, the Company sold its and other manufacturers’ products through 30 retail outlet stores. Based on a comprehensive evaluation of the long-term growth prospects of the Company’s retail outlet stores and their on-going value to the business, on October 18, 2007, the Company decided to close its retail outlet stores and entered into an agreement with a third party to sell the inventory at all of its 30 retail outlet stores. The operations of the retail stores business and related closure charges and impairments (including lease terminations) are included in the results from discontinued operations in the consolidated statement of operations for all years presented.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

1. Description of Business and Basis of Presentation  – (continued)

Liquidity and Capital Resources

At December 31, 2009 and 2008, the Company had $81.2 million and $131.3 million, respectively of cash and cash equivalents. For the years ended December 31, 2009, 2008 and 2007, the Company had net cash used in operating activities of $54.1million, $12.7 million and $68.8 million, respectively. Capital expenditures were $1.7 million, $11.7 million and $29.7 million, respectively, for the years ended December 31, 2009, 2008 and 2007.There were no borrowings under the WestPoint Home revolving credit agreement as of December 31, 2009 and as of December 31, 2008, but there were outstanding letters of credit of $10.7 million and $11.5 million, respectively. Based upon the eligibility and reserve calculations within the revolving credit agreement, the Company had unused borrowing availability of $45.8 million and $45.3 million at December 31, 2009 and 2008, respectively. Through a combination of existing cash on hand and its borrowing availability (together, an aggregate of $127.0 million and $176.6 million as of December 31, 2009 and 2008, respectively), the Company believes that it has adequate capital resources and liquidity to meet its anticipated requirements to continued its operational restructuring initiatives and for working capital and capital spending through the next twelve months.

As the WestPoint Home revolving credit agreement expires on June 15, 2011, we are actively exploring our financing options which might include but are not limited to extending the loan and security agreement, refinancing or obtaining alternative financing arrangements.

2. Summary of Significant Accounting Policies

Use of Estimates in Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management in the selection of appropriate assumptions for determining these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, the Company cannot give assurance that actual results will not differ significantly from estimated results. Management bases these judgments on the Company’s historical experience, management’s forecasts and other pertinent information, as appropriate. The most significant estimates reflected in the consolidated financial statements include valuation allowance for accounts receivable, valuation allowance for inventory, asset impairments, valuation of intangible assets, workers’ compensation liability, deferred tax assets and liabilities and related valuation allowances, income tax accruals, and estimates of product returns and customer incentives. Actual results could differ from estimated amounts. The Company also makes estimates in determining other ordinary accruals.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. The Company seeks to mitigate concentration risk related to these financial institutions by periodically monitoring their creditworthiness. Substantially all of the Company’s receivables are from companies operating in the retail industry. The Company performs periodic credit evaluations of its customers’ credit worthiness and generally does not require collateral. The six largest customer accounts receivable balances amounted to approximately 72% and 56% of net trade accounts receivable at December 31, 2009 and 2008, respectively.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. These investments are carried at cost, which approximates market value, and may at times exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. Accounts maintained at each domestic institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. On December 31, 2009, of its total cash and cash equivalents of $81.2 million, the Company had approximately $77.0 million invested in United States Treasury funds, and $2.9 million of cash balances maintained with foreign financial institutions, which are not covered by deposit insurance.

Restricted Cash

At December 31, 2009, restricted cash represents required minimum balances in certain foreign jurisdictions. At December 31, 2008, restricted cash consists primarily of cash deposits to collateralize outstanding letters of credit of WestPoint Home (Bahrain) WLL (“WHB”).

Accounts Receivable

Accounts receivable consist primarily of trade receivables and are presented net of an allowance for doubtful accounts. An allowance for doubtful accounts has been established based on the Company’s collection experience and an assessment of the collectibility of specific accounts. The Company evaluates the collectibility of accounts based on a combination of factors. The allowance is adjusted when the Company becomes aware of a specific customer’s ability to meet its financial obligations or as a result of changes in the overall aging of accounts receivable. Accounts receivable are charged off against the allowance for doubtful accounts when it is probable the receivable will not be recovered. A portion of the accounts receivable serves as collateral under the Company’s senior secured revolving credit facility.

Inventories

Inventory costs include material, labor and factory overhead. The Company’s inventories are valued using the first-in, first-out (“FIFO”) method and are stated at the lower of cost or market (net realizable value). A portion of the Company’s inventories serves as collateral under the Company’s senior secured revolving credit facility.

Inventories consisted of the following (in thousands of dollars):

	December 31,
	2009	2008
Finished goods	$76,980	$86,666
Work in process	26,633	33,109
Raw materials and supplies	10,830	12,710
	$114,443	$132,485

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies  – (continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method for financial reporting purposes. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. Depreciation expense was $10.4 million, $12.5 million, and $18.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. Depreciation expense included in cost of goods sold was $6.9 million, $7.9 million and $14.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. Maintenance and repair costs are charged to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated. Estimated useful lives for property, plant and equipment are as follows:

Buildings and improvements	4 to 40 Years
Machinery and equipment	1 to 18 Years
Leasehold improvements	Lesser of Lease Term or Useful Life (1 to 12 Years)

Upon the sale or disposal of property, plant and equipment, accumulated depreciation is eliminated along with the original cost and any gain or loss on such disposal is recorded in other, net in the consolidated statements of operations, as appropriate.

At December 31, 2009, the carrying value of property of non-operating plants was $7.0 million and did not yet meet the criteria for classification as assets held for sale.

Fair Value Measurements

In accordance with US GAAP, the Company utilizes “Fair Value Measurements” which establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability or valuation approaches used in measuring assets or liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of the inputs as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are for the asset or liability, (e.g. interest rates and yield curves observable at commonly quoted intervals or current market), and contractual prices for the underlying financial instrument, as well as other relevant economic measures. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not publicly available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company’s non-financial assets measured at fair value include intangible assets and long-lived assets written down to fair value. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows, a market approach, and/or appraisals (which utilize Level 3 inputs). In addition, these assets are subject to impairment testing as discussed below.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies  – (continued)

Intangible Assets

Intangible assets relate to certain Company trademarks and related license agreements. In accordance with U.S. GAAP, indefinite-lived intangible assets are not amortized, but are subject to impairment testing annually or whenever indicators of impairment are present. The Company assesses intangible assets with indefinite lives for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying amount. The Company recorded intangible asset impairment charges of $4.9 million, $5.7 million and $9.4 million for the years ended December 31, 2009, 2008 and 2007, respectively, primarily due to reduced future expected earnings resulting from the economic downturn. The impairment charges were based on valuations of the Company’s trademarks. The Company uses the relief from royalty method (a discounted earnings methodology) in assessing its trademarks for impairment. Significant assumptions inherent in the relief from royalty methodology employed include estimates of marketplace royalty rates, expected future licensing income and discount rates.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the recoverability of its long-lived assets by comparing estimated future undiscounted cash flows with the asset’s carrying amount to determine if impairment exists. Impairment, if any, is then measured by comparing carrying value to market value or is estimated based on discounted cash flow analyses. Long-lived asset impairment charges of $4.8 million, $7.2 million and $37.4 million were recorded by the Company during 2009, 2008 and 2007, respectively, related to the closure of certain domestic facilities. See Note 11. Restructuring Charges.

Income Taxes

Deferred income taxes are provided using the enacted tax rates and laws on the differences between the financial statement and income tax bases of assets and liabilities. The company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient taxable income.

US GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If the uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. See Note 7. Income Taxes, for further discussion.

Revenue Recognition

Revenue is recorded when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price to the customer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for terms designated free on board shipping point. For sales designated free on board destination, customers take delivery when the product is delivered to the customer’s delivery site. Revenue is recorded net of provisions for rebates, sales incentives, product returns and discounts to customers and is recorded in the same period as the related revenue.

The Company provides for limited product return rights to certain distributors and customers primarily for slow-moving or damaged items subject to certain defined criteria. The Company monitors product returns and records a provision for the estimated amount of future returns at the time revenue is recognized based primarily on historical experience and specific notification of pending returns.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies  – (continued)

Customer Incentives

Incentives are provided to customers primarily for sales programs. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales and reflected in the current liabilities of the Company’s consolidated balance sheets.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $1.7 million, $1.5 million and $1.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Environmental and Legal Matters

Liabilities for environmental remediation and legal indemnification and defense costs are recognized when it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are developed based on current available information and reflect the participation of other potentially responsible parties, depending on the parties’ financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as other liabilities on the accompanying consolidated balance sheets.

Foreign Operations

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars in accordance with U.S. GAAP relating to foreign currency translation. Assets and liabilities of the non-U.S. subsidiaries are translated at current rates of exchange. The resulting translation adjustments were recorded in accumulated other comprehensive income (loss). Income and expense items were translated at the average exchange rate for the year.

At December 31, 2009, approximately $156.9 million of WPI’s assets were located outside of the United States, primarily in Bahrain. Bahrain has net fixed assets of $108.7 million and net inventory of $23.0 million.

Fair Value of Financial Instruments

The carrying amounts for cash, restricted cash, accounts receivable, accounts payable and accrued expenses are deemed to be reasonable estimates of their fair value due to their short term nature.

Royalty Expense

Some of the Company’s products are manufactured and sold pursuant to licensing agreements under designer and brand names. Royalty expense is either accrued based on sales of licensed products or accrued based on minimum royalty commitments, as appropriate, and is included in cost of goods sold. The Company’s annual royalty expense for the years ended December 31, 2009, 2008 and 2007 was $18.1 million, $20.1 million and $25.3 million, respectively.

Adoption of New Accounting Standards Updates

In July 2009, the Financial Accounting Standards Board (“FASB”) released the authoritative version of the Accounting Standards Codification (“ASC”) as the single source of authoritative generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The FASB ASC had no impact to our consolidated financial statements. We have prepared our financial statements and related footnotes in accordance with US GAAP as required by the FASB ASC.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies  – (continued)

Recently Issued Accounting Pronouncements

In December 2009, the Financial Accounting Standards Board (“FASB”) issued amended standards for determining whether to consolidate a variable interest entity (“VIE”). This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing assessment of whether an enterprise is the primary beneficiary of such VIEs. This standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard had no impact on the Company’s consolidated financial statements.

3. Indebtedness and Financial Arrangements

WestPoint Home Secured Revolving Senior Credit Agreement

On June 16, 2006, WestPoint Home, Inc. (“WPH”), an indirect wholly owned subsidiary of the Company, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75.0 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WPH, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WPH pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WPH’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WPH is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold. As of December 31, 2009, the Company was in compliance with these covenants.

As of December 31, 2009 and 2008, there were no borrowings under the agreement, but there were outstanding letters of credit of $10.7 million and $11.5 million, respectively. Based upon the eligibility and reserve calculations, within the agreement, the Company had unused borrowing availability of approximately $45.8 million and $45.3 million at December 31, 2009 and 2008, respectively.

As this agreement expires on June 15, 2011, the Company is actively exploring its financing options which might include but are not limited to extending the loan and security agreement, refinancing or obtaining alternate financing arrangements.

Seller Note

On December 21, 2006, the Company, using proceeds from the issuance of preferred stock, completed the acquisition of the operating assets of the bed products manufacturing facilities of Manama Textile Mills WLL in Bahrain (“MTM”) and began operations as WestPoint Home (Bahrain) WLL. The purchase price of this acquisition was $99.1 million and the total consideration paid under this purchase agreement also included a noninterest-bearing seller note in the amount of $10.6 million (subject to adjustment). As of December 31, 2008, the seller note has been paid in full.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

4. Employee Benefit Plans

Employee Savings Plan

The Company sponsors a defined contribution employee savings plan covering eligible employees who elect to participate in the plan. Participants’ contributions to this plan are based on a percentage of employee compensation or employee contributions.

The Company matches certain amounts of employee contributions. The Company recorded zero, $0.5 million and $1.7 million of expense in connection with the plan for the years ended December 31, 2009, 2008 and 2007, respectively.

Management Incentive and Retention Plan

The Company’s Management Incentive and Retention Plan (“MIRP”) offered retention incentives to certain current and previous employees. The Company recorded $1.0 million, $2.1 million and $0.9 million of expense in connection with the MIRP for the years ended December 31, 2009, 2008 and 2007, respectively.

5. Interest Expense

Interest expense primarily relates to the unused line fee and amortization of deferred debt fees related to the Company’s senior credit agreement and a seller’s note associated with the acquisition of MTM. Costs related to financing are capitalized as incurred and amortized over the term of the related debt. The Company recorded $1.4 million, $1.6 million and $1.9 million in interest expense for the years ended December 31, 2009, 2008 and 2007, respectively.

6. Other Income, Net

Other income consisted of the following (in thousands of dollars):

	Year Ended December 31,
	2009	2008	2007
Gain on sale of fixed assets	$7,948	$7,926	$8,593
Royalty income	1,789	1,808	1,260
Other items – net	(13)	(774)	(740)
Total	$9,724	$8,960	$9,113

7. Income Taxes

The total provision (benefit) for income taxes consisted of the following (in thousands of dollars):

	Year Ended December 31,
	2009	2008	2007
Current:
Federal	$—	$—	$—
State	29	13	(10)
Foreign	80	(10)	(46)
Total Current	109	3	(56)
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	281	(15)	75
Income tax expense (benefit)	$390	$(12)	$19

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

7. Income Taxes  – (continued)

Income tax expense (benefit) differs from the statutory federal income tax rate of 35% for the following reasons (in thousands of dollars):

	Year Ended December 31,
	2009	2008	2007
Income tax benefit at statutory rate	$(20,986)	$(31,243)	$(65,230)
State income taxes (net of effect of federal income taxes)	(2,553)	(3,803)	(9,000)
Change in valuation allowance	23,026	34,134	71,069
Other – net	903	900	3,180
Income tax expense (benefit)	$390	$(12)	$19

Components of the net deferred income tax asset and liability are as follows (in thousands of dollars):

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforward	$196,567	$165,438
Impairment reserve – fixed assets	16,400	23,327
Basis difference in acquired intangible assets	3,943	2,710
Inventory reserves	2,922	4,981
Allowances for accounts receivable	2,620	2,795
Other reserves	2,150	2,014
Employee benefits reserves	1,569	2,196
Reserves related to discontinued operations	668	1,197
Cash collateralized letters of credit reserve	517	517
Miscellaneous	2,151	2,086
Deferred tax asset	229,507	207,261
Valuation allowance	(221,963)	(198,937)
Deferred tax assets	7,544	8,324
Deferred tax liabilities:
Basis differences resulting from fixed assets	(6,177)	(8,074)
Miscellaneous	(1,353)	(236)
Deferred tax liabilities	(7,530)	(8,310)
Net deferred income tax asset	$14	$14
Current deferred tax asset	$434	$589
Long-term deferred tax liability	(420)	(575)
Net deferred income tax asset	$14	$14

At December 31, 2009, the Company had net operating losses totaling approximately $498.9 million expiring December 31, 2025 through December 31, 2029. The Company evaluated all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance should be established. As part of this process, the Company concluded that it was not appropriate at this point to rely on future taxable income as a source of evidence to realize certain net operating losses. For the years ended December 31, 2009, 2008 and 2007, the valuation allowance has been increased by $23.0 million, $34.1 million and $71.1 million, respectively.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

7. Income Taxes  – (continued)

The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. The Company is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for periods beginning before August 8, 2005, except the statute of limitations remains open for the years 2004, 2005 and through June 2006, when the Company or its predecessor operated in China as a branch.

The Company adopted the guidance on accounting for uncertainty in income taxes on January 1, 2007, and recognized an immaterial reduction to its January 1, 2007 balance of retained earnings. The amount of unrecognized tax benefits as of December 31, 2009, 2008 and 2007 were approximately $1.1 million and remained unchanged during the periods.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	2009	2008	2007
Unrecognized Tax Benefits – January 1,	$1,077	$1,077	$1,077
Gross increase – tax positions in prior period	—	—	—
Gross decreases – tax positions in prior period	—	—	—
Gross increases – tax positions in current period	—	—	—
Settlements	—	—	—
Lapse of statute of Limitations	—	—	—
Unrecognized Tax Benefits – December 31,	$1,077	$1,077	$1,077

If the $1.1 million of unrecognized tax benefits were recognized, they would have a favorable effect of $0.7 million on the effective tax rate.

The Company (through its predecessor, WPS) has joined a coalition of companies seeking a refund in court of Alabama corporation franchise taxes paid in prior years. If the court should rule in favor of the Company (and the coalition) and the State of Alabama agrees with the amount of the refund claims filed by the Company, the total amount of unrecognized tax benefits will decrease by approximately $1.0 million.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and for penalties in income tax expense. For the years ended December 31, 2009, 2008 and 2007, the Company recognized immaterial amounts in interest and penalties. The Company had immaterial amounts for the payment of interest and penalties accrued at December 31, 2009 and 2008.

Taxes on discontinued operations were zero, for the years ended December 31, 2009, 2008 and 2007. In addition, the Company has not had a federal tax examination.

8. Stockholders’ Equity

Preferred Stock

On December 20, 2006, the Company sold and IEP acquired (1) 1,000,000 shares of Series A-1 preferred stock for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million and (2) 1,000,000 shares of Series A-2 preferred stock of the Company for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million. Each of the Series A-1 and Series A-2 preferred stock has a 4.50% annual dividend rate, which is paid quarterly. For the first two years after issuance, the dividends are to be paid in the form of additional preferred stock. Thereafter, the dividends are to be paid in cash or in additional preferred stock at the option of the Company. Each of the Series A-1 and Series A-2 preferred stock is convertible into common shares of the Company at a rate of $10.50 per share, subject to certain anti-dilution provisions, provided, however, that under certain circumstances, $92.1 million of the Series A-2 preferred stock may be converted at a rate of $8.772 per share. In the event, after giving effect to any such conversion, there will be outstanding shares of Series A Preferred Stock with an aggregate stated value of less

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

8. Stockholders’ Equity  – (continued)

than $75.0 million, then no holder of Series A Preferred Stock shall be entitled to convert shares of Series A Preferred Stock unless and until certain conditions related to removal of certain directors appointed by Series A Preferred Stock holder(s) are satisfied. In addition, the Company may cause the conversion of all Series A-1 preferred stock if the stated value of the outstanding shares of A-1 preferred stock is less than $25 million, and may cause the conversion of all Series A-2 preferred stock if the stated value of the outstanding shares of A-2 preferred stock is less than $25 million. Preferred stock transactions are limited by certain legal matters discussed below in Preferred Stock Dividends and in Note 9. Commitments and Contingencies.

The Company has its own board of directors and audit committee. The holders of the Company’s preferred stock, in accordance with its terms, have the right to elect six of the ten directors of the Company’s board of directors.

Series A preferred stock, with respect to dividend rights, rights on redemption and rights on liquidation, winding up or dissolution, rank: a) senior to all common stock and to each other class of capital stock of the Company, b) on a parity with any class of capital stock, the terms of which expressly provide that it ranks on a parity with the Series A preferred stock as to dividend rights, rights on redemption, liquidation, winding up and dissolution, and c) junior to any class of stock, the terms of which expressly provide that it ranks senior to the Series A preferred stock as to the items mentioned in (b) above. Furthermore, Series A-2 preferred stock, valued at their purchase price plus accrued and unpaid dividends, can be exchanged, in lieu of cash, to purchase shares of common stock pursuant to the subscription rights described below.

In the event of any liquidation, dissolution or winding up of the Company the holders of the Series A preferred stock shall be entitled to be paid out of the assets of the Company an amount in cash for each outstanding share of the preferred stock equal to the sum of the stated value of the preferred stock and all accrued but unpaid dividends, prior to any payments being made to any junior stockholders. Upon and after liquidation, dissolution or winding up of the Company, unless and until the holder of each share of Series A preferred stock receives payment in full of the full amount of the liquidation preference to which such holder is entitled, the Company shall not redeem, repurchase, or otherwise acquire for value, or declare or pay any dividend or other distribution on or respect to, any shares of any class or series of junior stock.

Preferred Stock Dividends

We are required to pay quarterly dividends to the holders of Series A Preferred Stock in the amount of $1.125 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock. Dividends on each share of Series A Preferred Stock are cumulative and will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Dividends on each share of Series A Preferred Stock are payable in arrears on the 1st day of January, April, July and October in each year, or the first business day thereafter. We may pay these dividends either in cash or by issuing additional shares of Series A Preferred Stock with an aggregate value equal to the amount of such dividends. For this purpose, any additional shares of Series A Preferred Stock will have a stated value of $100 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock.

Subscription Rights

Pursuant to the terms of the asset purchase agreement and sale order, the Company purchased substantially all of the assets of WPS in consideration of cash sufficient to enable WPS to pay its outstanding debtor-in-possession loans, the assumption of certain working capital and administrative liabilities, the satisfaction of certain other secured claims, and the payment of up to $3 million for wind-down costs. The

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

8. Stockholders’ Equity  – (continued)

asset purchase agreement provided for a cash investment of $187 million by IEP, formerly known as American Real Estate Partners, L.P. for 5,250,000 shares of WPI common stock, and also provided for the distribution of common stock and subscription rights directly to first lien lenders and second lien lenders. IEP was obligated to, and did, exercise the first lien subscription rights it received at closing for an additional payment of $32.9 million. The subscription rights are exercisable for a period of 30 days following the effective date of a registration statement and have an exercise price of $8.772 per share, for a total of $125 million (less the $32.9 million previously paid by IEP). IEP has agreed to subscribe to its portion of the subscription rights, and has further agreed to subscribe for any unexercised rights. See Note 9. Commitments and Contingencies.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted entirely of foreign currency translation adjustments, primarily related to our investment in joint venture (see Note 15. Joint Venture), at December 31, 2009, 2008 and 2007.

Earnings (Loss) per Common Share

Basic and diluted earnings (loss) per share are based on net income (loss) after deducting the preferred stock dividends in kind divided by the weighted average number of common shares outstanding. The Company does not have any dilutive shares outstanding. See Note 9. Commitments and Contingencies.

The calculations of basic and diluted loss per common share for the years ended December 31, 2009, 2008 and 2007 were as follows:

	Year Ended December 31,
	2009	2008	2007
Net loss from continuing operations	$(60,349)	$(88,528)	$(165,287)
Net loss from discontinued operations	(2)	(725)	(21,103)
Net loss	(60,351)	(89,253)	(186,390)
Net loss from continuing operations	(60,349)	(88,528)	(165,287)
Less: preferred stock dividends-in-kind	(9,913)	(9,479)	(7,130)
Loss from continuing operations attributable to common stockholders	$(70,262)	$(98,007)	$(172,417)
Basic and diluted loss per common share:
From continuing operations	$(3.60)	$(5.02)	$(8.85)
From discontinued operations	(0.00)	(0.04)	(1.08)
Total	$(3.60)	$(5.06)	$(9.93)
Basic and diluted weighted-average common shares outstanding	19,498	19,498	19,498

9. Commitments and Contingencies

Bankruptcy Court Proceedings

We were defendants in two significant lawsuits. IEP had acquired ownership of a majority of the Common Stock through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, we acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

9. Commitments and Contingencies  – (continued)

modified portions of the Sale Order in a manner that could have reduced IEP’s ownership of our stock below 50%. In its March 26, 2010 decision, the Second Circuit held that IEP is entitled to own a majority of our common stock, and thus have control of us. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that IEP’s percentage ownership of the common stock will be at least 50.5%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling, and the District Court has done so. The Bankruptcy Court entered an Order on December 6, 2010 implementing the Second Circuit’s decision.

Under the terms of an Asset Purchase Agreement approved by the United States Bankruptcy Court for the Southern District of New York in the bankruptcy case of WestPoint Stevens Inc. and certain of its subsidiaries, we issued to first lien creditors of WestPoint Stevens Inc. shares of our Common Stock, $0.01 par value, and subscription rights to purchase shares of our Common Stock for an exercise price of $8.772 per share. Under the registration rights agreement entered into in connection with the closing of the Asset Purchase Agreement, we are required to register for resale our Common Stock and subscription rights that we issued to lien holders of WestPoint Stevens Inc., as well as the Common Stock issued upon exercise of the subscription rights by the lien holders of WestPoint Stevens Inc., who comply with the procedures specified in the registration rights agreement. The Asset Purchase Agreement also provided for us to issue 4,876,357 subscription rights to second lien creditors of WestPoint Stevens Inc.; however, those subscription rights were held in escrow pending resolution of objections by certain first lien creditors. Pursuant to an order of the Bankruptcy Court entered on December 6, 2010, those subscription rights were delivered in part to the first lien creditors and in part to the second lien creditors.

The original Sale Order as subsequently approved by the Bankruptcy Court required a subscription right offering which, upon completion of such offering, IEP and its affiliates will beneficially own between 13,197,193 and 23,698,806 shares of our Common Stock, which we expect will represent between 50.5% and 79% of our outstanding Common Stock, depending upon the extent to which the other holders of subscription rights exercise their subscription rights.

Delaware Proceedings

There was also a proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. The plaintiffs in the Delaware case amended their complaint in light of the Second Circuit’s decision. The plaintiffs pled new claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against IEP, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on the Company’s not having proceeded with a Registration Statement. Plaintiffs amended their contractual claim against the Company relating to the Registration Statement to allege that because the Company did not proceed with the Registration Statement, plaintiffs were unable to sell their securities in the Company, and to seek to recover the diminution in the value of those securities. Plaintiffs have retained their claim for unjust enrichment against all defendants, including the Company, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on claims that defendants were beneficiaries of a stay order improperly entered by the bankruptcy court. On November 3, 2010, the Chancery Court dismissed the complaint in its entirety. On December 16, 2010, the plaintiffs filed a Notice of Appeal to the Delaware Supreme Court. At this time, the precise grounds for the appeal are not known. See Note 17. Subsequent Events.

Ongoing legal costs associated with the proceedings noted above are accrued as incurred.

Other

The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

9. Commitments and Contingencies  – (continued)

thereunder. Certain of the Company’s facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters.

The Company also is insured with respect to certain of such matters. The Company’s operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace. Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company’s operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

The Company is involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.

Lease Commitments

The Company’s operating leases consist of land, its corporate office in New York City, sales offices, manufacturing equipment, warehouses and data processing equipment with expiration dates at various times during the next 23 years. Some of the operating leases stipulate that the Company can (a) purchase the properties at their then fair market values or (b) renew the leases at their then fair market rental values.

The following is a schedule, by period, of future minimum lease payments as of December 31, 2009, under operating leases that have initial or remaining noncancelable lease terms in excess of one year (in thousands of dollars):

Year Ending December 31,
2010	$6,012
2011	4,504
2012	3,269
2013	2,838
2014	2,820
Years subsequent to 2014	16,299
Total minimum lease payments	$35,742

The following schedule shows the composition of total rental expense for all operating leases, except those with terms of one month or less that were not renewed (in thousands of dollars):

	Year Ended December 31,
	2009	2008	2007
Minimum lease payments	$6,884	$8,064	$18,498
Less sublease rentals	—	—	(14)
Rent expense	$6,884	$8,064	$18,484

The 2007 total rent expense included $6.1 million related to the Company’s discontinued retail store operations.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

10. Related Party

Icahn Sourcing, LLC, or Icahn Sourcing, is an entity formed and controlled by Carl C. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligation to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as members of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

11. Restructuring Charges

The Company’s board of directors, as part of the development of revised business plans, approved restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Charges for the restructuring initiatives are recorded in accordance with US GAAP standards as they relate to accounting for costs associated with exit or disposal activities, employers’ accounting for postemployment benefits,” and accounting for the impairment or disposal of long-lived assets.”

In 2009, the Company announced the closure of three of its domestic manufacturing facilities: Biddeford, ME; Elkin, NC and Chipley, FL. At December 31, 2009, the Company’s Chipley, FL facility was still in operation and the decision has now been made to keep that facility open. In 2008, the Company announced the closure of its Valley, AL and Abbeville, AL distribution facilities. In 2007, the Company announced the total closure of its bath operations in Valley, AL, its sheet finishing facility in Opelika, AL, its sheet fabrication facility in Abbeville, AL and its sheet fabrication facility in Marianna, FL.

As a result of the Company’s restructuring initiatives, since August 8, 2005, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 6,600 employees.

The following is a summary of the restructuring activity in the related reserves (in thousands of dollars):

	Employee Termination Benefits	Other Exit Costs	Total Restructuring Charges
Balance at January 1, 2007	$1,192	$—	$1,192
2007 restructuring charges	3,636	15,715	19,351
Cash payments	(4,019)	(15,715)	(19,734)
Balance at December 31, 2007	809	—	809
2008 restructuring charges	3,727	21,181	24,908
Cash payments	(4,119)	(21,181)	(25,300)
Balance at December 31, 2008	417	—	417
2009 restructuring charges	3,918	14,838	18,756
Cash payments	(3,037)	(14,838)	(17,875)
Balance at December 31, 2009	$1,298	$—	$1,298

The cost of the manufacturing rationalization was reflected in restructuring charges, before taxes, of $18.8 million, $24.9 million and $19.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Restructuring charges in 2009 included $12.0 million for facility continuing costs, $2.3 million for transition expenses, $0.6 million for lease termination costs and $3.9 million of reserves to cover cash expenses related to severance and insurance benefits. Restructuring charges for 2008 included $16.5 million

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

11. Restructuring Charges  – (continued)

for facility continuing costs, $4.3 million for transition expenses, $0.4 million for lease termination costs and $3.7 million of reserves to cover cash expenses related to severance and insurance benefits. Restructuring charges for 2007 included $13.8 million for facility continuing costs, $2.0 million for transition expenses and $3.6 million of reserves to cover cash expenses related to severance and insurance benefits.

Total cumulative restructuring charges from August 8, 2005 (acquisition date) through December 31, 2009 were $77 million. The liabilities above are included in other current liabilities.

12. Major Customer, Product Line and Segment Information

The Company’s consumer home fashions products are sold primarily to domestic catalogs, chain stores, mass merchants, department stores, specialty stores and warehouse clubs. Sales to two customers, as a percent of net sales, amounted to approximately 19% and 13% for 2009, and 14% and 12% for 2008. Sales to one customer, as a percent of net sales, amounted to approximately 16% for 2007. The Company’s six largest customers accounted for approximately 59%, 51% and 54% of net sales for the years ended December 31, 2009, 2008 and 2007, respectively.

A portion of our sales is derived from licensed designer brands. The only licensed brand that contributed greater than 10% of our revenues was “Ralph Lauren,” which contributed $112.6 million (30.5%), $130.4 million (30.7%) and $151.7 million (22.2%) of net sales for the years ended December 31, 2009, 2008 and 2007, respectively.

Net sales of bed products, bath products and other sales consisted of the following (in thousands of dollars):

	Year Ended December 31,
	2009	2008	2007
Bed products	$258,929	$293,774	$445,826
Bath products	110,278	130,695	235,603
Other sales	—	41	2,241
Total net sales	$369,207	$424,510	$683,670

The Company operates in one business segment, the consumer home fashion business, as the Company has the same global supply chain management, distribution centers, sales force and customers for its bedding and bath products.

Net sales by geographical location (based on location of customer) for the years ended December 31, 2009 and 2008 approximated 96% in United States, 2% in Bahrain, 1% in Canada and 1% in all other locations. For the year ended December 31, 2007, net sales by geographical region approximated 91% in United States, 5% in Canada, 3% in Bahrain and 1% for all other locations.

13. Assets Held for Sale

Certain assets are classified as held for sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to plan to sell the assets. These held-for-sale assets were valued on an orderly liquidation basis, which the Company concluded approximates fair value less any costs to sell.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

13. Assets Held for Sale  – (continued)

Assets held for sale consisted of the following (in thousands of dollars):

	December 31,
	2009	2008
Land	$7,171	$5,575
Buildings	18,941	16,022
Machinery and equipment	—	1,930
Total	$26,112	$23,527
Number of facilities	11	9

During 2009, five Company facilities were added to assets held for sale, two Company facilities were sold and one Company facility was removed from assets held for sale and placed back into operation at year end in order to facilitate increased distribution and logistical operations. Surplus machinery and equipment were also sold. During 2008, eight Company facilities were added to assets held for sale and two Company facilities were sold, along with surplus machinery and equipment. During 2007, one Company facility was added to assets held for sale, one Company facility was removed from assets held for sale and three Company assets were sold, along with surplus machinery and equipment.

Gain (loss) on sale of assets held for sale is included in other income. See Note 6. Other Income, Net

14. Discontinued Operations

On October 18, 2007, based on a comprehensive evaluation of the long-term growth prospects of the Company’s retail outlet stores and their on-going value to the business, the Company entered into an agreement with a third party to sell the inventory at all of its 30 retail outlet stores. Given the Company’s operational transition of moving most of its manufacturing to outside of the U.S., the stores’ function as an outlet for off-quality and overstocked production became less strategically important. The Company has reported the retail outlet stores business as discontinued operations in the consolidated statement of operations for all years presented.

A summary of the assets and liabilities to be disposed of and yet to be settled at December 31, 2009 and 2008, respectively, is as follows (in thousands of dollars):

	December 31,
	2009	2008
Land and buildings, net	$1,443	$1,495
Liabilities of discontinued operations	$1,794	$3,144

Liabilities of discontinued operations relate primarily to termination of lease obligations.

A summary of the results of the Company’s discontinued operations is as follows (in thousands of dollars):

	Year Ended December 31,
	2009	2008	2007
Revenues	$—	$—	$47,398
Operating loss from discontinued operations	$(2)	$(1,136)	$(6,934)
Gain (loss) on sale of business	—	411	(14,169)
Loss from discontinued operations	$(2)	$(725)	$(21,103)

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

15. Joint Venture

On September 28, 2006, WPH entered into a joint venture with Indus Dyeing & Manufacturing Co., Limited for production of towels in Pakistan. The joint venture, known as Indus Home, Ltd. (“IHL”), acquired and has expanded an existing modern Indus facility outside Lahore, Pakistan. IHL operates a vertical towel production facility, including yarn preparation, weaving, finishing and fabrication.

WPH has a 50% interest in IHL, which is being accounted for under the equity method. For 2009, WPH recognized pretax equity income of $2.8 million, for 2008 pretax equity loss of $(0.2) million and for 2007 pretax equity income of $0.7 million, which represent WPH’s proportionate share of IHL’s results. WPH’s net investment in IHL was $12.4 million and $13.1 million at December 31, 2009 and 2008, respectively. The Company records its 50% equity interest in the net earnings of IHL on a one-month lag basis.

The IHL unaudited condensed balance sheets as of November 30, 2009 and 2008 are as follows (in thousands of dollars):

	November 30,
	2009	2008
Inventories, net	$18,911	$12,380
Property, plant and equipment, net	34,956	39,635
Other current assets	7,911	3,920
Other noncurrent assets	44	1
Total assets	$61,822	$55,936
Loans	$32,247	$32,221
Other current liabilities	4,581	3,597
Other noncurrent liabilities	345	172
Equity	24,649	19,946
Total liabilities and equity	$61,822	$55,936

IHL unaudited condensed income statement for the years ended November 30, 2009, 2008 and 2007 is as follows (in thousands of dollars):

	Year Ended November 30,
	2009	2008	2007
Net sales	$62,022	$43,467	$29,259
Gross profit	$11,310	$5,086	$3,725
Operating earnings	$9,300	$2,371	$2,783
Net income (loss)	$5,668	$(378)	$1,395

IHL has a June 30th fiscal year-end date. For the unaudited 12-month periods ended November 30, 2009, 2008 and 2007, approximately 96.0%, 99.3% and 98.6% of IHL’s revenues of $62.0 million, $43.5 and $29.3 million, respectively, were derived from sales to the Company. At December 31, 2009 and 2008, the Company had payables to IHL of approximately $1.1 million and $1.5 million, respectively.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

16. Quarterly Financial Data (Unaudited)

	Quarter
	First	Second	Third	Fourth
(In millions of dollars, except per share data)
Year ended December 31, 2009
Net sales	$84,132	$85,858	$93,815	$105,402
Gross earnings	4,748	8,719	8,692	9,622
Net loss from continuing operations(1)	(20,556)	(14,427)	(15,528)	(9,838)
Net (loss) gain from discontinued operations	(99)	(120)	(37)	254
Net loss	(20,655)	(14,547)	(15,565)	(9,584)
Net loss from continuing operations	(20,556)	(14,427)	(15,528)	(9,838)
Less: preferred stock dividends-in-kind	(2,437)	(2,464)	(2,492)	(2,520)
Loss from continuing operations attributable to common stockholders	(22,993)	(16,891)	(18,020)	(12,358)
Basic and diluted net loss per common share:
From continuing operations	$(1.18)	$(0.87)	$(0.92)	$(0.63)
From discontinued operations	(0.00)	(0.01)	(0.00)	0.01
Total	$(1.18)	$(0.88)	$(0.92)	$(0.62)
Basic and diluted weighted-average common shares outstanding	19,498	19,498	19,498	19,498

Year ended December 31, 2008
Net sales	$113,856	$96,018	$107,951	$106,685
Gross earnings	8,836	6,651	8,524	5,513
Net loss from continuing operations(1)	(23,864)	(24,021)	(12,103)	(28,540)
Net (loss) gain from discontinued operations	(167)	13	(80)	(491)
Net loss	(24,031)	(24,008)	(12,183)	(29,031)
Net loss from continuing operations	(23,864)	(24,021)	(12,103)	(28,540)
Less: preferred stock dividends-in-kind	(2,330)	(2,356)	(2,383)	(2,410)
Loss from continuing operations attributable to common stockholders	(26,194)	(26,377)	(14,486)	(30,950)
Basic and diluted net loss per common share:
From continuing operations	$(1.34)	$(1.35)	$(0.74)	$(1.59)
From discontinued operations	(0.01)	0.00	(0.01)	(0.02)
Total	$(1.35)	$(1.35)	$(0.75)	$(1.61)
Basic and diluted weighted-average common shares outstanding	19,498	19,498	19,498	19,498

(1)	Net loss from continuing operations for the first, second, third and fourth quarter of 2009 include restructuring charges of $3.9 million, $6.0 million, $3.4 million and $5.4 million, respectively, and long-lived asset impairment charges of $3.4 million, zero, $1.3 million and zero, respectively. Net loss from continuing operations for the third and fourth quarters of 2009 also included intangible impairment charges of $4.7 million and $0.3 million, respectively. Net loss from continuing operations for the first, second, third and fourth quarter of 2008 include restructuring charges of $6.6 million, $5.5 million,

WestPoint International, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

16. Quarterly Financial Data (Unaudited)  – (continued)

$4.5 million and $8.3 million, respectively, and long-lived asset impairment charges of zero, $1.6 million, $3.7 million, and $1.9 million, respectively. Net loss from continuing operations for the fourth quarter of 2008 also included $5.7 million of intangible asset impairment charges.

17. Subsequent Events

Preferred Stock Dividends

On January 1, 2011, the Company declared as dividends approximately 26,650 shares of Series A preferred stock. Through January 2011, the Company has recorded approximately 395,540 shares of Series A Preferred Stock as dividends.

Delaware Proceedings

See Note 9. Commitments and Contingencies. On January 31, 2011, the plaintiffs filed their opening brief on the appeal. Plaintiffs argue that the Chancery Court erred in vacating its earlier granting of summary judgment in plaintiffs’ favor on a claim for breach of contract that had been asserted in the second amended complaint and in dismissing plaintiffs’ amended claim for breach of contract asserted in the modified third amended complaint. Both of the contract claims seek an unspecified amount of damages based on WPI’s not having proceeded with the registration of its securities. Plaintiffs also argue that the Chancery Court should not have dismissed claims for breach of fiduciary duty, asserted against officers, directors, and shareholders of WPI (but not against WPI itself), also based on not having proceeded with registration. The brief of WPI and other appellees is due March 2, 2011.

Plant Closure

On January 31, 2011, WPI announced its intent to close its Greenville, Alabama manufacturing facility.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WESTPOINT INTERNATIONAL, INC.
AND SUBSIDIARIES

September 30, 2010 (unaudited) and December 31, 2009

WestPoint International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,614	$81,238
Restricted cash	14	14
Accounts receivable, net	85,888	74,299
Inventories, net	139,612	114,443
Assets held for sale	22,293	26,112
Deferred income taxes, net	—	434
Prepaid expenses and other current assets	8,467	7,721
Total current assets	278,888	304,261
Property, plant and equipment, net	131,577	141,767
Other assets:
Deferred income taxes, net	332	—
Intangible assets	7,580	7,580
Deferred financing fees, net	333	708
Investment in joint venture	13,171	12,354
Total other assets	21,416	20,642
Total assets	$431,881	$466,670

The accompanying notes are an integral part of these condensed consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accrued interest payable	$50	$52
Accounts payable	34,004	20,533
Accrued employee compensation	1,206	2,655
Accrued customer incentives	7,154	9,705
Liabilities of discontinued operations	1,040	1,794
Deferred income taxes, net	318	—
Other accrued liabilities	13,731	15,323
Total current liabilities	57,503	50,062
Noncurrent liabilities:
Deferred income taxes, net	—	420
Other liabilities	2,609	2,490
Total noncurrent liabilities	2,609	2,910
Total liabilities	60,112	52,972
Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock and capital in excess of par value:
Common stock, $0.01 par value, 200,000,000 shares authorized; 19,498,389 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	195	195
Capital in excess of common stock par value	887,577	887,577
Preferred stock and capital in excess of par value:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 2,342,536 and 2,265,221 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively (Note 6)	23	23
Capital in excess of preferred stock par value	234,230	226,499
Accumulated deficit	(654,208)	(604,879)
Accumulated other comprehensive loss	(3,929)	(3,598)
Common stock subscription rights receivables	(92,119)	(92,119)
Total stockholders’ equity	371,769	413,698
Total liabilities and stockholders’ equity	$431,881	$466,670

The accompanying notes are an integral part of these condensed consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended September 30,
	2010	2009
	(unaudited)
Net sales	$306,468	$263,805
Costs of good sold	281,870	241,646
Gross earnings	24,598	22,159
Selling, general and administrative expenses	55,103	54,563
Restructuring charges	6,716	13,361
Long-lived asset impairment charges	5,425	4,752
Intangible asset impairment charges	—	4,660
Interest expense	932	1,047
Interest income	16	129
Equity in net earnings of joint venture	1,139	1,800
Other income, net	1,138	4,087
Loss from continuing operations before income tax expense	(41,285)	(50,208)
Income tax expense	200	303
Loss from continuing operations	(41,485)	(50,511)
Loss from discontinued operations, net of tax	(113)	(256)
Net loss	$(41,598)	$(50,767)
Less: preferred stock dividends-in-kind	$(7,731)	$(7,393)
Loss attributable to common stockholders	$(49,329)	$(58,160)
Basic and diluted net loss per common share:
From continuing operations	$(2.52)	$(2.97)
From discontinued operations	(0.01)	(0.01)
Total	$(2.53)	$(2.98)
Basic and diluted weighted-average common shares outstanding	19,498	19,498

The accompanying notes are an integral part of these condensed consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(In thousands) (Unaudited)

	Common Shares	Common Stock Par Value	Common Stock Capital in Excess of Par Value	Preferred Shares	Preferred Stock Par Value	Preferred Stock Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Common Stock Subscription Rights Receivables	Stockholders’ Equity
Balance, December 31, 2009	19,498	$195	$887,577	2,265	$23	$226,499	$(604,879)	$(3,598)	$(92,119)	$413,698
Comprehensive loss:
Net loss	—	—	—	—	—	—	(41,598)	—	—	(41,598)
Foreign currency translation	—	—	—	—	—	—		(331)	—	(331)
Comprehensive loss										(41,929)
Preferred stock dividends-in-kind	—	—	—	77	—	7,731	(7,731)	—	—	—
Balance, September 30, 2010	19,498	$195	$887,577	2,342	$23	$234,230	$(654,208)	$(3,929)	$(92,119)	$371,769

The accompanying notes are an integral part of these condensed consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net loss	$(41,598)	$(50,767)
Less loss from discontinued operations, net of tax	(113)	(256)
Loss from continuing operations	(41,485)	(50,511)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation	7,900	7,566
Amortization	375	374
Loss (gain) on sale of fixed assets	308	(2,740)
Long-lived asset impairment charges	5,425	4,752
Intangible asset impairment charges	—	4,660
Changes in working capital	(29,657)	(10,149)
Other, net	(1,216)	(1,724)
Total adjustments	(16,865)	2,739
Net cash used in operating activities from continuing operations	(58,350)	(47,772)
Loss from discontinued operations	(113)	(256)
Other, net	(754)	(811)
Net cash used in discontinued operations	(867)	(1,067)
Net cash used in operating activities	(59,217)	(48,839)
Cash flows from investing activities:
Capital expenditures	(1,548)	(1,423)
Changes in restricted cash	—	603
Net proceeds from sale of assets	2,141	4,400
Net cash provided by investing activities from continuing operations	593	3,580
Net decrease in cash and cash equivalents	(58,624)	(45,259)
Cash and cash equivalents at beginning of period	81,238	131,257
Cash and cash equivalents at end of period	$22,614	$85,998
Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$452	$553
Income taxes, net of refunds	$21	$12
Non-cash financing items:
Preferred stock dividends-in-kind	$7,731	$7,393

The accompanying notes are an integral part of these condensed consolidated financial statements.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Description of Business and Basis of Presentation

Business

WestPoint International, Inc. and its subsidiaries (the “Company” or “WPI”) are engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. The Company conducts its operations exclusively in the consumer home fashions industry and recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, the Company receives a small portion of its revenues through the licensing of its trademarks.

On August 8, 2005, WPI completed the acquisition of substantially all of the assets of WestPoint Stevens Inc. (“WPS”). The acquisition was completed pursuant to an asset purchase agreement dated June 23, 2005, which was subsequently approved by the U.S. Bankruptcy Court. See Note 7. Commitments and Contingencies.

WestPoint International, Inc. was incorporated in Delaware on February 25, 2005 as WS Textile Co., Inc. In July 2005, we amended our Certificate of Incorporation to change our name to WestPoint International, Inc. WestPoint International, Inc. was a wholly-owned subsidiary of Textile Holding LLC (“Textile Holding”) through August 8, 2005. Textile Holding is a wholly-owned subsidiary of Icahn Enterprises Holding L.P. (“IEH”). Icahn Enterprises L.P. (“IEP”) owns a 99% limited partnership interest in IEH. As of September 30, 2010, affiliates of Carl C. Icahn beneficially owned an aggregate of approximately 92.6% of the outstanding depositary units representing IEP limited partner interests. Icahn Enterprises G.P. Inc. (“IGP”) owns a 1% general partner interest in IEH. IGP is a wholly owned subsidiary of Beckton Corp. All of the outstanding capital stock of Beckton Corp. is owned by Mr. Icahn.

Principles of Consolidation

The consolidated financial statements include the accounts of WPI and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s investment in Indus Home Limited (“IHL”) of 50% is accounted for under the equity method. Under the equity method of accounting, an Investee company’s accounts are not reflected within the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations; however, the Company’s share of the earnings or losses of the Investee company is reflected in the caption “Equity in net earnings of joint venture company” in the Company’s Condensed Consolidated Statements of Operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Investment in joint venture” in the Company’s Condensed Consolidated Balance Sheets.

Discontinued Operations

Until October 2007, the Company sold its and other manufacturers’ products through 30 retail outlet stores. Based on a comprehensive evaluation of the long-term growth prospects for the Company’s retail outlet stores and their on-going value to the business, on October 18, 2007, the Company decided to close its retail outlet stores and entered into an agreement with a third party to sell the inventory at all of its 30 retail outlet stores. The operations of the retail stores business and related closure charges and impairments (including lease terminations) are included in the results from discontinued operations in the consolidated statement of operations for all periods presented.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Description of Business and Basis of Presentation  – (continued)

Liquidity and Capital Resources

At September 30, 2010, the Company had $22.6 million of cash and cash equivalents. For the nine months ended September 30, 2010, the Company had net cash used in operating activities of $59.2 million. Capital expenditures were $1.5 million for the nine months ended September 30, 2010. There were no borrowings under the WestPoint Home revolving credit agreement as of September 30, 2010, but there were outstanding letters of credit of $9.8 million. Based upon the eligibility and reserve calculations within the revolving credit agreement, the Company had unused borrowing availability of $62.8 million at September 30, 2010. Through a combination of existing cash on hand and its borrowing availability (together, an aggregate of $85.4 million as of September 30, 2010), the Company believes that it has adequate capital resources and liquidity to meet its anticipated requirements to continued its operational restructuring initiatives and for working capital and capital spending through the next twelve months. However, if the Company is unable to extend the credit facility, obtain a replacement facility or obtain other financing, it may not have financing to fund its working capital needs and capital spending needs through the next twelve months. As the WestPoint Home revolving credit agreement expires on June 15, 2011, we are actively exploring our financing options which might include but are not limited to extending the loan and security agreement, refinancing or obtaining alternative financing arrangements.

2. Summary of Significant Accounting Policies

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. The Company seeks to mitigate concentration risk related to these financial institutions by periodically monitoring their credit worthiness. Substantially all of the Company’s receivables are from companies operating in the retail industry. The Company performs periodic credit evaluations of its customers’ credit worthiness and generally does not require collateral. The four and six largest customer accounts receivable balances amounted to approximately 45% and 72% of net trade accounts receivable at September 30, 2010 and December 31, 2009, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. These investments are carried at cost, which approximates market value, and may at times exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. Accounts at each domestic institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. On September 30, 2010, of its total cash and cash equivalents of $22.6 million, the Company had approximately $18.9 million invested in United States Treasury funds and approximately $2.6 million of cash balances maintained with foreign financial institutions, which are not covered by deposit insurance. On December 31, 2009, of its total cash and cash equivalents of $81.2 million, the Company had approximately $77.0 million invested in United States Treasury funds, and $2.9 million of cash balances maintained with foreign financial institutions, which are not covered by deposit insurance.

Restricted Cash

At September 30, 2010 and at December 31, 2009, restricted cash represents minimum balances in certain foreign jurisdictions.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Inventories

Inventory costs include material, labor and factory overhead. The Company’s inventories are valued using the first-in, first-out (“FIFO”) method and are stated at the lower of cost or market (net realizable value). A portion of the Company’s inventories serves as collateral under the Company’s senior secured revolving credit facility.

Inventories consisted of the following (in thousands of dollars):

	September 30, 2010	December 31, 2009
Finished goods	$83,830	$76,980
Work in process	41,639	26,633
Raw materials and supplies	14,143	10,830
	$139,612	$114,443

Property, Plant and Equipment

Depreciation expense was $7.9 million and $7.6 million for the nine months ended September 30, 2010 and 2009, respectively. Depreciation expense included in cost of goods sold was $5.6 million and $4.9 million for the nine months ended September 30, 2010 and 2009, respectively. At September 30, 2010, the carrying value of property of non-operating plants was $2.1 million and did not yet meet the criteria for classification as assets held for sale.

Fair Value Measurements

The Company’s non-financial assets measured at fair value include intangible assets and long-lived assets written down to fair value. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows, a market approach, and/or appraisals (which utilize Level 3 inputs). In addition, these assets are subject to impairment testing as discussed below.

Intangible Assets

Intangible assets relate to certain Company trademarks and related license agreements. In accordance with US GAAP, indefinite-lived intangible assets are not amortized, but are subject to impairment testing annually or whenever indicators of impairment are present. The Company assesses intangible assets with indefinite lives for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying amount. The Company has not yet completed its annual test for 2010. The Company measures fair value for purposes of testing its trademarks for impairment using the relief from royalty method (a discounted earnings methodology). Significant assumptions inherent in the relief from royalty methodology employed include estimates of marketplace royalty rates, expected future licensing income and discount rates. The Company considers a number of factors in determining the relevant variables for this calculation, including royalty rates and discount rates that are based on an assessment of the risk inherent of such assets. The principal reasons giving rise to the impairment are reduced future expected earnings resulting from challenges in the outlook of the market environment. The Company recorded intangible asset impairment charges of zero and $4.7 million for the nine months ended September 30, 2010 and 2009, respectively.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the recoverability of its long-lived assets by comparing estimated future undiscounted cash flows with the asset’s carrying amount to determine if impairment exists. Impairment, if any, is then measured by comparing carrying value to market value or is estimated based on discounted cash flow analyses. Long-lived asset impairment charges of $5.4 million and $4.8 million were recorded by the Company for the nine months ended September 30, 2010 and 2009, respectively, related to the closure of certain domestic facilities. See Note 8. Restructuring Charges.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $1.3 million and $1.2 million for the nine months ended September 30, 2010 and 2009, respectively.

Fair Value of Financial Instruments

The carrying amounts for cash, restricted cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value due to the short term nature of these accounts.

Royalty Expense

Some of the Company’s products are manufactured and sold pursuant to licensing agreements under designer and brand names. Royalty expense is either accrued based on sales of licensed products or accrued based on minimum royalty commitments, as appropriate, and is included in cost of goods sold. The Company’s royalty expense was $12.9 million and $13.0 million for the nine months ended September 30, 2010 and 2009, respectively.

Adoption of New Accounting Standards

In December 2009, the Financial Accounting Standards Board (“FASB”) issued amended standards for determining whether an equity investment is a Variable Interest Entity (“VIE”) and if so, whether to consolidate a VIE. This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing assessment of whether an enterprise is the primary beneficiary of such VIEs. This standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard did not impact the Company’s consolidated financial statements.

3. Indebtedness and Financial Arrangements

WestPoint Home Secured Revolving Senior Credit Agreement

On June 16, 2006, WestPoint Home, Inc. (“WPH”), an indirect wholly owned subsidiary of the Company, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75.0 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WPH, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WPH pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WPH’s receivables, inventory and certain machinery and equipment.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3. Indebtedness and Financial Arrangements  – (continued)

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WPH is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold. As of September 30, 2010 and at December 31, 2009, the Company was in compliance with these covenants.

As of September 30, 2010 and at December 31, 2009, there were no borrowings under the agreement, but there were outstanding letters of credit of $9.8 million and $10.7 million, respectively. Based upon the eligibility and reserve calculations, within the agreement, the Company had unused borrowing availability of approximately $62.8 million and $45.8 million at September 30, 2010 and at December 31, 2009, respectively.

As this agreement expires on June 15, 2011, the Company is actively exploring its financing options which might include but are not limited to extending the loan and security agreement, refinancing or obtaining alternate financing arrangements.

4. Employee Benefit Plans

Employee Savings Plan

The Company sponsors a defined contribution employee savings plan covering eligible employees who elect to participate in the plan. Participants’ contributions to this plan are based on a percentage of employee compensation or employee contributions.

The Company matches certain amounts of employee contributions. The Company recorded $0.4 million and zero, respectively, of expense in connection with the plan in for the nine months ended September 30, 2010 and 2009, respectively.

Management Incentive and Retention Plan

The Company’s Management Incentive and Retention Plan (“MIRP”) offered retention incentives to certain current and previous employees. The Company recorded $0.0 million and $0.8 million of expense in connection with the MIRP in for the nine months ended September 30, 2010 and 2009, respectively.

5. Other Income, Net

Other income consisted of the following (in thousands of dollars):

	Nine Months Ended September 30,
	2010	2009
Gain (loss) on sale of fixed assets	$(308)	$2,740
Royalty income	1,564	1,350
Other items – net	(118)	(3)
Total	$1,138	$4,087

6. Stockholders’ Equity

Preferred Stock

On December 20, 2006, the Company sold and IEP, acquired (1) 1,000,000 shares of Series A-1 preferred stock for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million and (2) 1,000,000 shares of Series A-2 preferred stock of the Company for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million. Each of the Series A-1 and Series A-2 preferred stock has a 4.50% annual dividend rate, which is paid quarterly. For the first two years after issuance, the dividends are to be paid in the form of additional preferred stock. Thereafter, if the dividends are not paid in cash, then the

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Stockholders’ Equity  – (continued)

Company is obligated to pay such dividends in additional preferred stock. As of September 30, 2010 there was in the aggregate 2,342,536 shares of Series A preferred stock issued and outstanding (including 342,536 of shares of Series A preferred stock issued as the dividends). Each of the Series A-1 and Series A-2 preferred stock is convertible into common shares of the Company at a rate of $10.50 per share, subject to certain anti-dilution provisions, provided, however, that under certain circumstances, $92.1 million of the Series A-2 preferred stock may be converted at a rate of $8.772 per share. In the event, after giving effect to any such conversion, there will be outstanding shares of Series A Preferred Stock with an aggregate stated value of less than $75.0 million, then no holder of Series A Preferred Stock shall be entitled to convert shares of Series A Preferred Stock unless and until certain conditions related to removal of certain directors appointed by Series A Preferred Stock holder(s) are satisfied. In addition, the Company may cause the conversion of all Series A-1 preferred stock if the stated value of the outstanding shares of A-1 preferred stock is less than $25 million, and may cause the conversion of all Series A-2 preferred stock if the stated value of the outstanding shares of A-2 preferred stock is less than $25 million. Preferred stock transactions are limited by certain legal matters discussed below in Preferred Stock Dividends and in Note 7. Commitments and Contingencies.

The holders of the Company’s preferred stock, in accordance with its terms, have the right to elect six of the ten directors of the Company’s board of directors.

Series A preferred stock, with respect to dividend rights, rights on redemption and rights on liquidation, winding up or dissolution, ranks: a) senior to all common stock and to each other class of capital stock of the Company, b) on a parity with any class of capital stock, the terms of which expressly provide that it ranks on a parity with the Series A preferred stock as to dividend rights, rights on redemption, liquidation, winding up and dissolution, and c) junior to any class of stock, the terms of which expressly provide that it ranks senior to the Series A preferred stock as to the items mentioned in (b) above. . Furthermore, Series A-2 preferred stock, valued at their purchase price plus accrued and unpaid dividends, can be exchanged, in lieu of cash, to purchase shares of common stock pursuant to the subscription rights described below.

In the event of any liquidation, dissolution or winding up of the Company the holders of the Series A preferred stock shall be entitled to be paid out of the assets of the Company an amount in cash for each outstanding share of the preferred stock equal to the sum of the stated value of the preferred stock and all accrued but unpaid dividends, prior to any payments being made to any junior stockholders. Upon and after liquidation, dissolution or winding up of the Company, unless and until the holder of each share of Series A preferred stock receives payment in full of the full amount of the liquidation preference to which such holder is entitled, the Company shall not redeem, repurchase, or otherwise acquire for value, or declare or pay any dividend or other distribution on or respect to, any shares of any class or series of junior stock.

Preferred Stock Dividends

We are required to pay quarterly dividends to the holders of Series A Preferred Stock in the amount of $1.125 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock. Dividends on each share of Series A Preferred Stock are cumulative and will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Dividends on each share of Series A Preferred Stock are payable in arrears on the 1st day of January, April, July and October in each year, or the first business day thereafter. We may pay these dividends either in cash or by issuing additional shares of Series A Preferred Stock with an aggregate value equal to the amount of such dividends. For this purpose, any additional shares of Series A Preferred Stock will have a stated value of $100 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Stockholders’ Equity  – (continued)

Series A Preferred Stock. The Company had recorded in dividends approximately 77,315 shares and 73,931 shares of Series A preferred stock for the nine months ended September 30, 2010 and 2009, respectively.

Subscription Rights

Pursuant to the terms of the asset purchase agreement and sale order, the Company purchased substantially all of the assets of WPS in consideration of cash sufficient to enable WPS to pay its outstanding debtor-in-possession loans, the assumption of certain working capital and administrative liabilities, the satisfaction of certain other secured claims, and the payment of up to $3 million for wind-down costs. The asset purchase agreement provided for a cash investment of $187 million by IEP, for 5,250,000 shares of WPI common stock, and also provided for the distribution of common stock and subscription rights directly to first lien lenders and second lien lenders. IEP was obligated to, and did, exercise the first lien subscription rights it received at closing for an additional payment of $32.9 million. The subscription rights are exercisable for a period of 30 days following the effective date of a registration statement and have an exercise price of $8.772 per share, for a total of $125 million (less the $32.9 million previously paid by IEP). IEP has agreed to subscribe to its portion of the subscription rights, and has further agreed to subscribe for any unexercised rights. See Note 7. Commitments and Contingencies.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted entirely of foreign currency translation adjustments, primarily related to our investment in joint venture (see Note 12, Joint Venture), at September 30, 2010 and at December 31, 2009.

Loss per Common Share

Basic and diluted earnings (loss) per share are based on net income (loss) after deducting the preferred stock dividends in kind divided by the weighted average number of common shares outstanding. The Company does not have any dilutive shares outstanding. The calculations of basic and diluted loss per common share for the nine months ended September 30, 2010 and 2009 were as follows:

	Nine Months Ended September 30,
	2010	2009
Net loss from continuing operations	$(41,485)	$(50,511)
Net loss from discontinued operations	(113)	(256)
Net loss	(41,598)	(50,767)
Net loss from continuing operations	(41,485)	(50,511)
Less preferred stock dividends-in-kind	(7,731)	(7,393)
Loss from continuing operations attributable to common stockholders	$(49,216)	$(57,904)
Basic and diluted loss per common share:
From continuing operations	$(2.52)	$(2.97)
From discontinued operations	(0.01)	(0.01)
Total	$(2.53)	$(2.98)
Basic and diluted weighted-average Common shares outstanding	19,498	19,498

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. Commitments and Contingencies

Bankruptcy Court Proceedings

We were defendants in two significant lawsuits. IEP had acquired ownership of a majority of the Common Stock through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, we acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that could have reduced IEP’s ownership of our stock below 50%. In its March 26, 2010 decision, the Second Circuit held that IEP is entitled to own a majority of our common stock, and thus have control of us. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that IEP’s percentage ownership of the common stock will be at least 50.5%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling, and the District Court has done so. The Bankruptcy Court entered an Order on December 6, 2010 implementing the Second Circuit’s decision.

Under the terms of an Asset Purchase Agreement approved by the United States Bankruptcy Court for the Southern District of New York in the bankruptcy case of WestPoint Stevens Inc. and certain of its subsidiaries, we issued to first lien creditors of WestPoint Stevens Inc. shares of our Common Stock, $0.01 par value, and subscription rights to purchase shares of our Common Stock for an exercise price of $8.772 per share. Under the registration rights agreement entered into in connection with the closing of the Asset Purchase Agreement, we are required to register for resale our Common Stock and subscription rights that we issued to lien holders of WestPoint Stevens Inc., as well as the Common Stock issued upon exercise of the subscription rights by the lien holders of WestPoint Stevens Inc., who comply with the procedures specified in the registration rights agreement. The Asset Purchase Agreement also provided for us to issue 4,876,357 subscription rights to second lien creditors of WestPoint Stevens Inc.; however, those subscription rights were held in escrow pending resolution of objections by certain first lien creditors. Pursuant to an order of the Bankruptcy Court entered on December 6, 2010, those subscription rights were delivered in part to the first lien creditors and in part to the second lien creditors.

The original Sale Order as subsequently approved by the Bankruptcy Court required a subscription right offering which, upon completion of such offering, IEP and its affiliates will beneficially own between 13,197,193 and 23,698,806 shares of our Common Stock, which we expect will represent between 50.5% and 79% of our outstanding Common Stock, depending upon the extent to which the other holders of subscription rights exercise their subscription rights.

Delaware Proceedings

There was also a proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. The plaintiffs in the Delaware case amended their complaint in light of the Second Circuit’s decision. The plaintiffs pled new claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against IEP, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on the Company’s not having proceeded with a Registration Statement. Plaintiffs amended their contractual claim against the Company relating to the Registration Statement to allege that because the Company did not proceed with the Registration Statement, plaintiffs were unable to sell their securities in the Company, and to seek to recover the diminution in the value of those securities. Plaintiffs have retained their claim for unjust enrichment against all defendants, including the Company, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on claims that defendants were beneficiaries of a stay order improperly entered by the bankruptcy court. On November 3, 2010, the Chancery Court dismissed the complaint in its entirety. On December 16, 2010, the plaintiffs filed a Notice of Appeal to the Delaware Supreme Court. At this time, the precise grounds for the appeal are not known. See Note 14. Subsequent Events.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. Commitments and Contingencies  – (continued)

Ongoing legal costs associated with the proceedings noted above are accrued as incurred.

Other

The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations there under. Certain of the Company’s facilities (including certain facilities no longer owned or utilized by the Company) have been cited or are being investigated with respect to alleged violations of such laws and regulations. The Company is cooperating fully with relevant parties and authorities in all such matters. The Company believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters.

The Company also is insured with respect to certain of such matters. The Company’s operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace. Although the Company does not expect that compliance with any of such laws and regulations will adversely affect the Company’s operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

The Company is involved in various other legal proceedings, both as plaintiff and as defendant, which are normal to its business. It is the opinion of management that the aforementioned actions and claims, if determined adversely to the Company, will not have a material adverse effect on the financial condition or operations of the Company taken as a whole.

8. Restructuring Charges

The Company’s board of directors, as part of the development of revised business plans, approved restructuring initiatives to increase asset utilization, lower manufacturing costs and increase cash flow and profitability. Charges for the restructuring initiatives are recorded in accordance with US GAAP standards as they relate to accounting for costs associated with exit or disposal activities, employers’ accounting for postemployment benefits, and accounting for the Impairment or disposal of long-lived assets.

In 2009, the Company announced the closure of three of its domestic manufacturing facilities: Biddeford, ME; Elkin, NC and Chipley, FL. At September 30, 2010, the Company’s Chipley, FL facility was still in operation and the decision has now been made to keep that facility open.

As a result of the Company’s restructuring initiatives, since August 8, 2005, the Company has terminated and agreed to pay severance (including continuing termination benefits) to approximately 6,700 employees.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Restructuring Charges  – (continued)

The following is a summary of the restructuring activity in the related reserves (in thousands of dollars):

	Employee Termination Benefits	Other Exit Costs	Total Restructuring Charges
Balance at January 1, 2009	$417	$—	$417
2009 restructuring charges:
Nine months ended September 30, 2009	3,698	9,663	13,361
Three months ended December 31, 2009	220	5,175	5,395
2009 restructuring charges	3,918	14,838	18,756
Cash payments	(3,037)	(14,838)	(17,875)
Balance at December 31, 2009	$1,298	$—	$1,298
2010 restructuring charges
Nine months ended September 30, 2010	61	6,655	6,716
Cash payments	(944)	(6,655)	(7,599)
Balance at September 30, 2010	$415	$—	$415

The cost of the manufacturing rationalization was reflected in restructuring charges, before taxes, of $6.7 million and $13.4 million, for the nine months ended September 30, 2010 and 2009, respectively. The restructuring charges for the nine months ended September 30, 2010 included $5.8 million for facility continuing costs, $0.4 million for transition expenses, $0.4 million for lease termination costs and $0.1 million of reserves to cover cash expenses related to severance and insurance benefits. The restructuring charges for the nine months ended September 30, 2009 included $7.7 million for facility continuing costs, $1.6 million for transition expenses, $0.4 million for lease termination costs and $3.7 million of reserves to cover cash expenses related to severance and insurance benefits.

Total cumulative restructuring charges from August 8, 2005 (acquisition date) through September 30, 2010 were $83.7 million.

The Company anticipates incurring restructuring costs during fiscal 2010 relating to the current restructuring plan of $10.8 million primarily related to continuing costs to its closed facilities, employee severance, benefits and related costs and transition expenses.

The liabilities above are included in other current liabilities.

9. Major Customer and Product Line Information

The Company’s consumer home fashions products are sold primarily to domestic catalogs, chain stores, mass merchants, department stores, specialty stores and warehouse clubs. Sales to four customers, as a percent of net sales, amounted to approximately 16%, 13%, 11% and 11% for the nine months ended September 30, 2010. Sales to two customers, as a percent of net sales, amounted to approximately 17% and 12% for the nine months ended September 30, 2009. The Company’s six largest customers accounted for approximately 62% and 57% of net sales for the nine months ended September 30, 2010 and September 30, 2009, respectively.

A portion of our sales is derived from licensed designer brands. The only licensed brand that contributed greater than 10% of our revenues for the nine month periods ended September 30, 2010 and September 30, 2009, was “Ralph Lauren,” which contributed $98.8 million (32.2%) and $80.0 million (30.3%), respectively, during such periods.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Major Customer and Product Line Information  – (continued)

Net sales of bed products, bath products and other sales consisted of the following (in thousands of dollars):

	Nine Months Ended September 30,
	2010	2009
Bed products	$219,996	$188,190
Bath products	86,472	75,615
Total net sales	$306,468	$263,805

The Company operates in one business segment, the consumer home fashion business, as the Company has the same global supply chain management, distribution centers, sales force and customers for its bedding and bath products.

As of September 30, 2010, approximately $162.9 million of WPI’s assets were located outside of the United States, primarily in Bahrain. Bahrain has net fixed assets of $104.5 million and net inventory of $31.5 million.

10. Assets Held for Sale

Certain assets are classified as held for sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to plan to sell the assets. These held-for-sale assets were valued on an orderly liquidation basis, which the Company concluded approximates fair value less any costs to sell.

Assets held for sale consisted of the following (in thousands of dollars):

	September 30, 2010	December 31, 2009
Land	$5,825	$7,171
Buildings	16,468	18,941
Total	$22,293	$26,112
Number of facilities	7	11

During the period ended September 30, 2010, two Company facilities were sold and two Company facilities were removed from assets held for sale. Surplus machinery and equipment were also sold. During the period ended December 31, 2009, five Company facilities were added to assets held for sale, two Company facilities were sold, along with surplus machinery and equipment, and one Company facility was removed.

Gain (loss) on sale of assets held for sale is included in other income. See Note 5. Other Income, Net.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11. Discontinued Operations

On October 18, 2007, based on a comprehensive evaluation of the long-term growth prospects of the Company’s retail outlet stores and their on-going value to the business, the Company entered into an agreement with a third party to sell the inventory at all of its 30 retail outlet stores. Given the Company’s operational transition of moving most of its manufacturing to outside of the U.S., the stores’ function as an outlet for off-quality and overstocked production became less strategically important. The Company has reported the retail outlet stores business as discontinued operations in the consolidated statement of operations for all periods presented.

A summary of the assets and liabilities to be disposed of and yet to be settled at September 30, 2010 and December 31, 2009 respectively, is as follows (in thousands of dollars):

	September 30, 2010	December 31, 2009
Land and buildings, net	$1,443	$1,443
Liabilities of discontinued operations	$1,040	$1,794

Liabilities of discontinued operations relate primarily to termination of lease obligations.

A summary of the results of the Company’s discontinued operations is as follows (in thousands of dollars):

	Nine Months Ended September 30,
	2010	2009
Revenues	$—	$—
Operating loss from discontinued operations	$(113)	$(256)
Loss from discontinued operations	$(113)	$(256)

12. Joint Venture

On September 28, 2006, WPH finalized a joint venture with Indus Dyeing & Manufacturing Co., Limited for production of towels in Pakistan. The joint venture, known as Indus Home, Ltd. (“IHL”), acquired and has expanded an existing modern Indus facility outside Lahore, Pakistan. IHL operates a vertical towel production facility, including yarn preparation, weaving, finishing and fabrication.

WPH has a 50% interest in IHL, which is being accounted for under the equity method. For the nine months ended September 30, 2010 and 2009, WPH recognized pretax equity income of $1.1 million and $1.8 million, respectively, which represent WPH’s proportionate share of IHL’s results. WPH’s net investment in IHL was $13.2 million at September 30, 2010 and $12.4 million at December 31, 2009. The Company records its 50% equity interest in the net earnings of IHL on a one-month lag basis.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12. Joint Venture  – (continued)

The IHL unaudited condensed balance sheets as of August 31, 2010 and November 30, 2009 are as follows (in thousands of dollars):

	August 31, 2010	November 30, 2009
Assets
Inventories, net	$16,746	$18,911
Property, plant and equipment, net	35,404	34,956
Other current assets	3,110	7,911
Other noncurrent assets	43	44
Total assets	$55,303	$61,822
Liabilities and equity
Loans	$25,820	$32,247
Other current liabilities	2,728	4,581
Other noncurrent liabilities	471	345
Equity	26,284	24,649
Total liabilities and equity	$55,303	$61,822

The IHL unaudited condensed income statement for the nine months ended August 31, 2010 and 2009 is as follows (in thousands of dollars):

	Nine Months Ended August 31,
	2010	2009
Net Sales	$47,287	$39,228
Gross profit	$6,725	$7,485
Operating earnings	$4,734	$6,076
Net Income (Loss)	$2,278	$3,486

IHL has a June 30th fiscal year-end date. For the unaudited nine month periods ended August 31, 2010 and 2009, approximately 87% and 96% of IHL’s revenues of $47.3 million and $39.2 million, respectively, were derived from sales to the Company. At August 31, 2010 and at December 31, 2009, the Company had payables to IHL of approximately $0.4 million and $1.1 million, respectively.

WestPoint International, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13. Quarterly Financial Data (Unaudited)

	First	Quarter Second	Third
(In millions of dollars, except per share data)
Year ended December 31, 2010
Net sales	$83,038	$107,194	$116,236
Gross earnings	6,383	11,653	6,562
Net loss from continuing operations(1)	$(13,610)	$(8,577)	$(19,298)
Net loss from discontinued operations	(22)	(22)	(69)
Net loss	(13,632)	(8,599)	(19,367)
Net loss from continuing operations	(13,610)	(8,577)	(19,298)
Less: preferred stock dividends-in-kind	(2,548)	(2,577)	(2,606)
Loss from continuing operations attributable to common stockholders	$(16,158)	$(11,154)	$(21,904)
Basic and diluted net loss per common share
From continuing operations	$(0.83)	$(0.57)	$(1.12)
From discontinued operations	(0.00)	(0.00)	(0.01)
Total	$(0.83)	$(0.57)	$(1.13)
Basic and diluted weighted-average common shares outstanding	19,498	19,498	19,498

(1)	Net loss from continuing operations for the first, second and third quarters of 2010 include restructuring charges of $2.8 million, $2.5 million and $1.4 million, respectively, and long-lived asset impairment charges of $0.5 million, $0.2 million and $4.7 million, respectively.

14. Subsequent Events

Preferred Stock Dividends

As of December 31, 2010, the previously accrued preferred shares were issued. On January 1, 2011, the Company declared as dividends approximately 26,650 shares of Series A preferred stock. Through January 2011, the Company has recorded approximately 395,540 shares of Series A Preferred Stock as dividends.

Delaware Proceedings

See Note 7. Commitments and Contingencies. On January 31, 2011, the plaintiffs filed their opening brief on the appeal. Plaintiffs argue that the Chancery Court erred in vacating its earlier granting of summary judgment in plaintiffs’ favor on a claim for breach of contract that had been asserted in the second amended complaint and in dismissing plaintiffs’ amended claim for breach of contract asserted in the modified third amended complaint. Both of the contract claims seek an unspecified amount of damages based on WPI’s not having proceeded with the registration of its securities. Plaintiffs also argue that the Chancery Court should not have dismissed claims for breach of fiduciary duty, asserted against officers, directors, and shareholders of WPI (but not against WPI itself), also based on not having proceeded with registration. The brief of WPI and other appellees is due March 2, 2011.

Plant Closure

On January 31, 2011, WPI announced its intent to close its Greenville, Alabama manufacturing facility.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant. All such expenses, except for the fees of the SEC, are estimated.

Securities and Exchange Commission registration fee		$10,105.85
Rights agent’s fees and expenses	$	*
Printing and engraving expenses	$	*
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Transfer agent’s fees and expenses	$	*
Blue sky expenses and fees	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

For information regarding provisions under which any of our directors or officers may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Section 145 of the Delaware General Corporation Law, which provides in its entirety as follows:

“A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

See also Article Seventh of our Amended and Restated Certificate of Incorporation, and Article 7 of our By-Laws which obligate us to indemnify our directors, officers, employees and agents and in some instances are broader in scope than Section 145 of the Delaware General Corporation Law. Section 7.7 of Article 7 of our By-laws further permits us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of WestPoint International, Inc., or who is or was serving at the request of WestPoint International, Inc. as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not WestPoint International, Inc. would have the power to indemnify him against such liability under our By-laws. WestPoint International, Inc. has purchased directors’ and officers’ liability insurance.

Item 15. Recent Sales of Unregistered Securities

On December 20, 2006, the Company sold and Icahn Enterprises L.P. (“IE”) acquired (1) 1,000,000 shares of Series A-1 preferred stock for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million and (2) 1,000,000 shares of Series A-2 preferred stock of the Company for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million. The Company is required to pay quarterly dividends to the holders of Series A Preferred Stock in the amount of $1.125 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock. Dividends on each share of Series A Preferred Stock are cumulative and will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Dividends on each share of Series A Preferred Stock are payable in arrears on the 1st day of January, April, July and October in each year, or the first business day thereafter. The Company may pay these dividends either in cash or by issuing additional shares of Series A Preferred Stock with an aggregate value equal to the amount of such dividends. For this purpose, any additional shares of Series A Preferred Stock will have a stated value of $100 per share, subject to appropriate adjustment in the event of any subdivision or combination of the Series A Preferred Stock or other similar action having the same effect on the shares of Series A Preferred Stock. Through January 1, 2011, approximately 395,539.6 shares of Series A Preferred Stock have been issued as dividends of Series A Preferred Stock. The securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, solely to an accredited investor.

Item 16. Exhibits and Financial Statement Schedules

2.1	Asset Purchase Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co. Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Enterprises, Inc. (incorporated by reference to Exhibit 10.1 to American Real Estate Partners, L.P. Form 8-K (SEC File No. 1-9516), filed July 1, 2005).
3.1	Restated Certificate of Incorporation of WestPoint International, Inc., dated December 20, 2006.
3.2	Certificate of designations, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof of Westpoint International, Inc.
3.3	By-Laws of WestPoint International, Inc.
5.1	Opinion of Cozen O’Connor, regarding the legality of the shares of Common Stock being registered hereby.*
10.1	Equity Commitment Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., Textile Holding Real Estate Holdings Limited Partnership and ARETEX LLC (incorporated by reference to Exhibit 10.2 to American Real Estate Partners, L.P. Form 8-K (SEC File No. 1-9516), filed July 1, 2005).
10.2	Rights Offering Sponsor Agreement, dated June 23, 2005, by and between WS Textile Co., Inc. and American Real Estate Holdings Limited Partnership (incorporated by reference to Exhibit 10.3 to American Real Estate Partners, L.P. Form 8-K (SEC File No. 1-9516), filed July 1, 2005).
10.3	Registration Rights Agreement, dated August 8, 2005 by and among WestPoint International, Inc. (f/k/a WS Textile Co., Inc.) and the investors listed therein.
10.4	Form of Subscription Agreement.*
10.5	Form of Rights Certificate.*
10.6	Subscription and Standby Commitment Agreement, dated as of December 7, 2006, by and among WestPoint International, Inc. and American Real Estate Holdings Limited Partnership
10.7	Loan and Security Agreement among WestPoint Home, Inc., certain lenders and Bank of America, N.A., dated June 16, 2006
10.8	Joint Venture Agreement, dated as of March 19, 2006, by and between Westpoint Home, Inc., Westpoint Pakistan, Inc., and Indus Dyeing & Manufacturing Co., Limited.
10.9	Registration Rights Agreement, dated December 2006 by and among WestPoint International, Inc. and Icahn Enterprises Holdings L.P.
21.1	Subsidiaries of WestPoint International, Inc.
23.1	Consent of Grant Thornton LLP
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages of the registration statement)

*	To be provided by amendment.

Item 17. Undertakings.

(c) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell any of the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 10th day of February, 2011.

WestPoint International, Inc.
By: /s/ John A. Piazza Name: John A. Piazza Title: Chief Executive Officer, and President

POWER OF ATTORNEY

We, the undersigned, hereby severally and individually constitute and appoint Andrew R. Skobe and Yevgeny Fundler, and each of them, as true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement (including post-effective amendments), and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated:

Signature	Title	Date
/s/ John A. Piazza John A. Piazza	Director, Chief Executive Officer, and President (Principal Financial Officer)	February 10, 2011
/s/ Andrew R. Skobe Andrew R. Skobe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 10, 2011
/s/ Carl C. Icahn Carl C. Icahn	Chairman of the Board, Director	February 10, 2011
/s/ Harold First Harold First	Director	February 10, 2011
/s/ Vincent Intrieri Vincent Intrieri	Director	February 10, 2011
/s/ Edward Kittredge Edward Kittredge	Director	February 10, 2011
/s/ Robert Knauss Robert Knauss	Director	February 10, 2011
/s/ David S. Schechter David S. Schechter	Director	February 10, 2011
/s/ Hunter Gary Hunter Gary	Director	February 10, 2011
/s/ SungHwan Cho SungHwan Cho	Director	February 10, 2011

EXHIBIT INDEX

2.1	Asset Purchase Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co. Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Enterprises, Inc. (incorporated by reference to Exhibit 10.1 to American Real Estate Partners, L.P. Form 8-K (SEC File No. 1-9516), filed July 1, 2005).
3.1	Restated Certificate of Incorporation of WestPoint International, Inc., dated December 20, 2006.
3.2	Certificate of designations, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof of Westpoint International, Inc.
3.3	By-Laws of WestPoint International, Inc.
5.1	Opinion of Cozen O’Connor, regarding the legality of the shares of Common Stock being registered hereby.*
10.1	Equity Commitment Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., Textile Holding Real Estate Holdings Limited Partnership and ARETEX LLC (incorporated by reference to Exhibit 10.2 to American Real Estate Partners, L.P. Form 8-K (SEC File No. 1-9516), filed July 1, 2005).
10.2	Rights Offering Sponsor Agreement, dated June 23, 2005, by and between WS Textile Co., Inc. and American Real Estate Holdings Limited Partnership (incorporated by reference to Exhibit 10.3 to American Real Estate Partners, L.P. Form 8-K (SEC File No. 1-9516), filed July 1, 2005).
10.3	Registration Rights Agreement, dated August 8, 2005 by and among WestPoint International, Inc. (f/k/a WS Textile Co., Inc.) and the investors listed therein.
10.4	Form of Subscription Agreement.*
10.5	Form of Rights Certificate.*
10.6	Subscription and Standby Commitment Agreement, dated as of December 7, 2006, by and among WestPoint International, Inc. and American Real Estate Holdings Limited Partnership
10.7	Loan and Security Agreement among WestPoint Home, Inc., certain lenders and Bank of America, N.A., dated June 16, 2006
10.8	Joint Venture Agreement, dated as of March 19, 2006, by and between Westpoint Home, Inc., Westpoint Pakistan, Inc., and Indus Dyeing & Manufacturing Co., Limited.
10.9	Registration Rights Agreement, dated December 2006 by and among WestPoint International, Inc. and Icahn Enterprises Holdings L.P.
21.1	Subsidiaries of WestPoint International, Inc.
23.1	Consent of Grant Thornton LLP
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages of the registration statement)

*	To be provided by amendment.